Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

BPC PENCO CORPORATION,

KINDER MORGAN ENERGY PARTNERS, L.P.,

ONTARIO TEACHERS’ PENSION PLAN BOARD,

BLACKHAWK HOLDINGS TRUST,

2349466 (U.S.) GRANTOR TRUST,

EXPRESS US HOLDINGS LP,

EXPRESS HOLDINGS (CANADA) LIMITED PARTNERSHIP,

6048935 CANADA INC.,

and

SPECTRA ENERGY CORP

Dated as of December 10, 2012

i

v

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Termination Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Financial Statements Current Assets
Exhibit D	Financial Statements Current Liabilities
Exhibit E	FIRPTA Certificate
Exhibit F	Pension Transfer Agreement

SCHEDULES

Schedule A	Securities
Schedule B	Purchase Price Allocation
Schedule C	Agreed Valuation Principles

DISCLOSURE SCHEDULES

Borealis Disclosure Schedule

Borealis Trust Disclosure Schedule

Buyer Disclosure Schedule

Company Disclosure Schedule

Kinder Morgan Disclosure Schedule

Teachers’ Disclosure Schedule

Teachers’ Trust Disclosure Schedule

U.S. General Partner Disclosure Schedule

SECURITIES PURCHASE AGREEMENT, dated as of December 9, 2012, by and among BPC Penco Corporation, a Canadian corporation (“Borealis”), Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (“Kinder Morgan”), Ontario Teachers’ Pension Plan Board, an Ontario corporation (“Teachers’”), Blackhawk Holdings Trust, a Delaware trust (“Borealis Trust”), 2349466 (U.S.) Grantor Trust, a Delaware trust (“Teachers’ Trust” and, together with Borealis, Kinder Morgan, Teachers’ and Borealis Trust, the “Sellers” and each a “Seller”), Express US Holdings LP, a Delaware limited partnership (“Express US Holdings LP”), Express Holdings (Canada) Limited Partnership, a Manitoba limited partnership (“Express Holdings (Canada) LP”), 6048935 Canada Inc., a Canadian corporation (“U.S. General Partner”), and Spectra Energy Corp, a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, U.S. General Partner is the general partner of Express US Holdings LP (together with U.S. General Partner, “Express U.S.”), which, through its Subsidiaries, Express Pipeline LLC, a limited liability company organized under the laws of Delaware (“Express Pipeline LLC”), and Platte Pipe Line Company, a corporation organized under the laws of Delaware (“Platte Pipe Line Company”), owns (i) a crude oil pipeline running from the Canada-United States border to the Casper Terminal of the Platte Pipeline near Casper, Wyoming and (ii) a pipeline running from the Platte Casper Terminal to the refining and terminal complex located at Wood River, Illinois, as well as, in each case, certain pump stations, equipment and other such property incidental thereto (the “Express U.S. Pipeline System”);

WHEREAS, 1108437 Alberta Ltd., a corporation incorporated under the laws of Alberta (“Canada General Partner”), is the general partner of Express Holdings (Canada) LP (together with Canada General Partner, “Express Canada”) and sole stockholder of Express Pipeline Ltd., an amalgamated corporation organized under the Laws of Canada (“Express Pipeline Ltd.”), which together, through their Subsidiary, Express Pipeline Limited Partnership, a limited partnership organized under the laws of Alberta (“Express Pipeline LP”), own a crude oil pipeline running from Hardisty, Alberta to the Canada-United States border near Wildhorse, Alberta, as well as certain pump stations, equipment and other such property incidental thereto (the “Express Canada Pipeline System” and, together with the Express U.S. Pipeline System, the “Express Pipeline System”);

WHEREAS, Borealis or one of its Selling Affiliates owns certain of the Class A common shares and Class B non-voting common shares of Canada General Partner and certain of the partnership interests of Express Holdings (Canada) LP, as more particularly set forth under Borealis’s name on Schedule A hereto (the “Borealis Securities”);

WHEREAS, Kinder Morgan or one of its Selling Affiliates owns certain of the ordinary units and Unsecured Subordinated Debentures Series 2003-A due 2023 of Express US Holdings LP, certain of the Class A common shares of Canada General Partner and certain of the partnership interests of Express Holdings (Canada) LP, as more particularly set forth under Kinder Morgan’s name on Schedule A hereto (the “Kinder Morgan Securities”), and is the indirect beneficiary of 100 voting cumulative preferred shares of 3071978 Nova Scotia Company (the “3071978 Voting Preferred Shares”), a corporation organized under the Laws of Nova Scotia (“3071978 Nova Scotia Company”) and a direct Subsidiary of Express US Holdings LP, held by the Grantor Trust (as defined herein);

WHEREAS, Teachers’ or one of its Selling Affiliates owns certain of the Class A common shares and Class B non-voting common shares of Canada General Partner and certain of the partnership interests of Express Holdings (Canada) LP, as more particularly set forth under Teachers’ name on Schedule A hereto (the “Teachers’ Securities”);

WHEREAS, Borealis Trust holds for the benefit of Borealis certain of the ordinary units, preferred units and Unsecured Subordinated Debentures Series 2003-A due 2023 of Express US Holdings LP, as more particularly set forth under Borealis Trust’s name on Schedule A hereto (the “Borealis Trust Securities”);

WHEREAS, Teachers’ Trust holds for the benefit of Teachers’ certain of the ordinary units, preferred units and Unsecured Subordinated Debentures Series 2003-A due 2023 of Express US Holdings LP, as more particularly set forth under Teachers’ Trust’s name on Schedule A hereto (the “Teachers’ Trust Securities”);

WHEREAS, U.S. General Partner owns certain of the ordinary units of Express US Holdings LP, as more particularly set forth under U.S. General Partner’s name on Schedule A hereto (the “U.S. GP Securities”);

WHEREAS, the Boards of Directors of U.S. General Partner and of Canada General Partner have approved that certain tank construction project contemplated by the Commitment Agreement, dated May 9, 2012, among Express Pipeline LP, Express Pipeline LLC and CHS Inc. (the “Cenex Project”), and in connection with the financing thereof, contributions may be made by or on behalf of Borealis, Borealis Trust, Kinder Morgan, Teachers’ and Teachers’ Trust, respectively, and capital expenditures may be made by the Companies prior to the Closing, which capital expenditures shall result in a dollar-for-dollar adjustment to the Purchase Price not expected to exceed $25,000,000 in the aggregate, as more particularly set forth herein;

WHEREAS, in consideration for any such contributions, additional securities may be issued by Express US Holdings LP to Borealis, Borealis Trust, Kinder Morgan, Teachers’ or Teachers’ Trust (or one of their Affiliates), which securities shall be deemed, in each case, “Securities” with respect to such Seller as of the Closing, for all purposes hereunder;

WHEREAS, Borealis’, Kinder Morgan’s, Teachers’, Borealis Trust’s, Teachers’ Trust’s and U.S. General Partner’s Securities together constitute all of the issued and outstanding shares of capital stock, partnership units and other equity interests, and all of the debt securities (other than any Notes) held, directly or indirectly, by the Sellers, of Express U.S. Holdings LP and Express Canada;

WHEREAS, each of the Sellers and U.S. General Partner desires to sell or cause to be sold to Buyer or its Buying Affiliates and Buyer desires to purchase or cause to be purchased all, but not less than all, of the Securities on the terms and conditions set forth herein, with the rights and obligations of the Sellers and U.S. General Partner being, in each case and in all respects, several and not joint, except as expressly provided otherwise in Section 11.14 hereof, and the use of a single purchase agreement being solely for convenience;

WHEREAS, pursuant to the Management and Operating Agreements (as defined herein), wholly owned Subsidiaries of Kinder Morgan are the manager and operators of the Express Pipeline System, namely, Kinder Morgan Canada Inc. is the manager, and Kinder Morgan Canada Inc. and Kinder Morgan Pipelines (USA) Inc. are the operators (together, in their capacity as manager and operators of the Express Pipeline System, the “Manager and Operators”); and

WHEREAS, in order to induce Buyer to enter into this Agreement, the Manager and Operators and the Companies party to the Management and Operating Agreements will execute and deliver to Buyer an agreement providing for the termination of the Management and Operating Agreements in the form attached as Exhibit A hereto and Kinder Morgan will execute and deliver or cause to be executed and delivered to Buyer an agreement pursuant to which certain transition services will be provided to Buyer and its Affiliates in connection with Buyer’s operation of the Express Pipeline System from and after the Closing in the form attached as Exhibit B hereto, in each case, subject to the occurrence of the Closing and effective as of the Closing;

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Persons signatory hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“3071978 Nova Scotia Agreement” means the Unanimous Shareholder Agreement of 3071978 Nova Scotia Company, dated January 9, 2003, among Express US Holdings LP, 6043445 Canada Inc. and 3071978 Nova Scotia Company.

“3071978 Nova Scotia Company” has the meaning set forth in the recitals.

“3071978 Voting Preferred Shares” has the meaning set forth in the recitals.

“6043445 Canada Inc.” means 6043445 Canada Inc., a corporation organized under the Laws of Canada and an Affiliate of Kinder Morgan.

“Acquisition Proposal” shall mean any proposal or offer by a third party other than Buyer for (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions (whether related or unrelated) in which any issued and outstanding equity interest of any of the Companies, either directly or indirectly, or all or a material portion of the assets of any of the Companies would be acquired by any third party, or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any material amount of the assets of the Companies, in a single transaction or series of transactions (whether related or unrelated) other than in the ordinary course of business.

“Actively Employed” has the meaning set forth in Section 7.13(d)(i).

“Adjusted Current Assets” means, as of any given time, the Financial Statements Current Assets as determined in accordance with the Agreed Valuation Principles.

“Adjusted Current Liabilities” means, as of any given time, the Financial Statements Current Liabilities as determined in accordance with the Agreed Valuation Principles.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition (Canada) pursuant to Section 102 of the Competition Act with respect to the Transactions that are subject to the Competition Act.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made and excluding, with respect to Teachers’ or any of its Selling Affiliates, any portfolio company in which, directly or indirectly, Teachers’ has invested, and, with respect to Borealis or any of its Selling Affiliates, any portfolio company in which, directly or indirectly, Borealis or OMERS Administration Corporation and any of its Affiliates has invested. For purposes of this definition, (i) the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of voting securities, by Contract or otherwise and (ii) notwithstanding anything in this definition to the contrary, Borealis Trust shall not be considered an Affiliate of Borealis and Teachers’ Trust shall not be considered an Affiliate of Teachers’.

“Agreed Valuation Principles” has the meaning set forth in Section 2.3(a).

“Agreement” means this Securities Purchase Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Competition Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States, Canada or elsewhere.

“Audited Financial Statements” has the meaning set forth in Section 5.6.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Benefit Plans” has the meaning set forth in Section 5.14(b).

“Borealis” has the meaning set forth in the preamble.

“Borealis Affiliates” means the Affiliates of Borealis that own Borealis Securities that Borealis, subject to and in accordance with the provisions of this Agreement, will cause to sell all of the Borealis Securities held by each such Affiliate, and the names of which, and the classes and quantities of the Borealis Securities to be sold by which, are set forth on Section 1.1(a) of the Borealis Disclosure Schedule.

“Borealis Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by Borealis prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Borealis Securities” has the meaning set forth in the recitals.

“Borealis Selling Group” means Borealis, the Borealis Affiliates and the Borealis Trust.

“Borealis Trust” has the meaning set forth in the preamble.

“Borealis Trust Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by Borealis Trust prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Borealis Trust Securities” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York, the Province of Alberta or the Province of Ontario are closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Approvals” has the meaning set forth in Section 6.3.

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered to each of the Sellers by Buyer prior to or simultaneously with the execution and delivery of this Agreement by each of the Sellers.

“Buyer Employer” has the meaning set forth in Section 7.13(d)(i).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.

“Buyer Protected Information” has the meaning set forth in Section 7.17.

“Buyer Required Approvals” has the meaning set forth in Section 6.3.

“Buying Affiliates” means one or more (i) direct or indirect Subsidiaries of Buyer, (ii) publicly traded master limited partnerships whose general partner is a Subsidiary of Buyer, or (iii) direct or indirect Subsidiaries of such master limited partnerships, that Buyer, subject to and in accordance with the provisions of this Agreement, will cause to purchase all of the Securities, the names of which, and the classes and quantities of the Securities to be bought by which, are set forth on Section 1.1(a) of the Buyer Disclosure Schedule.

“Canada General Partner” has the meaning set forth in the recitals.

“Canada General Partner Agreement” means the Unanimous Shareholder Agreement of 1108437 Alberta Ltd., dated as of July 9, 2004, among Express GP Holdings Ltd. (as successor to 1019996 Alberta Ltd.), Teachers’, Borealis Pipeline Infrastructure Management Inc. and Canada General Partner.

“Canada Labour Code Provisions” has the meaning set forth in Section 7.13(d)(i).

“Canada Transportation Act” means the Canada Transportation Act, as amended, and the rules and regulations promulgated thereunder.

“Canada Transportation Act Approval” means Buyer shall have received a notice from the Minister of Transport (Canada) pursuant to Subsection 53.1(4) of the Canada Transportation Act that the Minister of Transport (Canada) is of the opinion that the Transactions that are subject to the Canada Transportation Act do not raise issues with respect to the public interest as it relates to national transportation, in accordance with that Subsection, or the Agreement shall have been approved by the Governor in Council in accordance with Subsection 53.2(7) of the Canada Transportation Act, and in all cases the execution of the Agreement and the consummation of the Transactions shall not be prohibited under Subsection 53.2(1) of the Canada Transportation Act.

“Canadian ASPE” means the Canadian Accounting Standards for Private Enterprises as in effect at any specified time; provided, however, that, solely for the purposes of Sections 2.3 and 2.4, Canadian ASPE at and as of any time in the future means the Canadian Accounting Standards for Private Enterprises as in effect on the date hereof.

“Canadian GAAP” means the Canadian generally accepted accounting principles as in effect at any specified time; provided, however, that, solely for the purposes of Sections 2.3 and 2.4, Canadian GAAP at and as of any time in the future means the Canadian generally accepted accounting principles as in effect on the date hereof.

“Cap” has the meaning set forth in Section 10.4(c).

“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease obligations under Canadian ASPE, and the amount of such obligations as of any date will be the capitalized amount of such obligations as of such date determined in accordance with Canadian ASPE.

“Casualty Loss” has the meaning set forth in Section 7.6.

“Cenex Adjustment” means the sum of all capital expenditures paid or accrued (in the case of accruals, only to the extent included in Financial Statements Current Liabilities) by the Companies after the date of this Agreement and prior to the Closing in connection with the

Cenex Project; provided that such amount, together with the sum of all capital expenditures accrued but not yet paid by the Companies prior to the Closing in connection with the Cenex Project, shall not exceed $25,000,000 in the aggregate.

“Cenex Project” has the meaning set forth in the recitals.

“Cenex Securities” means any securities issued to any of Borealis, Borealis Trust, Kinder Morgan, Teachers’, Teachers’ Trust or any of their respective Affiliates after the date of this Agreement and prior to Closing in consideration for contributions in connection with the funding of the Cenex Project.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificates” means, collectively, Unit Certificates for Ordinary Units of Express US Holdings LP, Unit Certificates for Preferred Units of Express US Holdings LP, certificates representing Unsecured Subordinated Debentures Series 2003-A due 2023 of Express US Holdings LP, certificates representing shares of Canada General Partner and other certificates, debentures, notes or agreements evidencing Securities, if and as applicable, duly endorsed for transfer or accompanied by appropriate transfer documents.

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” means the closing of the Transactions.

“Closing Date” means the date on which the Closing occurs.

“Closing Payment” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner of Competition (Canada)” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or the Commissioner of Competition’s designee.

“Companies” means, collectively, Express Canada and Express US Holdings LP, together with their respective Subsidiaries.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by the Companies prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Company Systems” means the crude oil pipelines, lateral lines, pumps, pump stations, storage facilities, terminals and other related assets that are owned by the Companies.

“Competition Act” means the Competition Act (Canada) and the rules and regulations promulgated thereunder, as amended.

“Competition Act Approval” means: (i) the issuance of an Advance Ruling Certificate, (ii) Buyer and the Sellers have given the notice required under Section 114 of the Competition Act with respect to the Transactions and the applicable waiting period under Section 123 of the Competition Act has expired or been waived in accordance with the Competition Act or (iii) the obligation to give the requisite notice has been waived pursuant to Subsection 113(c) of the Competition Act; and, in the case of (ii) or (iii) above, the Commissioner of Competition (Canada) has issued a No Action Letter.

“Competition Letter Submission” has the meaning set forth in Section 7.4(b).

“Confidentiality Agreement” means the non-disclosure agreement among Borealis Infrastructure Management Inc., Kinder Morgan, Teachers’ and Spectra Energy Corp., dated May 24, 2012, as amended by a joinder letter agreement dated September 26, 2012.

“Continuing Intercompany Agreements” means those Intercompany Agreements listed on Section 1.1(a) of the Company Disclosure Schedule.

“Contract” means any written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, license or other legally binding written agreement.

“D&O Insurance” has the meaning set forth in Section 7.14(c).

“D&O Insurance Expense” has the meaning set forth in Section 7.14(c).

“Declaration of Trust” means the Express US Holdings LP Grantor Trust Declaration of Trust, dated January 9, 2003, between Express US Holdings LP as settlor and 6043445 Canada Inc. as trustee.

“Deductible” has the meaning set forth in Section 10.4(a).

“Designated Employees” means the employees of Kinder Morgan and its Affiliates (including the Manager and Operators) who are listed on Section 1.1(b) of the Company Disclosure Schedule, which schedule shall be updated from time to time by Kinder Morgan to reflect any change in the information related to such Designated Employee made in accordance with Section 7.3 until such time as Buyer has extended to such Designated Employee an offer of employment pursuant to, and in accordance with, Section 7.13(d)(i).

“Disclosing Party” has the meaning set forth in Section 7.5.

“Disclosure Schedules” has the meaning set forth in Section 11.10.

“Easements” means easements, rights of way, licenses, land use permits and other similar agreements granting rights in the owned real property of another Person.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, Easement or other restriction on transfers.

“Environmental Law” means any Law concerning the protection of the environment (including natural resources, air, surface water, groundwater, drinking water supplies, and surface or subsurface land) or the environmental impact of any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release, emission, discharge, or disposal of any Hazardous Material, or pollution, contamination or remediation of the environment.

“Environmental Permit” means any permit, approval, identification number, license, registrations or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Notes Balance” means the estimate of the Notes Balance as of the Closing Date.

“Estimated Statement” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” means the estimate of the Working Capital as of the Closing Date.

“Expert” means a partner or principal of a widely recognized accounting or law firm with expertise in the relevant area of disagreement to be submitted to such partner or principal, provided that such partner or principal does not, and the accounting or law firm with which such partner or principal is associated does not, have a conflict of interest with respect to the determination of the dispute which is to be submitted to such partner or principal.

“Expert Selection Process” means the selection by mutual agreement, as to the Expert, among the parties that are in disagreement over a matter to be submitted to the Expert or, in the absence of such mutual agreement, the appointment of the Expert by the International Chamber of Commerce Centre for Expertise to resolve such disagreement.

“ExPlatte Holdings Inc.” means ExPlatte Holdings Inc., a Delaware corporation.

“ExPlatte Holdings Stockholder Agreement” means the Stockholder Agreement of ExPlatte Holdings Inc., dated January 9, 2003, between 3071978 Nova Scotia Company and ExPlatte Holdings Inc.

“Express Agreements” means, collectively, the 3071978 Nova Scotia Agreement, the Canada General Partner Agreement, the Declaration of Trust, the ExPlatte Holdings Stockholder Agreement, the Express Holdings (Canada) LP Agreement, the Express Holdings (USA) Stockholder Agreement, the Express LLC Agreement, the Express LP Agreement, the Platte Pipe Line Agreement, the Express Ltd. Agreement, the Express US Holdings LP Agreement, the Umbrella Agreement and the U.S. General Partner Agreement.

“Express Canada” has the meaning set forth in the recitals.

“Express Canada Audited Financial Statements” has the meaning set forth in Section 5.6.

“Express Canada Financial Statements” has the meaning set forth in Section 5.6.

“Express Canada Pipeline System” has the meaning set forth in the recitals.

“Express Canada Unaudited Financial Statements” has the meaning set forth in Section 5.6.

“Express Holdings (Canada) LP” has the meaning set forth in the preamble.

“Express Holdings (Canada) LP Agreement” means the Limited Partnership Agreement of Express Holdings (Canada) LP, dated as of July 9, 2004, among KM Express Limited, Golden Apple Pipelines (Manitoba) L.P., Golden Apple Pipelines (Delaware) L.P., BPC Pipeline Investments Limited Partnership and Canada General Partner.

“Express Holdings (USA) Inc.” means Express Holdings (USA) Inc., a Delaware corporation.

“Express Holdings (USA) Stockholder Agreement” means the Stockholder Agreement of Express Holdings (USA) Inc., dated January 9, 2003, between ExPlatte Holdings Inc. and Express Holdings (USA) Inc.

“Express LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Express Pipeline LLC, dated January 9, 2003, by Express Holdings (USA) Inc.

“Express LP Agreement” means the Third Amended and Restated Limited Partnership Agreement of Express Pipeline Limited Partnership, dated July 9, 2004, between Express Holdings (Canada) Limited Partnership and Express Pipeline Ltd.

“Express Ltd. Agreement” means the Third Amended and Restated Unanimous Shareholder Agreement of Express Pipeline Ltd., dated as of July 9, 2004, between Canada General Partner and Express Pipeline Ltd.

“Express Pipeline LLC” has the meaning set forth in the recitals.

“Express Pipeline LP” has the meaning set forth in the recitals.

“Express Pipeline Ltd.” has the meaning set forth in the recitals.

“Express Pipeline System” has the meaning set forth in the recitals.

“Express U.S.” has the meaning set forth in the recitals.

“Express U.S. Audited Financial Statements” has the meaning set forth in Section 5.6.

“Express U.S. Financial Statements” has the meaning set forth in Section 5.6.

“Express US Holdings LP” has the meaning set forth in the preamble.

“Express US Holdings LP Agreement” means the Limited Partnership Agreement of Express US Holdings LP, dated January 9, 2003, among KM Express Limited (as successor to KM Express ULC), U.S. General Partner, Teachers’ Trust and Borealis Trust.

“Express U.S. Pipeline System” has the meaning set forth in the recitals.

“Express U.S. Unaudited Financial Statements” has the meaning set forth in Section 5.6.

“FERC” means the Federal Energy Regulatory Commission or any successor federal agency.

“Field Employees” has the meaning set forth in Section 5.15(a).

“Final Notes Balance” has the meaning set forth in Section 2.4(f).

“Final Statement” has the meaning set forth in Section 2.4(f).

“Final Working Capital” has the meaning set forth in Section 2.4(f).

“Financial Guaranties” has the meaning set forth in Section 7.7(a).

“Financial Records” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 5.12(a).

“Financial Statements Current Assets” means the combined “current assets” of Express US Holdings LP and Express Holdings (Canada) LP, as defined by Canadian ASPE (excluding all Tax assets and Non-Ordinary Course Intercompany Receivables). Attached as Exhibit C hereto is a statement of what the Financial Statements Current Assets would have been if the Closing Date had been September 30, 2012.

“Financial Statements Current Liabilities” means the combined “current liabilities” of Express US Holdings LP and Express Holdings (Canada) LP, as defined by Canadian ASPE (excluding all Tax liabilities and Non-Ordinary Course Intercompany Payables). Attached as Exhibit D hereto is a statement of what the Financial Statements Current Liabilities would have been if the Closing Date had been September 30, 2012.

“Former Partner” has the meaning set forth in Section 7.8(j)(i)(A).

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles in effect at any specified time.

“Government Antitrust and Foreign Investment Entity” means any Government Entity with jurisdiction over the enforcement of any Antitrust Laws, including the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission, the Commissioner of Competition (Canada) and the Competition Bureau (Canada), and any Government Entity with jurisdiction over Laws regulating foreign investment, including the Minister of Industry (Canada) and the Committee on Foreign Investment in the United States, or over Laws regulating transport, including the Minister of Transport (Canada).

“Government Entity” means any federal, state, provincial, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental entity, including any head of a government department, body or agency, with competent jurisdiction.

“Grantor Trust” means the Express US Holdings LP Grantor Trust, created by Express US Holdings LP for the benefit of NS 307 Holdings Inc., pursuant to the Declaration of Trust, dated January 9, 2003, between Express US Holdings LP as settlor and 6043445 Canada Inc. as trustee.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, as of any specified time, (a) all obligations of such Person for borrowed money to the extent required to be reflected as a liability on a balance sheet prepared in accordance with Canadian ASPE, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent required to be reflected as a liability on a balance sheet prepared in accordance with Canadian ASPE, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c).

“Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Agreement” has the meaning set forth in Section 7.20.

“Independent Accountant” has the meaning set forth in Section 2.4(f).

“Initial Notes Balance” has the meaning set forth in Section 2.4(a).

“Initial Statement” has the meaning set forth in Section 2.4(a).

“Initial Working Capital” has the meaning set forth in Section 2.4(a).

“Intellectual Property” means intellectual property rights, pursuant to statutory or common law, worldwide in respect of (a) trademarks, service marks, trade dress, slogans, logos and goodwill associated therewith, and any applications or registrations for any of the foregoing and (b) copyrights and any applications or registration for any of the foregoing.

“Intercompany Agreements” means Contracts between Kinder Morgan or any of its Affiliates, on the one hand, and any of the Companies, on the other hand, including the Management and Operating Agreements.

“Interest Rate” means, as of any given time, an interest rate per annum equal to the average of the United States 3 Month Treasury bill rate, as available on Bloomberg ticker “USGG3M <Index>,” or, if such information is no longer available from Bloomberg, as available from a comparable internationally recognized source agreed upon in good faith between Buyer and the Sellers.

“Investment Canada Act” means the Investment Canada Act, as amended, and the rules and regulations promulgated thereunder.

“Investment Canada Act Approval” means that Buyer has been advised in writing in accordance with the Investment Canada Act that the responsible Minister under the Investment Canada Act is satisfied, or such minister is deemed to be satisfied, that the Transactions that are subject to the Investment Canada Act are likely to be of net benefit to Canada.

“Kinder Morgan” has the meaning set forth in the preamble.

“Kinder Morgan Affiliates” means the Affiliates of Kinder Morgan that own Kinder Morgan Securities that Kinder Morgan, subject to and in accordance with the provisions of this Agreement, will cause to sell all of the Kinder Morgan Securities held by each such Affiliate, and the names of which, and the classes and quantities of the Kinder Morgan Securities to be sold by which, are set forth on Section 1.1(a) of the Kinder Morgan Disclosure Schedule.

“Kinder Morgan Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by Kinder Morgan prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Kinder Morgan Securities” has the meaning set forth in the recitals.

“Kinder Morgan Selling Group” means Kinder Morgan and the Kinder Morgan Affiliates.

“Knowledge” or any similar phrase means (a) with respect to Borealis, the actual knowledge of the individuals listed on Section 1.1(b) of the Borealis Disclosure Schedule, (b) with respect to Kinder Morgan, the actual knowledge of the individuals listed on Section 1.1(b) of the Kinder Morgan Disclosure Schedule, (c) with respect to Teachers’, the actual knowledge of the individuals listed on Section 1.1(b) of the Teachers’ Disclosure Schedule, (d) with respect to Borealis Trust, the actual knowledge of the individuals listed on Section 1.1(a) of the Borealis Trust Disclosure Schedule, (e) with respect to Teachers’ Trust, the actual knowledge of the individuals listed on Section 1.1(a) of the Teachers’ Trust Disclosure Schedule, (f) with respect to U.S. General Partner, the actual knowledge of the individuals listed on Section 1.1(b) of the U.S. General Partner Disclosure Schedule, (g) with respect to the Companies, the actual knowledge of the individuals listed on Section 1.1(c) of the Company Disclosure Schedule and (h) with respect to Buyer, the actual knowledge of the individuals listed on Section 1.1(b) of the Buyer Disclosure Schedule, subject to the subject matter limitations set forth thereon, as applicable, and without any requirement of inquiry or investigation.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Liabilities” of any Person means, as of any given time, any and all Indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Liquidated Damages Payment” has the meaning set forth in Section 7.16(f).

“Losses” means, with respect to any Indemnified Party, any and all losses, Liabilities, claims, obligations, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such Indemnified Party after the Closing (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim, but excluding any lost profits or diminution of value of the Securities.

“Manager and Operators” has the meaning set forth in the recitals.

“Management and Operating Agreements” means, collectively, (a) the Management Agreement, dated January 9, 2003, among Express Pipeline Limited Partnership, Express Pipeline LLC, Platte Pipe Line Company and Kinder Morgan Canada Inc. (as successor to Terasen Pipelines Inc.), (b) the Express Pipeline (US) Amended and Restated Operating Agreement, dated January 9, 2003, among Kinder Morgan Pipelines (USA) Inc. (as successor to Terasen Pipelines (USA) Inc.) and Express Pipeline LLC, (c) the Platte Pipe Line Company Amended and Restated Operating Agreement, dated January 9, 2003, among Kinder Morgan Pipelines (USA) Inc. (as successor to Terasen Pipelines (USA) Inc.) and Platte Pipe Line Company and (d) the Express Pipeline (Canada) Amended and Restated Operating Agreement, dated January 9, 2003, among Kinder Morgan Canada Inc. (as successor to Terasen Pipelines Inc.) and Express Pipeline Limited Partnership.

“Manuals” has the meaning set forth in Section 7.2(b).

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that has been, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the assets, liabilities, capitalization, business, financial condition or results of operations of the Companies, taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred: (a) any change or prospective change in Law or accounting standards (including Canadian ASPE, Canadian GAAP and GAAP) or interpretations or the enforcement thereof applicable to any of the Companies or the Express Pipeline System, (b) any change in U.S. or Canadian economic, political or business conditions or financial, credit, debt or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices and fuel costs, (c) any legal, regulatory or other change generally affecting the industries, industry sectors or geographic sectors in which the Companies or the Express Pipeline System operate, including any change in the prices of oil, natural gas, natural gas liquids or other hydrocarbon products or the demand for related transportation and storage services, (d) any change resulting or arising from the execution or delivery of the Agreement or the other Transaction Documents, the consummation of the Transactions, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators), (e) any change resulting or arising from employee departures, whether such departures result from the announcement of the Transactions or this Agreement or otherwise (but excluding employee departures arising out of a breach of this Agreement by any of the Sellers), (f) any change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (g) any change resulting or arising from the taking of, or the failure to take, any action by any of the Sellers, their respective Affiliates, U.S. General Partner or any of the Companies required or otherwise expressly contemplated by this Agreement or consented to or requested by Buyer in writing or the failure to take any action not consented to by Buyer, (h) any change resulting or arising directly from the identity of, or any facts or circumstances relating to, Buyer or its Affiliates or any action or inaction by Buyer or its Affiliates, (i) any change in the credit rating of any of the Companies or any of their securities or (j) any failure by the Sellers, the Manager and Operators, U.S. General Partner, any of the Companies or the Express Pipeline System to achieve any published or internally prepared budgets, projections, predictions, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (i) of this definition); provided, further, that with respect to clauses (a) through (c) and (f) of this definition, such change, circumstance, development, state of facts, effect or condition may be taken into account to the extent it disproportionately impacts the Companies as compared to other companies in the industries in which the Companies operate. The Sellers, Buyer and U.S. General Partner agree that the determination of whether there has been or would reasonably be expected to be a Material Adverse Effect shall be made after giving effect to any changes to the calculation of Working Capital arising or resulting from such adverse effect and after giving effect to any insurance proceeds (net of any deductibles) and indemnification payments that, in either case, could reasonably be expected to be payable as a result of the adverse effect subject to such determination.

“Material Contracts” means any Contract in effect on the date hereof to which any of the Companies is a party (a) evidencing Indebtedness of the Companies in excess of $750,000, (b) that provides for the payment by or on behalf of any of the Companies in excess of $750,000 per annum, or the delivery by any of the Companies of goods or services with a fair market value in excess of $750,000 per annum, during the remaining term thereof (in each case, based on the Companies’ good faith estimate taking into account payments or deliveries, as applicable, during the calendar year 2011), (c) that provides for any of the Companies to receive any payments in excess of, or any property with a fair market value in excess of, $750,000 per annum, during the remaining term thereof (in each case, other than for the delivery by any of the Companies of goods or services and based on the Companies’ good faith estimate), (d) that contains covenants restricting the ability of the Companies to compete in the crude oil transportation business or any other lines of business in any geographic area or with any Person (in each case, other than restrictions that are de minimis in nature or amount), (e) that is a swap, option, hedge, future or similar instrument, (f) that relates to the acquisition or disposition of any business or assets pursuant to which any Company has any remaining material liability, (g) that licenses intellectual property from a third party, other than “shrink wrap”, “click wrap” or “off the shelf” software licenses that are generally commercially available, (h) that grants any of the Companies an equity interest in any partnership or joint venture (other than in other Companies), including any agreement or commitment to make a loan or contribution to any joint venture or partnership or (i) the breach or termination of which would, individually or in the aggregate, have a Material Adverse Effect; provided, however, that “Material Contract” shall not include any Contract that is a Benefit Plan or an Intercompany Agreement.

“Mini-Basket” has the meaning set forth in Section 10.4(b).

“Minister of Transport (Canada)” means the Minister of Transportation, Infrastructure and Communities and is the responsible federal minister referenced in the Canada Transportation Act.

“NEB” means the National Energy Board of Canada and its successors.

“Net Assets” means total assets minus total liabilities.

“No Action Letter” means a written letter from the Commissioner of Competition (Canada) stating that such Person does not, at such time, intend to make an application under Section 92 of the Competition Act in respect of the Transactions that are subject to the Competition Act.

“Non-Ordinary Course Intercompany Payables” shall mean all payables owed by any of the Companies to any Seller or any Affiliate of a Seller (other than any of the Companies), as determined in accordance with Canadian ASPE, other than any such payables accrued in the ordinary course of business. All payables pursuant to the RBC Credit Agreement, the Notes and the Management and Operating Agreements shall be considered accrued in the ordinary course of business.

“Non-Ordinary Course Intercompany Receivables” shall mean all receivables owed to any of the Companies by any Seller or any Affiliate of a Seller (other than any of the

Companies), as determined in accordance with Canadian ASPE, other than any such receivables accrued in the ordinary course of business. All receivables pursuant to the RBC Credit Agreement, the Notes and the Management and Operating Agreements shall be considered accrued in the ordinary course of business.

“Noon Rate” means, in relation to the conversion of one currency into another currency and as of any designated date, the rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions at Toronto, Ontario, Canada) at approximately noon (Toronto time) on such date.

“Notes” means the 6.09% Second Series Senior Secured Guaranteed Notes due January 15, 2020 issued pursuant to the Trust Indenture and the 7.39% Subordinated Secured Notes due December 31, 2019 issued pursuant to the Supplemental Trust Indenture.

“Notes Balance” means, as of any given time, the Indebtedness of the Companies in respect of the Notes, as determined in accordance with the Agreed Valuation Principles.

“Notice of Purchase Price Adjustment Disagreement” has the meaning set forth in Section 2.4(d).

“Notice Period” has the meaning set forth in Section 10.5(a).

“NS 307 Holdings Inc.” means NS 307 Holdings Inc., a Delaware corporation and an Affiliate of Kinder Morgan.

“Ordinary Course Contracts” means Contracts related to the ordinary course ownership and/or operation of the Express Pipeline System, including Easements, Contracts for shipping, interconnection, storage and terminaling, Contracts otherwise in the ordinary course providing for rights to use, and/or access to, the Company Systems and similar Contracts.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Partnership” has the meaning set forth in Section 7.8(j)(i)(A).

“Partnership Stub Period” has the meaning set forth in Section 7.8(j)(i)(A).

“Payee” has the meaning set forth in Section 2.13(a).

“Pension Transfer Agreement” has the meaning set forth in Section 7.13(d)(iv).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means, with respect to the Companies, (a) Encumbrances reflected or reserved against or otherwise disclosed in the Audited Financial Statements, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided that required reserves have been established by the Companies with respect to such contest, (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which required reserves have been established on the Financial Statements, (d) pledges and deposits made in the ordinary course of business with respect to, and in compliance in all material respects with, workers’ compensation, unemployment insurance and other social security Laws or regulations, (e) with respect to any interest in real property, (i) any conditions, rights, reservations, exceptions or restrictions relating to real property or real property rights owned or leased by the Companies that are disclosed on any title commitment or report or are otherwise registered with the relevant Government Entity, (ii) any conditions that may be shown by a current survey or physical inspection, (iii) Encumbrances imposed by Law and any rights reserved to or vested in any grantor of rights with respect to the Express Pipeline System and (iv) zoning, building, subdivision or other similar requirements or restrictions, (f) undetermined or inchoate liens incurred or created as security in favor of any Person with respect to the development or operation of any part of the Express Pipeline System, to the extent not due and payable or delinquent, (g) liens granted or arising in the ordinary course of business to any public utility or Government Entity with respect to the Express Pipeline System or operations pertaining thereto to the extent not due and payable or delinquent, (h) purchase money liens and liens securing rentals under capital leases with third parties entered into in the ordinary course of business, (i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (j) judgment and attachment Encumbrances or Encumbrances created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (k) exclusive licenses and non-exclusive licenses granted in the ordinary course of business, (l) Encumbrances incurred in the ordinary course of business since December 31, 2011 that do not secure the payment of Indebtedness for borrowed money, (m) Encumbrances created by Buyer or its permitted successors and assigns, (n) imperfections or irregularities of title that would not, individually or in the aggregate, materially and adversely impact the business of the Companies as conducted by them as of the date hereof, (o) Encumbrances under applicable securities laws, (p) Encumbrances identified on Section 1.1(d) of the Company Disclosure Schedule and (q) Encumbrances securing the Notes.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Platte Pipe Line Agreement” means the Second Amended and Restated Stockholder Agreement of Platte Pipe Line Company, dated January 9, 2003, between Express Holdings (USA) Inc. and Platte Pipe Line Company.

“Platte Pipe Line Company” has the meaning set forth in the recitals.

“Policies” has the meaning set forth in Section 5.18(a).

“Post-Closing Adjustment” has the meaning set forth in Section 2.4(h).

“Pre-Closing Period” has the meaning set forth in Section 7.8(a).

“Prior Year Bonus” has the meaning set forth in Section 7.13(d)(ix).

“Pro Rata Share” means, with respect to each Selling Group, a one-third share of any amount.

“Properties” has the meaning set forth in Section 7.6.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Adjustment Consultation Period” has the meaning set forth in Section 2.4(e).

“Purchase Price Adjustment Review Period” has the meaning set forth in Section 2.4(b).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.2.

“RBC Credit Agreement” means the Credit Agreement, dated July 12, 2010, among Express US Holdings LP, as borrower, Express Holdings (Canada) LP, as guarantor, and Royal Bank of Canada, as lender.

“Receiving Party” has the meaning set forth in Section 7.5.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, remediate, monitor or conduct corrective action with respect to, Hazardous Materials Released into the environment.

“Representatives” means, with respect to any Person, any and all partners, managers, members (if such Person is a member-managed limited liability company), directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Required Financials” has the meaning set forth in Section 7.16(b).

“Retained Liabilities” means all Liabilities relating to the litigation disclosed in items 1 through 6 of Section 5.10 of the Company Disclosure Schedule.

“SE Express (US) GP” has the meaning set forth in Section 7.10(b).

“Securities” means, with respect to Borealis, the Borealis Securities, with respect to Borealis Trust, the Borealis Trust Securities, with respect to Kinder Morgan, the Kinder Morgan Securities, with respect to Teachers’, the Teachers’ Securities, with respect to Teachers’ Trust, the Teachers’ Trust Securities and, with respect to U.S. General Partner, the U.S. GP Securities.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Approvals” has the meaning set forth in Section 5.5(a).

“Seller Disclosure Schedule” means, with respect to Borealis, the Borealis Disclosure Schedule, with respect to Kinder Morgan, the Kinder Morgan Disclosure Schedule, , with respect to Teachers’, the Teachers’ Disclosure Schedule, with respect to Borealis Trust, the Borealis Trust Disclosure Schedule, and, with respect to Teachers’ Trust, the Teachers’ Trust Disclosure Schedule.

“Seller Group” has the meaning set forth in Section 7.8(l).

“Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Seller Required Approvals” has the meaning set forth in Section 5.5(a).

“Selling Affiliates” means, with respect to Borealis, the Borealis Affiliates, with respect to Kinder Morgan, the Kinder Morgan Affiliates and, with respect to Teachers’, the Teachers’ Affiliates.

“Selling Group” means, with respect to Borealis, the Borealis Selling Group, with respect to Kinder Morgan, the Kinder Morgan Selling Group, and with respect to Teachers’, the Teachers’ Selling Group.

“Spectra Energy Partners” means Spectra Energy Partners, LP, a Delaware limited partnership, the common units of which are listed on the New York Stock Exchange under the symbol “SEP”.

“Straddle Period” has the meaning set forth in Section 7.8(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such Person.

“Supplemental Disclosure” has the meaning set forth in Section 7.5.

“Supplemental Trust Indenture” means the First Supplemental Indenture, dated June 28, 2005, among Express Pipeline Limited Partnership and Express Pipeline LLC, as issuers, Platte Pipe Line Company, as guarantor, and the JPMorgan Chase Bank, N.A., as trustee.

“Survival Period” has the meaning set forth in Section 10.1.

“Target Notes Balance” means $241,900,000.00.

“Target Working Capital” means $0.00.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.) and the regulations promulgated thereunder, as amended.

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents (whether intangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed by Law with respect to Taxes.

“Taxes” means all federal, state, provincial, territorial, local or foreign taxes, including income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, sales, goods and services, harmonized sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, fees, duties, levies, customs, tariffs or imposts, assessments, obligations or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Teachers’” has the meaning set forth in the preamble.

“Teachers’ Affiliates” means the Affiliates of Teachers’ that own Teachers’ Securities that Teachers’, subject to and in accordance with the provisions of this Agreement, will cause to sell all of the Teachers’ Securities held by each such Affiliate, and the names of which, and the classes and quantities of the Teachers’ Securities to be sold by which, are set forth on Section 1.1(a) of the Teachers’ Disclosure Schedule.

“Teachers’ Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by Teachers’ prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Teachers’ Securities” has the meaning set forth in the recitals.

“Teachers’ Selling Group” means Teachers’, the Teachers’ Affiliates and the Teachers’ Trust.

“Teachers’ Trust” has the meaning set forth in the preamble.

“Teachers’ Trust Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by Teachers’ Trust prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Teachers’ Trust Securities” has the meaning set forth in the recitals.

“Termination Agreement” means the Termination Agreement between the Manager and Operators and the Companies party to the Management and Operating Agreements to be executed and delivered to Buyer at the Closing in the form attached as Exhibit A hereto.

“Termination Period” has the meaning set forth in Section 7.5.

“Third-Party Claim” has the meaning set forth in Section 10.5(a).

“Third-Party Vendor” has the meaning set forth in Section 7.19(b).

“Transaction Documents” means this Agreement, the Termination Agreement and the Transition Services Agreement.

“Transactions” means the purchase and sale of the Securities and the other transactions contemplated by this Agreement incident thereto.

“Transfer Date” has the meaning set forth in Section 7.13(d)(i).

“Transfer Requirements” means the provisions of the Express Agreements and the Organizational Documents of the Companies and the legends on the Certificates setting forth any restriction on, or requirements for, transfer, rights of first offer, rights of first refusal, rights to notice or rights to consent, approve or otherwise vote in respect of any transfer or other disposition of the Securities, including those set forth in (a) Article 10 of the Canada General Partner Agreement, (b) Article 7 of the Express Holdings (Canada) LP Agreement, (c) Article 7 of the Express US Holdings LP Agreement, (d) Article 3 and Section 6.2 of the Umbrella Agreement and (e) Article 8 of the U.S. General Partner Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.8(g).

“Transferred Employee” has the meaning set forth in Section 7.13(d)(i).

“Transferring Plan” has the meaning set forth in Section 7.13(d)(iv).

“Transition Services Agreement” means the Transition Services Agreement to be executed and delivered to Buyer at the Closing in the form attached as Exhibit B hereto.

“Treasury” means the U.S. Department of the Treasury.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Indenture” means the Trust Indenture, dated February 6, 1998, among Express Pipeline Limited Partnership and Express Pipeline LLC (as successor to Express Pipeline Partnership), as issuers, Platte Pipe Line Company, as guarantor, and the JPMorgan Chase Bank, N.A. (as successor to the Chase Manhattan Bank), as trustee.

“Umbrella Agreement” means the Amended and Restated Umbrella Agreement, dated July 9, 2004, among KM Express Limited (by assignment from Knight Inc. pursuant to the Assignment, Assumption and Indemnity Agreement, dated August 28, 2008, among Knight Inc. and Kinder Morgan), Borealis Pipeline Infrastructure Management Inc., BPC Pipeline Penco Inc., Borealis and Teachers’.

“Unaudited Financial Statements” has the meaning set forth in Section 5.6.

“USD Currency Equivalent” means, with reference to any amount (for the purposes of this definition, the “Original Amount”) expressed in Canadian dollars (for the purposes of this definition, the “Original Currency”), (a) as of any date prior to the Closing Date, the amount expressed in U.S. Dollars required to purchase the Original Amount of the Original Currency at the Noon Rate on the Business Day immediately preceding such date and (b) as of any date on or after the Closing Date, the amount expressed in U.S. Dollars required to purchase the Original Amount of the Original Currency at the Noon Rate on the Business Day immediately preceding the Closing Date.

“U.S. General Partner” has the meaning set forth in the preamble.

“U.S. General Partner Agreement” means the Unanimous Shareholder Agreement of 6048935 Canada Inc., dated January 9, 2003, among Express GP Holdings Ltd., Teachers’, Borealis Pipeline Infrastructure Management Inc. and U.S. General Partner.

“U.S. General Partner Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by U.S. General Partner prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“U.S. GP Securities” has the meaning set forth in the recitals.

“WARN Act” has the meaning set forth in Section 7.13(d)(i).

“Withholding Party” has the meaning set forth in Section 2.13(a).

“Working Capital” means, as of any given time, an amount equal to (a) the Adjusted Current Assets minus (b) the Adjusted Current Liabilities.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Calculation of Time Periods. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

Section 1.4 Other Definitional Provisions. Unless the express context otherwise requires:

(a) The word “day” means calendar day;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement;

(f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender include the other gender;

(h) references in this Agreement to the “United States” mean the United States of America and its territories and possessions;

(i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and

(j) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth herein, each of the Sellers and U.S. General Partner agrees, at the Closing, to sell all of its Securities, and Buyer agrees to buy, or cause its Buying Affiliates to buy, all (but not less than all) of such Securities. At the Closing, each Seller shall, or shall cause its Selling Affiliates to, and U.S. General Partner shall convey, transfer, assign and deliver to Buyer or its Buying Affiliates all of its Securities, free and clear of all Encumbrances (other than those arising pursuant to the Express Agreements, the legends on the Certificates, the Organizational Documents of the Companies, this Agreement or applicable securities Laws, resulting from actions of Buyer or any of its Affiliates).

Section 2.2 Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Securities, at the Closing, Buyer shall pay or cause to be paid by its Buying Affiliates to the Sellers or, if so designated by a Seller, such Seller’s Selling Affiliates, and U.S. General Partner an aggregate amount in cash in immediately available U.S. funds equal to $1,248,100,000 (the “Base Purchase Price”), which amount shall be adjusted pursuant to Sections 2.3 and 2.4 (as so adjusted, the “Purchase Price”). The Purchase Price shall be allocated among the Sellers, their respective Selling Affiliates, if any, and U.S. General Partner as set forth in Schedule B hereto (the “Purchase Price Allocation Schedule”) and Buyer and its Buying Affiliates, as and if applicable, shall make payment at Closing in accordance with the Purchase Price Allocation Schedule.

Section 2.3 Payments at Closing.

(a) On or prior to the third Business Day prior to the Closing Date, the Sellers shall prepare and deliver to Buyer a statement (the “Estimated Statement”) setting forth the amount of the Cenex Adjustment and of the D&O Insurance Expense, if any, and calculating and setting forth the Sellers’ good faith estimate of the Estimated Working Capital and the Estimated Notes Balance. The Estimated Statement shall be prepared in accordance with the accounting principles set forth on Schedule C hereto (the “Agreed Valuation Principles”). To the extent that the estimate of Working Capital in the Estimated Statement is calculated in Canadian Dollars, it shall be converted into its USD Currency Equivalent as of the date of delivery of the Estimated Statement and set forth in the Estimated Statement.

(b) At the Closing, Buyer shall pay or cause to be paid by its Buying Affiliates to the Sellers, their Selling Affiliates, if any, and U.S. General Partner the Base Purchase Price plus the Cenex Adjustment, if any, plus the D&O Insurance Expense, if any, the sum of which shall be (x) (i) increased, if the Estimated Working Capital minus the Target Working Capital is a positive number, on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital minus the Target Working Capital or (ii) decreased, if the Estimated Working Capital minus the Target Working Capital is a negative number, on a dollar-for-dollar basis by the amount equal to the Target Working Capital minus the Estimated Working Capital and (y) (i) increased, if the Target Notes Balance minus the Estimated Notes Balance is a positive number, on a dollar-for-dollar basis by an amount equal to the Target Notes Balance minus the Estimated Notes Balance or (ii) decreased, if the Target Notes Balance minus the Estimated Notes Balance is a negative number, on a dollar-for-dollar basis by the amount equal to the Estimated Notes Balance minus the Target Notes Balance (the total amount calculated pursuant to this sentence being referred to as the “Closing Payment”), with such payment allocated among the Sellers, their Selling Affiliates, if any, and U.S. General Partner in accordance with the Purchase Price Allocation Schedule. The Closing Payment shall be subject to a Post-Closing Adjustment pursuant to the provisions of Section 2.4.

Section 2.4 Adjustment to Payment at Closing.

(a) Within 75 days following the Closing Date, Buyer shall prepare and deliver to each of the Sellers a statement (the “Initial Statement”) calculating and setting forth in accordance with Canadian ASPE the actual Working Capital on the Closing Date (the amount calculated and set forth on such Initial Statement, the “Initial Working Capital”) and the actual Notes Balance on the Closing Date (the amount calculated and set forth on such Initial Statement, the “Initial Notes Balance”), which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated. The Initial Statement shall be prepared in accordance with the Agreed Valuation Principles. To the extent that the calculation of Working Capital in the Initial Statement is calculated in Canadian Dollars, it shall be converted into its USD Currency Equivalent as of the Closing Date and set forth in the Initial Statement. If Buyer does not deliver the Initial Statement to the Sellers within 75 days following the Closing Date, then, at the election of the Sellers, either (i) the Sellers, may prepare and present the Initial Statement within an additional 75 days thereafter or (ii) the Estimated Working Capital shall be deemed to be the Final Working Capital and the Estimated Notes Balance shall be deemed to be the Final Notes Balance in accordance with the last sentence of Section 2.4(f). If the Sellers prepare the Initial Statement in accordance with the immediately preceding sentence, all references to “the Sellers” in Sections 2.4(b) and 2.4(d) shall be deemed to be references to “Buyer” and all references to “Buyer” shall be deemed, in Sections 2.4(b) and 2.4(d), to be references to “the Sellers”.

(b) During the 60 days immediately following the Sellers’ receipt of the Initial Statement (the “Purchase Price Adjustment Review Period”), Buyer shall permit the Sellers and their respective Representatives to review Buyer’s working papers and any working papers of Buyer’s independent accountants, in each case, relating to the preparation of the Initial Statement and the calculation of the Initial Working Capital and the Initial Notes Balance, as well as all of the financial books, ledgers and records related thereto (the “Financial Records”), and Buyer shall make reasonably available to the Sellers the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement, the Initial Working Capital and the Initial Notes Balance. Each of the Sellers acknowledges and agrees that access to the working papers of Buyer’s independent accountants may be conditioned upon the Sellers’ execution of a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Buyer’s independent accountants.

(c) Buyer shall, following the Closing through the date that the Final Statement becomes such in accordance with the last sentence of Section 2.4(f), take all actions necessary or desirable to maintain and preserve all Financial Records, policies and procedures on which the Initial Statement is based or on which the Final Statement is to be based so as not to impede or delay the determination of the Initial Working Capital, the Initial Notes Balance, the Final Working Capital or the Final Notes Balance or the preparation of the Notice of Purchase Price Adjustment Disagreement or the Final Statement in the manner and utilizing the methods permitted by this Agreement.

(d) In the event that the Sellers conclude that the Initial Statement, the Initial Working Capital or the Initial Notes Balance has not been prepared on the basis required by this Agreement, the Sellers shall submit a written notice to Buyer on or prior to the expiration of the Purchase Price Adjustment Review Period (the “Notice of Purchase Price Adjustment Disagreement”), which notice shall set forth in reasonable detail the basis of the Sellers’ disagreement, the amounts involved and the proposed determination of the amount of the Initial Working Capital and the Initial Notes Balance. If no Notice of Purchase Price Adjustment Disagreement is received by Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Initial Statement, the Initial Working Capital and the Initial Notes Balance set forth in the Initial Statement shall be deemed to have been accepted by the Sellers and U.S. General Partner and shall become final and binding upon the Sellers, Buyer and U.S. General Partner in accordance with the last sentence of Section 2.4(f).

(e) During the 30 days immediately following the expiration of the Purchase Price Adjustment Review Period (the “Purchase Price Adjustment Consultation Period”), the Sellers and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement.

(f) If, at the end of the Purchase Price Adjustment Consultation Period, the Sellers and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement, then the Sellers and Buyer shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to Ernst & Young LLP (the “Independent Accountant”) promptly thereafter. In the event that Ernst & Young LLP refuses or is otherwise unable to act as the Independent Accountant, the Sellers and Buyer shall cooperate in good faith to appoint an independent certified public accounting firm qualified and of national recognition in the United States and Canada that is mutually agreeable to the Sellers and Buyer, in which event “Independent Accountant” shall mean such firm. Within 30 days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Sellers, Buyer and U.S. General Partner, on the basis of the Agreed Valuation Principles and in accordance with this Section 2.4(f), of the appropriate amount of each of the matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement. To the extent any amount determined by the Independent Accountant pursuant to the preceding sentence is calculated in Canadian Dollars, it shall be converted into its USD Currency Equivalent as of the Closing Date. There shall be no ex parte communications between any of the Sellers, Buyer or U.S. General Partner, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by the Sellers and Buyer of their respective positions on the matters in dispute and written answers by the Sellers and Buyer to written questions from the Independent Accountant. With respect to each disputed line item, the Independent Accountant’s determination, if not in accordance with the position of the Sellers, or of Buyer, shall not be in excess of the highest, nor less than the lowest, of the amounts advocated in any Notice of Purchase Price Adjustment Disagreement or in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, the

Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Purchase Price Adjustment Disagreement that remain in dispute. The statement setting forth the Working Capital and the Notes Balance on the Closing Date and the determination of the Working Capital and the Notes Balance therefrom that are final and binding on the Sellers, Buyer and U.S. General Partner, as determined either through agreement of the Sellers and Buyer (deemed or otherwise) pursuant to Section 2.4(b), Section 2.4(d) and this Section 2.4(f) or through the determination of the Independent Accountant pursuant to this Section 2.4(f), are referred to herein as the “Final Statement”, the “Final Working Capital” and the “Final Notes Balance”, respectively.

(g) The cost of the Independent Accountant’s review and determination shall be shared equally by the Sellers, on the one hand, with such share allocated among the Sellers’ respective Selling Groups in accordance with each Selling Group’s Pro Rata Share, and Buyer, on the other hand. During the review by the Independent Accountant, the Sellers and Buyer shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.4(f); provided, however, that the independent accountants of the Sellers, Buyer or the Companies shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(h) The “Post-Closing Adjustment” shall be the amount equal to the sum of (i) the Final Working Capital minus the Estimated Working Capital plus (ii) the Estimated Notes Balance minus the Final Notes Balance. If the Post-Closing Adjustment is a positive amount, then Buyer shall pay or cause to be paid by its Buying Affiliates in cash to the Sellers, their Selling Affiliates, if any, and U.S. General Partner, allocated in accordance with the Purchase Price Allocation Schedule, the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then each Selling Group shall pay or cause to be paid in cash to Buyer a Pro Rata Share of the absolute value of the Post-Closing Adjustment. Any such payment shall be made within three Business Days after the Final Working Capital and Final Notes Balance become such, together with interest thereon, from the Closing Date through the date on which the applicable Post-Closing Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.11. Any such payment shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law.

Section 2.5 Closing. The Closing shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 9:00 a.m. (Eastern Time), on the later of (i) January 15, 2013, or (ii) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as Buyer and each of the Sellers may all agree. Upon the occurrence of the Closing, the time and date that the applicable Transactions become effective shall be 12:01 a.m. (Eastern Time) on the Closing Date.

Section 2.6 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered to the Sellers and U.S. General Partner, the following:

(a) the Closing Payment, allocated among the Sellers, their Selling Affiliates, if any, and U.S. General Partner in accordance with the Purchase Price Allocation Schedule;

(b) a counterpart of the Transition Services Agreement, duly executed by Buyer;

(c) a counterpart of the Pension Transfer Agreement, duly executed by Buyer;

(d) the certificate to be delivered pursuant to Section 8.3(c);

(e) instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Transactions pursuant to the Express Agreements, duly executed by Buyer or one of its Buying Affiliates; and

(f) the Termination Agreement, duly executed by Buyer.

Section 2.7 Deliveries by the Sellers. At the Closing, each Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) its Certificates;

(b) the Termination Agreement, duly executed by the Manager and Operators and each of the Companies party thereto;

(c) the certificate to be delivered pursuant to Section 8.2(c)(i);

(d) the written resignations of the officers, managers and directors of each of the Companies, such resignations to be effective, in each case, concurrently with the Closing;

(e) all minute books, membership interest transfer ledgers (if any), and seal (if any) of each Company in the possession of any of the Companies, any of the Sellers or any of their respective Affiliates;

(f) two copies of a CD-ROM containing all documents posted in the Merrill Corporation Virtual Data Room located at https://datasite.merrillcorp.com under Project Blackhawk at any time up to, and including, the Closing Date, and a true, complete and correct index thereof; and

(g) a certificate of good standing or the equivalent of recent date for each of the Companies from their respective jurisdictions of organization.

Section 2.8 Deliveries by U.S. General Partner. At the Closing, U.S. General Partner shall deliver or cause to be delivered to Buyer the following:

(a) its Certificates; and

(b) the certificates to be delivered pursuant to Section 8.2(c)(ii) and Section 8.2(c)(iii).

Section 2.9 Deliveries by the Companies. At the Closing, Express US Holdings LP and Express Holdings (Canada) LP shall deliver, or cause to be delivered, to Buyer the certificate to be delivered pursuant to Section 8.2(c)(iii).

Section 2.10 Deliveries by Kinder Morgan. At the Closing, Kinder Morgan shall deliver, or cause to be delivered, to Buyer (a) a duly executed counterpart of the Transition Services Agreement and (b) a duly executed counterpart of the Pension Transfer Agreement.

Section 2.11 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Section 2.12 Payments. Each of the Sellers and their Selling Affiliates, if any, Buyer and its Buying Affiliates, if any, and U.S. General Partner shall make any payment due to the others pursuant to this Article II by no later than 9:00 a.m. (Eastern Time) on the day when due (unless otherwise consented to by the Person to whom such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by or on behalf of the Person receiving such payment.

Section 2.13 Withholding.

(a) Buyer, any Buying Affiliate, or any Affiliate or agent of Buyer or any Buying Affiliate (each, for purposes of this Section 2.13(a), a “Withholding Party”) shall be entitled to deduct and withhold from payment of the Purchase Price, or any other amounts (or any portion thereof) payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment to any Seller or Selling Affiliate (each, for purposes of this Section 2.13(a), a “Payee”) under the Code or any other Tax Law (other than the Tax Act), but only if, and to the extent that, (i) Buyer shall have delivered written notice to the Payee of the Withholding Party’s intention to withhold no later than forty-five days after the date hereof, setting forth in such written notice in reasonable detail the amount such Withholding Party intends to withhold and the legal basis for such withholding, and (ii) either (x) the Payee does not object to such notice within fifteen days of its receipt of such notice or (y) the Payee does so object and an Expert, selected in accordance with the Expert Selection Process, determines the proper amount of such withholding, with the costs (including the fees of the Expert) related to such determination borne by Buyer if the Expert determines that the proper amount of such withholding is less than half of the amount set forth in the original notice delivered by Buyer to the Payee in accordance with this Section 2.13 and otherwise borne by the Payee and its Affiliates. To the extent that amounts are withheld under this Section 2.13(a), such withheld amounts shall be paid by such Withholding Party to the relevant Tax Authority and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(b) Notwithstanding the foregoing Section 2.13(a), the Purchase Price (including the Closing Payment) payable to any Seller or Selling Affiliate shall be paid without any deduction or withholding pursuant to Section 1445 of the Code; provided that, at the Closing, each such Seller or Selling Affiliate, as the case may be, that conveys, transfers, assigns and delivers to Buyer or its Buying Affiliates the Securities pursuant to Section 2.1 delivers to Buyer or its Buying Affiliates a certificate, in the form attached hereto as Exhibit E, satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that such Seller or such Selling Affiliate is not a “foreign person”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING THE

SELLERS AND THEIR SELLING AFFILIATES

Except as set forth in the applicable Seller Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), (i) other than with respect to Section 3.7 and Section 3.8, each Seller, severally and not jointly, and solely with respect to itself and its Selling Affiliates, represents and warrants to Buyer as follows, (ii) with respect to Section 3.7, each of Borealis Trust and Teachers’ Trust severally and not jointly, and solely with respect to itself, represents and warrants to Buyer as follows and (iii) with respect to Section 3.8, Borealis, solely with respect to itself, represents and warrants to Buyer as follows:

Section 3.1 Organization and Good Standing. Seller and its Selling Affiliates have been duly organized or created, are validly existing and are in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the respective jurisdictions of their formation or creation.

Section 3.2 Corporate Authorization. Seller has all requisite corporate or similar power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of Seller’s Selling Affiliates has all requisite corporate or similar power and authority to execute and deliver any Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction

Documents, the performance of Seller’s and its Selling Affiliates’ obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action of Seller and its Selling Affiliates. This Agreement and the other Transaction Documents to which Seller and its Selling Affiliates is or will be a party have been or will be duly executed and delivered by Seller and its Selling Affiliates party thereto and assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of Seller and the Selling Affiliates party thereto, enforceable against Seller and its Selling Affiliates party thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

Section 3.3 Ownership of the Securities. Seller or one of its Selling Affiliates is the record and beneficial owner of (or in the case of a Seller that is a trust, the trustee and beneficiary are the record owner and the beneficial owner, respectively, of), and has good and valid title to, its Securities, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the legends on the Certificates, the Organizational Documents of the Companies, the Express Agreements or applicable securities Laws, resulting from actions of Buyer or any of its Affiliates or that will be discharged at or prior to the Closing).

Section 3.4 Non-Contravention. Assuming the receipt of all Seller Approvals, the execution and delivery by Seller and its Selling Affiliates of this Agreement and the other Transaction Documents to which each is or will be a party, the performance of their respective obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a)a violation of the Organizational Documents of Seller or its Selling Affiliates, (b)a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Seller or its Selling Affiliates pursuant to, any Contract to which Seller or its Selling Affiliates is a party (with or without notice, lapse of time or both) or (c)assuming the receipt of all Buyer Approvals, a breach or violation of, or a default under, any Law to which Seller or its Selling Affiliates are subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of Seller and its Selling Affiliates to consummate the Transactions.

Section 3.5 Consents and Approvals.

(a) Except in connection or in compliance with the Seller Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Selling Affiliates from, or to be given by Seller or any of its Selling Affiliates to, or to be made by Seller or any of its Selling Affiliates with, any Government Entity, in connection with the execution, delivery and performance by Seller or its Selling Affiliates of this Agreement and the other Transaction Documents to which each is or will be a party and the consummation of the Transactions, except (i) as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of Seller or its Selling Affiliates to consummate the Transactions or (ii) as may be required as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

(b) No consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Selling Affiliates from, or to be given by Seller or any of its Selling Affiliates to, or made by Seller or any of its Selling Affiliates with, any Person that is not a Government Entity in connection with the execution, delivery and performance by Seller and its Selling Affiliates of this Agreement and the other Transaction Documents to which each is or will be a party and the consummation of the Transactions, except for those required pursuant to the Transfer Requirements and (i) as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of Seller or its Selling Affiliates to consummate the Transactions or (ii) as may be required as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 3.6 Litigation and Claims. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation, to the Knowledge of Seller, pending or threatened in writing, against Seller, any of its Selling Affiliates or any of their respective properties or assets before any Government Entity, except as would not, individually or in the aggregate, materially delay or impair the ability of Seller or any of its Selling Affiliates to consummate the Transactions.

Section 3.7 Tax Matters.

(a) For U.S. federal income tax purposes, including Section 1445 of the Code and the Treasury Regulations promulgated thereunder, Borealis Trust and Teachers’ Trust are the “transferors” of the Borealis Trust Securities and the Teachers’ Trust Securities, respectively, and are not “foreign persons.” Borealis Trust does not hold the Borealis Trust Securities as an agent for any Person for U.S. federal tax purposes. Teachers’ Trust does not hold the Teachers’ Trust Securities as an agent for any Person for U.S. federal tax purposes.

(b) Since January 1, 2010, the Borealis Trust Securities have been held either directly by Borealis or directly by the Borealis Trust. Borealis is and always has been the sole capital and income beneficiary of the Borealis Trust. In exchange for transferring the Borealis Trust Securities to the Borealis Trust, Borealis received solely the beneficial interest in the Borealis Trust described in the preceding sentence.

(c) Since January 1, 2010, the Teachers’ Trust Securities have been held either directly by Teachers’ or directly by the Teachers’ Trust. Teachers’ is and always has been the sole capital and income beneficiary of the Teachers’ Trust. In exchange for transferring the Teachers’ Trust Securities to the Teachers’ Trust, Teachers’ received solely the beneficial interest in the Teachers’ Trust described in the preceding sentence.

Section 3.8 Borealis. Borealis is a wholly-owned subsidiary of OMERS Administration Corporation and had at least $4.0 billion in Net Assets as of December 31, 2011.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF U.S. GENERAL PARTNER

Except as set forth in the U.S. General Partner Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), U.S. General Partner represents and warrants to Buyer as follows:

Section 4.1 Organization and Good Standing. U.S. General Partner has been duly organized, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of formation.

Section 4.2 Corporate Authorization. U.S. General Partner has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of U.S. General Partner’s obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action of U.S. General Partner. This Agreement and the other Transaction Documents to which U.S. General Partner is or will be a party have been or will be duly executed and delivered by U.S. General Partner and assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of U.S. General Partner, enforceable against U.S. General Partner in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Ownership of the Securities. U.S. General Partner is the record and beneficial owner of, and has good and valid title to, its Securities, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the legends on the Certificates, the Organizational Documents of the Companies, the Express Agreements or applicable securities Laws, resulting from actions of Buyer or any of its Affiliates or that will be discharged at or prior to the Closing).

Section 4.4 Non-Contravention. Assuming the receipt of all Seller Approvals, the execution and delivery by U.S. General Partner of this Agreement and the other Transaction Documents to which it is or will be a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a)a violation of the Organizational Documents of U.S. General Partner, (b)a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of U.S. General Partner pursuant to, any Contract to which U.S. General Partner is a party (with or without notice, lapse of time or both) or (c)assuming the receipt of all Buyer Approvals, a breach or violation of, or a default under, any Law to which U.S. General Partner is subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of U.S. General Partner to consummate the Transactions.

Section 4.5 Consents and Approvals.

(a) Except in connection or in compliance with the Seller Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by U.S.

General Partner from, or to be given by U.S. General Partner to, or to be made by U.S. General Partner with, any Government Entity, in connection with the execution, delivery and performance by U.S. General Partner of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, except (i) as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of U.S. General Partner to consummate the Transactions or (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

(b) No consent, approval, waiver, authorization, notice or filing is required to be obtained by U.S. General Partner from, or to be given by U.S. General Partner to, or made by U.S. General Partner with, any Person that is not a Government Entity in connection with the execution, delivery and performance by U.S. General Partner of this Agreement and the other Transaction Documents to which U.S. General Partner is or will be a party and the consummation of the Transactions, except for those required pursuant to the Transfer Requirements and (i) as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of U.S. General Partner to consummate the Transactions or (ii) as may be required as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 4.6 Litigation and Claims. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation, to the Knowledge of U.S. General Partner, pending or threatened in writing, against U.S. General Partner or any of its properties or assets before any Government Entity, except as would not, individually or in the aggregate, materially delay or impair the ability of U.S. General Partner to consummate the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES AND THE

EXPRESS PIPELINE SYSTEM

Except as set forth in the Company Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), Express US Holdings LP and Express Holdings (Canada) LP, on behalf of the Companies, represent and warrant to Buyer as follows:

Section 5.1 Organization and Good Standing.

(a) Each of the Companies has been duly organized, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Companies is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2 Corporate Authorization. Each of the Companies has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents to which any Company is or will be a party, the performance of the Companies’ obligations thereunder and the consummation of the Transactions have been duly authorized by all necessary action of the Companies. The Transaction Documents to which any of the Companies is or will be a party have been or will be duly executed and delivered by such Company and assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Capitalization.

(a) All of the outstanding capital stock or other equity interests of the Companies have been duly authorized and are validly issued. Other than pursuant to the Express Agreements, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which any of the Companies are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of any of the Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Express Agreements, the capital stock or other equity interests in the Companies are not subject to any voting trust agreement or similar arrangement relating to the voting of such capital stock or other equity interests.

(b) The Unsecured Subordinated Debentures Series 2003-A due 2023 of Express US Holdings LP have been duly authorized and are validly issued and constitute a valid and binding obligation of Express US Holdings LP, subject to the Bankruptcy and Equity Exception.

(c) A true and complete list of the Companies is set forth on Section 5.3(c) of the Company Disclosure Schedule, and such list sets forth, with respect to each such Company, its jurisdiction of organization or formation and its authorized and outstanding capital stock or other equity interests as of the date hereof and the ownership thereof. The Securities, collectively, include all of the issued and outstanding shares of capital stock, partnership units or other equity interests of Express US Holdings LP and Express Canada and all of the debt securities of Express US Holdings LP and Express Canada held by any of the Sellers or any Affiliate of any Seller, other than any Notes held by any such Persons.

Section 5.4 Non-Contravention. Assuming the receipt of all Seller Approvals, the execution and delivery by Express US Holdings LP and Express Holdings (Canada) LP of this Agreement and the execution and delivery by the Companies of the other Transaction Documents to which each is or will be a party, the performance by the Companies of their respective obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of any of the Companies, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Companies pursuant to, any Material Contract (with or without notice, lapse of time or both) or (c)assuming the receipt of all Buyer Approvals, a breach or violation of, or a default under, any Law to which the Companies are subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of the Companies to consummate the Transactions.

Section 5.5 Consents and Approvals.

(a) Except in connection or in compliance with (i) the notification and waiting period requirements of the HSR Act, (ii) the filings with, notices to, and orders, consents and approvals of, the Wyoming Public Service Commission, (iii) the Competition Act Approval, (iv) the Canada Transportation Act Approval, (v) the Investment Canada Act Approval and (vi) the approvals, filings and notifications required by applicable Laws that are set forth on Section 5.5(a) of the Company Disclosure Schedule (the items set forth in clauses (i) through (iv), the “Seller Required Approvals” and, together with item (vi), the “Seller Approvals”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Company from, or to be given by any Company to, or to be made by any Company with, any Government Entity, in connection with the execution, delivery and performance by the Companies of this Agreement and the other Transaction Documents to which each is or will be a party and the consummation of the Transactions, except (x) as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of the Companies to consummate the Transactions or (y) as may be required as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

(b) No consent, approval, waiver, authorization, notice or filing is required to be obtained by any Company from, or to be given by any Company to, or made by any Company with, any Person that is not a Government Entity in connection with the execution, delivery and performance by the Companies of this Agreement and the other Transaction Documents to which each is or will be a party and the consummation of the Transactions, except for those required pursuant to the Transfer Requirements and (i) as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of the Companies to consummate the Transactions or (ii) as may be required as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 5.6 Financial Statements. Copies of (a) the audited consolidated statements of financial position of Express Holdings (Canada) LP as of December 31, 2011, and the audited consolidated statements of earnings and/or loss, partners’ equity and cash flows of Express Holdings (Canada) LP for the fiscal year ended December 31, 2011 (the “Express Canada Audited Financial Statements”) and (b) the unaudited condensed consolidated statements of financial position of Express Holdings (Canada) LP as of September 30, 2012, and the unaudited condensed consolidated statements of earnings and/or loss, partners’ equity and cash flows of Express Holdings (Canada) LP for the nine months ended September 30, 2012 (the “Express Canada Unaudited Financial Statements” and, together with the Express Canada Audited Financial Statements, the “Express Canada Financial Statements”) have been made available to Buyer prior to the date of this Agreement. Copies of (x) the audited consolidated statements of financial position of Express US Holdings LP as of December 31, 2011, and the audited consolidated statements of earnings and/or loss, equity-ordinary units and cash flows of Express US Holdings LP for the fiscal year ended December 31, 2011 (the “Express U.S. Audited Financial Statements” and, together with the Express Canada Audited Financial Statements, the “Audited Financial Statements”) and (y) the unaudited condensed consolidated statements of financial position of Express US Holdings LP as of September 30, 2012, and the unaudited condensed consolidated statements of earnings and/or loss, partners’ equity and cash flows of Express US Holdings LP for the nine months ended September 30, 2012 (the “Express U.S. Unaudited Financial Statements” and, together with the Express U.S. Audited Financial Statements, the “Express U.S. Financial Statements”; the unaudited financial statements listed in clauses (b) and (y), collectively, the “Unaudited Financial Statements”) have been made available to Buyer prior to the date of this Agreement. The Audited Financial Statements and the Unaudited Financial Statements were prepared in accordance with Canadian ASPE, the Express Canada Financial Statements fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of Express Holdings (Canada) LP and the Express U.S. Financial Statements fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of Express US Holdings LP, in each case, as of the dates and for the periods presented (except as may be noted therein) and subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments.

Section 5.7 Absence of Liabilities. Express Canada and its consolidated Subsidiaries and Express U.S. and its consolidated Subsidiaries have no Liabilities required by Canadian ASPE to be reflected in a consolidated balance sheet, and no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), but excluding all operating leases that are not Capital Lease Obligations, in each case, other than (a) Liabilities that were incurred since September 30, 2012 in the ordinary course of business, (b) Liabilities incurred in connection with this Agreement, the other Transaction Documents or the Transactions, (c) Liabilities that have been or will be discharged or paid in full prior to Closing, (d) Liabilities that would not, individually or in the aggregate, be material, (e) Liabilities incurred in connection with the Cenex Project after the date hereof in accordance with Section 7.11 and (f) as reflected, reserved against or otherwise disclosed in the Financial Statements; provided, however, that the foregoing clause (a) shall not apply to any Indebtedness.

Section 5.8 Absence of Changes. Except as contemplated by this Agreement, to the Knowledge of the Companies, since December 31, 2011 through the date of this Agreement, the business of the Express Pipeline System has been conducted (a) in all material respects in the ordinary course of business and (b) there has not occurred any change in the business of the Express Pipeline System that, individually or in the aggregate, has had a Material Adverse Effect.

Section 5.9 Material Contracts.

(a) Section 5.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the Material Contracts.

(b) Each Material Contract is, in all material respects, a valid and binding obligation of the Company that is party thereto and, to the Knowledge of the Companies, each other party to such Material Contract. Each Material Contract is, in all material respects, enforceable against the Company that is party thereto and, to the Knowledge of the Companies, each other party to such Material Contract in accordance with its terms (subject to the Bankruptcy and Equity Exception). None of the Companies or, to the Knowledge of the Companies, any other party to a Material Contract, is in default or breach, in any material respect, of a Material Contract and, to the Knowledge of the Companies, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both).

Section 5.10 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the Knowledge of the Companies, threatened in writing or, to the Knowledge of the Companies, any pending investigation, in each case against the Companies or any of their properties or assets before any Government Entity except as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the Sellers’, their respective Selling Affiliates’ or the Companies’ ability to consummate the Transactions.

Section 5.11 Compliance with Law; Permits.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Companies is, and since January 1, 2009 has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets and (ii) the Companies have all Permits required to conduct the business of the Express Pipeline System as currently conducted; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein, including those set forth in Section 5.13.

(b) The consummation of the Transaction will not cancel, suspend, terminate or otherwise require modification of any material Permit.

(c) Since January 1, 2009, the Companies have not received any written notice alleging any material violation under any applicable Law or Permit held by the Companies and, to the Knowledge of the Companies, there are no investigations or reviews pending or threatened by any Government Entity relating to any alleged violation of Law or the terms of any Permit arising out of operations of the Express Pipeline System other than, in each case, those that have been resolved.

Section 5.12 Properties.

(a) Except for Permitted Encumbrances and property rights terminated or disposed of after June 30, 2012 in the ordinary course of business, the Companies have (i) good and marketable title in fee simple to the owned real properties (other than the Easements) reflected in the Express Canada Financial Statements and the Express U.S. Financial Statements (the “Financial Statements”) free and clear of all Encumbrances, (ii) a valid, binding and enforceable leasehold interest in each of the leased properties used by the Companies in the conduct of the business as conducted by the Companies as of the date hereof, free and clear of all Encumbrances and (iii) good title to the material owned personal property reflected in the Financial Statements, free and clear of all Encumbrances.

(b) The Companies have such Easements as are necessary for the Companies to operate the Express Pipeline System substantially as operated on the date hereof, except for imperfections (including gaps, defects and irregularities) as would reasonably be anticipated to exist, based on industry practices, in a pipeline system of the size, age, location and other characteristics of the Express Pipeline System or as would not reasonably be expected to have a Material Adverse Effect.

(c) The real properties owned by the Companies (all of which are set forth on Section 5.12(c)(i) of the Company Disclosure Schedule), the real properties as to which one or more of the Companies holds a valid leasehold interest (all of which are set forth on Section 5.12(c)(ii) of the Company Disclosure Schedule) or Easements, as well as the real properties that may be used for the benefit of the Companies in connection with the Transition Services Agreement, constitute all of the real property used for the conduct of the business, in all material respects, of the Express Pipeline System as conducted by them on the date hereof. The personal properties owned by the Companies to conduct the operations of the Express Pipeline System, as well as the personal properties that may be used for the benefit of the Companies in connection with the Transition Services Agreement, constitute all of the personal property used for the conduct of the business, in all material respects, of the Companies as conducted by them on the date hereof.

(d) To the Knowledge of the Companies there is no pending or threatened in writing, condemnation of any real property (excluding Easements) set forth in the Financial Statements by any Government Entity that would materially interfere with the conduct of the business of the Companies as conducted by the Companies as of the date hereof.

(e) To the Knowledge of the Companies, there have been no ruptures or explosions in the Company Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such explosions or ruptures have been resolved. The Company Systems have been maintained, to the Knowledge of the Companies, consistent with industry standards, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.13 Environmental Matters.

(a) (i) The Companies are in compliance with all Environmental Laws applicable to them, in the conduct of the business of the Express Pipeline System and possess all Environmental Permits for the operation of the Express Pipeline System as presently conducted and (ii) all past violations of Environmental Laws by the Companies, if any, have been resolved without any ongoing obligations, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Since January 1, 2008, and to the Knowledge of the Companies, prior to January 1, 2008, there have been no Releases of any Hazardous Materials from the Express Pipeline System or at any of the Companies’ owned real property that require Remedial Action pursuant to any Environmental Law, except for Releases that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

(c) The Companies have not received any written claim, demand, notice of violation, citation notice of potential liability, notice that a Company is a potentially responsible party under CERCLA or similar state or foreign Law, concerning any violation or alleged violation of, or any liability or potential liability under, any applicable Environmental Law (other than past violations, if any, that have been resolved, to the Knowledge of the Companies, without any ongoing obligations), except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceeding, to the Knowledge of the Companies, pending or threatened in writing, concerning compliance by the Companies or liability of the Companies with any Environmental Law except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Companies do not and, to the Knowledge of the Companies, have not owned, leased or operated a site that (i) pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Government Entity on the “National Priorities List” or similar state or foreign list, as in effect as of the Closing Date, or (ii) is currently involved with any voluntary clean-up program sponsored by a Government Entity, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Except for Ordinary Course Contracts, none of the Companies has contractually assumed the liabilities of third parties arising pursuant to Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Sellers have made available to Buyer (i) all environmental reports prepared by third party engineering, consulting or similar firms for the Companies or the Sellers since December 31, 2009 that address material environmental obligations of the Companies and (ii) all Environmental Permits held by the Companies for the operation of the Express Pipeline System.

(h) Notwithstanding any other representation and warranty in this Article V, the representations and warranties set forth in this Section 5.13 are the Companies’ sole and exclusive representations and warranties regarding environmental matters.

Section 5.14 Employee Benefit Matters.

(a) The Companies do not have any employees.

(b) Section 5.14(b) of the Company Disclosure Schedule lists all of the employee benefit and compensation plans, programs, agreements and arrangements, including all pension, retirement, welfare, profit-sharing, thrift, savings, deferred compensation, compensation, incentive, equity-based, change in control, employment, retention, severance, retiree benefit, health benefit, fringe benefit, perquisite and similar plans, programs or arrangements sponsored, maintained or contributed to by the Sellers or any of their respective Affiliates (including the Manager and Operators) and in which any Designated Employee is eligible to participate or otherwise providing compensation or benefits to any Designated Employee, in any case exclusive of arrangements required by and maintained exclusively pursuant to applicable Law (the “Benefit Plans”). The Companies have made available or caused to be made available to Buyer current copies of the summary plan descriptions (as most recently amended) with respect to the Benefit Plans.

(c) There are no Benefit Plans sponsored or maintained or required to be sponsored or maintained by the Companies. The Companies do not have, and following the Closing will not have, any liabilities under or other obligations in respect of any Benefit Plan.

(d) Kinder Morgan and its Affiliates are in compliance in all material respects with all of their respective obligations under the Benefit Plans.

(e) Any Benefit Plan that is subject to the Laws of Canada has been maintained in all material respects in accordance with all applicable Law and with its terms, has been duly registered with the appropriate Government Entity where required to be registered by applicable Law and is in good standing with the Government Entities with jurisdiction over such Benefit Plans.

(f) To the Knowledge of the Companies, neither any of the Companies nor Buyer will, as a result of the Transactions, be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

Section 5.15 Employment and Labor Matters.

(a) Section 1.1(b) of the Company Disclosure Schedule includes a true and complete list of each Designated Employee by employee classification (exempt or nonexempt), job title, principal work location or department, date of hire, benefit plan creditable service and eligibility dates, 2011 annual bonus, 2012 target or guaranteed annual bonus, employment status (i.e., active or on leave or disability; full-time or part-time) and annual base pay or pay rate. The list of Designated Employees as reflected on Schedule 1.1(b)

of the Company Disclosure Schedule includes each employee of Kinder Morgan and its Affiliates (including the Manager and Operators) whose job function is located along the Express Pipeline System between Hardisty, Alberta, Canada and Wood River, Illinois (the “Field Employees”). The working time of the Field Employees is substantially devoted to, and, as to substantially all of the Field Employees, for the six-month period prior to the date of this Agreement has been substantially devoted to, the operation of the Express Pipeline System.

(b) Except as set forth in Section 5.15(b) of the Company Disclosure Schedule, no Designated Employees are covered by any collective bargaining Contract or other agreement or understanding with a labor union or labor organization (nor is any such agreement or contract being negotiated by or on behalf of any Company) and there are no unfair labor practice or labor arbitration proceedings pending or threatened in writing against Kinder Morgan or its Affiliates with respect to any Designated Employees. To the Knowledge of the Companies, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to any Designated Employees.

(c) With respect to the Designated Employees, (i) there is no labor strike or labor dispute, unfair labor charge or complaint, slow-down, lockout, work stoppage or other labor difficulty pending or threatened in writing against any of the Sellers, (ii) none of the Sellers is a party to, or otherwise bound by, any judgment, order, decision or award by a Government Entity or consent decree with any Government Entity relating to employees or employment practices and (iii) none of the Sellers has received notice during the past year of the intent of any Government Entity responsible for the enforcement of labor or employment Laws to conduct an audit of any of the Sellers, and, to the Knowledge of the Sellers, no such audit is in progress.

(d) With respect to the Designated Employees, Kinder Morgan and its Affiliates are and have been in compliance in all respects with all applicable Laws respecting labor, employment and fair employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues, labor relations, and unemployment insurance.

(e) With respect to the Designated Employees, Kinder Morgan and its Affiliates (i) have properly classified and treated all of their workers as independent contractors or employees, (ii) have properly classified and treated all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) have withheld and reported all material amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees and (v) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(f) With respect to the Designated Employees, (i) the employment of each Designated Employee whose principal place of employment is in the United States is “at-will” and (ii) except as set forth in Section 5.15(f)(ii) of the Company Disclosure Schedule, Kinder Morgan and its Affiliates do not have any obligation to provide any particular form or period of notice prior to, or severance in connection with, terminating the employment of any of its employees, other than as required by applicable Law.

(g) With respect to the Designated Employees, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach of, or payments under, any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which any of the Sellers are a party.

Section 5.16 Tax Matters.

(a) All material Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Companies, taking into account any valid extension of time within which to file, have been or will be timely filed on or before the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes shown as owing by or with respect to the Companies on the Tax Returns described in Section 5.16(a) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued on the Audited Financial Statements.

(c) No material examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 5.16(a) or any Taxes of or with respect to any Company are currently pending or have been proposed in writing or, to the Knowledge of the Companies, have been threatened.

(d) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any material amount of Taxes of or with respect to the Companies or any material Tax Returns of or with respect to the Companies.

(e) None of the Companies will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Tax Law) or (v) in connection with or attributable to any transaction taking place on or after December 1, 2005, or, to the Knowledge of the Companies, any transaction taking place before such date, the application of Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Tax Law), to include any material item of income in or exclude any material item of deduction from taxable income for any Tax period ending after the Closing Date.

(f) There are no Encumbrances other than Permitted Encumbrances on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(g) Since December 1, 2005, none of the Companies has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return that included as a member an entity other than any of the Companies.

(h) No closing agreements, private letter rulings or, to the Knowledge of the Companies, technical advice memoranda, or similar agreements or rulings with respect to material Taxes have been entered into or issued by any Tax Authority with respect to any of the Companies.

(i) No power of attorney has been granted by or with respect to any Company with regard to any material matters relating to Taxes.

(j) No state, local or non-U.S. jurisdiction in which any of the Companies has not filed Tax Returns has asserted that any of the Companies is required to file a Tax Return in such jurisdiction.

(k) Each Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, partner or other third party.

(l) No Company is a party to, bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding.

(m) No Company has participated in any (i) “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357) (or any comparable Laws of jurisdictions other than the United States) or (ii) “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of jurisdictions other than the United States).

(n) (i) Notwithstanding anything to the contrary in the Company Disclosure Schedule, the aggregate amount of the net operating loss carryovers for U.S. federal income tax purposes of Express US Holdings LP and its Subsidiaries as of the end of the Closing Date (assuming, for these purposes, that the taxable year of each such Company ends on the Closing Date) equals or exceeds $100 million and the aggregate amount of such net operating loss carryovers as of the end of the Closing Date (assuming, for these purposes, that the taxable year of each such Company ends on the Closing Date) that is not, pre-Closing, subject to limitations imposed by Section 382 of the Code equals or exceeds $100 million; and (ii) Section 5.16(n) of the Company Disclosure Schedule sets forth the dates on which such net operating loss carryovers expire. For the purposes of the preceding sentence, any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date after the Closing shall be deemed to have taken place or arisen after the Closing Date.

(o) Section 5.16(o) of the Company Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of each Company for U.S. federal and state Tax purposes.

(p) For the purposes of the Code and the Treasury Regulations, all related party transactions involving any Company are and have been at all times at arm’s length.

(q) Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by each Company that is a Canadian resident corporation, or a partnership all the partners of which are resident in Canada for purposes of the Tax Act, with respect to all material transactions during a taxation year commencing after 2002 and ending on or before the Closing Date between the Company and any non-resident Person with whom the Company did not deal at arm’s length within the meaning of the Tax Act at the time of such transaction.

(r) Each of the Sellers other than the Borealis Trust and the Teachers’ Trust is not a non-resident person or partnership, other than a Canadian partnership (as defined in subsection 102(1) of the Tax Act), for the purposes of Section 116 of the Tax Act.

(s) The shares in the capital of 3071978 Nova Scotia Company held by Express US Holdings LP constitute “capital property” (other than depreciable property) to Express US Holdings LP for purposes of the Tax Act.

(t) The shares in the capital of ExPlatte Holdings Inc. held by 3071978 Nova Scotia Company constitute “capital property” (other than depreciable property) to 3071978 Nova Scotia Company for purposes of the Tax Act.

(u) The Canadian income Tax liability of each Company has been assessed by the relevant Tax Authority in respect of each taxable year or period ending on or prior to the date hereof.

(v) Each of Express Holdings (Canada) LP and Express Pipeline LP has at all times since its formation been a “Canadian partnership” within the meaning assigned by subsection 102(1) of the Tax Act. From the time of its formation up to and including December 7, 2012, Express US Holdings LP has been a “Canadian partnership” within the meaning assigned by subsection 102(1) of the Tax Act. Each of 3071978 Nova Scotia Company, Canada General Partner, and Express Pipeline Ltd. have at all times since incorporation been a “taxable Canadian corporation” and a “private corporation” within the meaning assigned by subsection 89(1) of the Tax Act.

(w) None of the interests in Express US Holdings LP, Express Holdings (Canada) LP, or Express Pipeline LP are, or to the Knowledge of the Sellers have been, a “tax shelter” within the meaning assigned by subsection 248(1) nor a “tax shelter investment” within the meaning assigned by subsection 143.2(1) of the Tax Act.

(x) None of 3071978 Nova Scotia Company, Canada General Partner, or Express Pipeline Ltd. has ever made an election pursuant to subsection 261(3) of the Tax Act.

(y) Each of ExPlatte Holdings Inc., Express Holdings (USA) Inc., Express Pipeline LLC and Platte Pipe Line Company is not resident in Canada for purposes of the Tax Act, determined without regard to subsection 250(5) of the Tax Act.

(z) None of the ordinary units and preferred units of Express US Holdings LP and the shares in the capital of 3071978 Nova Scotia Company constitute “taxable Canadian property” as defined in the Tax Act.

(aa) Notwithstanding any other representation and warranty in this Article V, the representations and warranties set forth in Section 3.7, Section 5.14 and this Section 5.16 are the Companies’ and Sellers’ sole and exclusive representations and warranties regarding Tax matters.

Section 5.17 Compliance.

(a) FERC Compliance. The Companies are, and since January 1, 2009, have been in compliance (i) with the applicable provisions of the Interstate Commerce Act and (ii) with all applicable rules, regulations, orders, certificates and tariffs of the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets. Each Company has duly filed all material tariffs, forms and reports required to be filed by or with respect to such Company with the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets and such material forms and reports have been prepared in accordance with applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, to the Knowledge of the Companies, there are no pending or threatened in writing investigations or audits by the FERC or any state utility commission related to the Companies’ businesses, operations, assets, rates, tariffs or services.

(b) Canadian Federal Provincial Regulatory Compliance. The Companies are, and since January 1, 2009 have been, in compliance (i) with the applicable provisions of the National Energy Board Act and the regulations thereunder and (ii) with all applicable rules, regulations, orders, certificates and tariffs of the NEB and any provincial utilities or pipeline regulator, including, but not limited, to the Alberta Utilities Commission, or any successor entities thereto, having jurisdiction over any of the Companies’ businesses, operations or assets. Each Company has duly filed all material tariffs, forms and reports required to be filed by or with respect to such Company with the NEB and any provincial utilities or pipeline regulator having jurisdiction over any of the Companies’ businesses, operations or assets and such material forms and reports have been prepared in accordance with applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.18 Insurance.

(a) Section 5.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all policies of property and casualty insurance insuring the properties, assets, employees and/or operations of the Companies (collectively, the “Policies”). Such Policies are in full force and effect. All premiums payable under such Policies (including with respect thereto covering all periods up to and including the Closing Date) have been or will be paid in a timely manner and the Companies have complied in all material respects with the terms and conditions of all such Policies.

(b) None of the Companies is in default in any material respect under any provisions of the Policies, and there is no claim, and there has been no notice of circumstances filed with any carrier, by the Companies or by Kinder Morgan or any Affiliate of Kinder Morgan. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received with respect to any of the Policies. Such Policies are sufficient for compliance with the minimum stated requirements under all Material Contracts to which any of the Companies is a party.

(c) Section 5.18(c) of the Company Disclosure Schedule sets forth a list, from January 1, 2008, of all events noticed by or on behalf of the Companies with the Companies’ property insurance, potential losses in respect of which may exceed $250,000, and events noticed by or on behalf of the Companies with the Companies’ liability insurance, potential losses in respect of which may exceed $100,000, in each case relating to the Express Pipeline System without respect to any deductible or retention, and whether or not an insurance claim was filed with the applicable insurer.

Section 5.19 No Brokers or Finders. Except for Morgan Stanley & Co. LLC, whose fees will be paid by Borealis and Teachers’ or their respective Affiliates prior to or at Closing, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Sellers, U.S. General Partner, the Companies, or any of their respective Affiliates who is entitled to any fee or commission from the Companies or their respective Affiliates in connection with the Transactions for which Buyer, any of its Affiliates or the Companies would be liable.

Section 5.20 No Other Business. None of the Companies has engaged in any material respect in any business other than the business of the Express Pipeline System.

Section 5.21 Intellectual Property. To the Knowledge of the Companies (a) each of the Companies owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted, (b) no third party has asserted in writing against any Seller, any Company or any of their respective Affiliates a claim that any Company is infringing on the intellectual property of such third party and (c) no third party is infringing on the Intellectual Property owned by any of the Companies.

Section 5.22 Throughput Data. The Companies’ good faith estimates of the receipts of the Companies for the 12 month period ended as of December 31, 2011 and the nine month period ended as of September 30, 2012 of the volumes of crude oil transported on the Express Pipeline System at the Hardisty, Alberta receipt point, at the Guernsey, Wyoming receipt point and at the Casper, Wyoming receipt point are set forth on Section 5.22 of the Company Disclosure Schedule.

Section 5.23 Bank Accounts. Section 5.23 of the Company Disclosure Schedule sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts that the Companies maintain with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account.

Section 5.24 Transactions with Affiliates. There are no Contracts between (a) any of the Companies or any of their directors, managers, officers, employees or consultants, or any member of their immediate families, on the one hand, and (b) any Seller or any Affiliate of any Seller (other than the Companies) or any of their directors, managers, officers, employees or consultants or any members of their immediate families, on the other hand, other than the Express Agreements and the Management and Operating Agreements.

Section 5.25 Cenex Project. The preliminary estimated construction budget for the Cenex Project is set forth on Section 5.25 of the Company Disclosure Schedule, and it has been prepared in good faith and based upon assumptions that are believed to be reasonable as of the date it was prepared.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, Article IV and this Article V, none of the Sellers, U.S. General Partner, the Companies, any of their respective Affiliates or any of their respective stockholders, trustees, members, fiduciaries or Representatives, nor any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Sellers, U.S. General Partner, the Companies, their respective Affiliates, the Express Pipeline System, the Securities, this Agreement, the other Transaction Documents or the Transactions. Except for the representations and warranties contained in Article III, Article IV and this Article V, each of the Sellers, U.S. General Partner and each of the Companies disclaims, on behalf of itself and its Affiliates, (a) any other representations or warranties, whether made by any of the Sellers, U.S. General Partner, any of the Companies, any of their respective Affiliates or their respective stockholders, trustees, members, fiduciaries or Representatives or any other Person and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished. None of the Sellers, U.S. General Partner, the Companies, any of their respective Affiliates, any of their respective stockholders, trustees, members, fiduciaries or Representatives nor any other Person has made or is making any representations or warranties to Buyer or any other Person regarding the probable success or profitability of the Companies or the Securities (whether before or after the Closing), including regarding the possibility or likelihood of any action, application, challenge, claim, proceeding or review, regulatory or otherwise, including, in each case, in respect of rates, or any particular result or outcome therefrom, or the possibility or likelihood of the occurrence of any environmental condition, release or hazard, or any mechanical or technical issue, problem, or failure, or of any interruption in service, or of any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, or of the possibility, likelihood or potential outcome of any complaints, controversies or disputes with respect to existing or future customers or suppliers, in each case, related to any of the Companies or the Express Pipeline System.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule (which disclosure schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure schedule relates; provided, however, that any information set forth in one Section or subsection of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent), Buyer, with respect to itself and its Buying Affiliates, represents and warrants to each of the Sellers as follows:

Section 6.1 Organization and Qualification. Buyer and its Buying Affiliates have been duly organized, are validly existing and are in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the respective jurisdictions of their formation.

Section 6.2 Corporate Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of Buyer’s Buying Affiliates has all requisite corporate or similar power and authority to execute and deliver any Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of Buyer’s and its Buying Affiliates’ obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action of Buyer and its Buying Affiliates. This Agreement and the other Transaction Documents to which Buyer and its Buying Affiliates are or will be a party have been or will be duly executed and delivered by Buyer and its Buying Affiliates party thereto, assuming the due authorization, execution and delivery of the Transaction Documents by each Person that is or will be a party thereto, constitute the legal, valid and binding obligations of Buyer and its Buying Affiliates party thereto, enforceable against Buyer and its Buying Affiliates party thereto in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 6.3 Consents and Approvals. Except in connection, or in compliance, with (i) the notification and waiting period requirements of the HSR Act, (ii) the filings with, notices to, and orders, consents and approvals of, the Wyoming Public Service Commission, (iii) the Competition Act Approval, (iv) the Canada Transportation Act Approval, (v) the Investment Canada Act Approval, (vi) the approvals set forth on Section 6.3(a)(vi) of the Buyer Disclosure Schedule and (vii) the approvals, filings and notifications required by applicable Laws that are set forth on Section 6.3(a)(vii) of the Buyer Disclosure Schedule (the items set forth in clauses (i) through (vi), the “Buyer Required Approvals” and, together with item (vii) the “Buyer Approvals”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer, its Buying Affiliates or any of their respective Affiliates from, or to be given by Buyer, its Buying Affiliates or any of their respective Affiliates to, or be made by Buyer, its Buying Affiliates or any of their respective Affiliates with, any Person (including any Government Entity) in connection with the execution, delivery and performance by Buyer or its Buying Affiliates of this Agreement or the other Transaction Documents to which each is or will be a party or the consummation of the Transactions, except as would not, individually or in the aggregate, prevent or materially delay or impair the ability of Buyer or its Buying Affiliates to consummate the Transactions.

Section 6.4 Non-Contravention. Assuming the receipt of all Buyer Approvals, the execution and delivery by Buyer and its Buying Affiliates of this Agreement and the other Transaction Documents to which each is or will be a party, the performance of their respective obligations pursuant to the Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of Buyer or its Buying Affiliates, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Buyer or its Buying Affiliates pursuant to, any Contract to which Buyer or its Buying Affiliates are a party (with or without notice or lapse of time or both) or (c) assuming the receipt of all Seller Approvals, a breach or violation of, or a default under, any Law to which Buyer, its Buying Affiliates or their respective Affiliates are subject, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay or impair the ability of Buyer or its Buying Affiliates to consummate the Transactions.

Section 6.5 Litigation and Claims. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation, to the Knowledge of Buyer, pending or threatened in writing, against Buyer, its Buying Affiliates or any of their respective properties or assets before any Government Entity except as would not, individually or in the aggregate, prevent or materially impair or delay the ability of Buyer or its Buying Affiliates to consummate the Transactions.

Section 6.6 Financing. Buyer’s obligations hereunder, including as they relate to its Buying Affiliates, are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the Transactions. Buyer and its Buying Affiliates have or will have at the Closing sufficient funds to enable Buyer to pay in full to each Seller, its Selling Affiliates, if any, and U.S. General Partner at the Closing the entire amount of the Purchase Price due in immediately available funds in cash.

Section 6.7 Investment Intent. Buyer and its Buying Affiliates are acquiring the Securities for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling the Securities, in each case, in violation of the Securities Act or any other applicable Law. Buyer and its Buying Affiliates acknowledge and agree that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable Law.

Section 6.8 No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer, its Buying Affiliates or any of their respective Affiliates who is entitled to any fee or commission from Buyer, its Buying Affiliates or any of their respective Affiliates in connection with the Transactions for which the Sellers or any of their Affiliates would be liable.

Section 6.9 Independent Investigation; No Other Representations or Warranties. Buyer and its Buying Affiliates acknowledge that in making the decision to enter into this Agreement and to consummate the Transactions, Buyer and its Buying Affiliates have relied solely on (i) the basis of their own independent investigation of the Express Pipeline System, its components and the risks related thereto and (ii) upon the express written representations, warranties and covenants in this Agreement. Without limiting the foregoing, Buyer and its Buying Affiliates expressly acknowledge the provisions set forth in Section 5.26. Except for the representations and warranties contained in this Article VI, neither Buyer, its Buying Affiliates, any of their respective Affiliates nor any of their respective stockholders, trustees or Representatives, nor any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to

Buyer, its Buying Affiliates, their respective Affiliates, their respective businesses, this Agreement, the other Transaction Documents to which Buyer or any of its Buying Affiliates is or will be a party or the Transactions. Except for the representations and warranties contained in this Article VI, (a) Buyer disclaims, on behalf of itself, its Buying Affiliates and their respective Affiliates, any other representations or warranties, whether made by Buyer, its Buying Affiliates, any of their respective Affiliates, any of their respective stockholders, trustees or Representatives or any other Person and (b) Buyer disclaims, on behalf of itself, its Buying Affiliates and their respective Affiliates, all Liabilities and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Sellers or their respective Affiliates.

ARTICLE VII

COVENANTS

Section 7.1 Access and Information.

(a) From the date hereof until the Closing Date, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, upon reasonable prior notice, Kinder Morgan shall afford Buyer and its Representatives reasonable access, during normal business hours, to the books and records, offices and properties of the Companies and to the extent related thereto, of the Manager and Operators, furnish to Buyer such additional financial and operational data and other information regarding the Companies as Buyer may from time to time reasonably request and make reasonably available to Buyer the employees of the Manager and Operators whose assistance and expertise is necessary to assist Buyer in connection with Buyer’s preparation to integrate the Companies into Buyer’s organization following the Closing. Any such access or requests shall (i) be supervised by such Persons as may be designated by the Sellers and (ii) be conducted in such a manner so as not to interfere with any of the businesses or operations of the Sellers, U.S. General Partner, the Companies or their respective Affiliates (including the Manager and Operators) and shall not contravene any applicable Law. All requests for information made pursuant to this Section 7.1(a) shall be directed to such Person or Persons as may be designated by the Sellers, and Buyer shall not directly or indirectly contact any Representative of the Sellers, U.S. General Partner, any of the Companies, or any of their respective Affiliates (including the Manager and Operators) without the prior approval of such designated Person or Persons. In no event shall the auditors and independent accountants of the Sellers, U.S. General Partner, the Companies or their respective Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If requested by the Sellers, Buyer shall, and shall cause its Buying Affiliates and its Affiliates (as applicable) to, enter into a customary joint defense agreement with the Sellers, U.S. General Partner, the Companies or their respective Affiliates with respect to any information to be provided to Buyer pursuant to this Section 7.1(a). Buyer agrees to be liable to and to indemnify, defend and hold harmless the Sellers, U.S. General Partner, the Companies and their respective Affiliates, directors, officers and employees and, to the extent related thereto, the Manager and Operators, from and against any and all

Liabilities, claims and causes of action for personal injury, death or property damage occurring as a result of Buyer’s or any of its Representatives’ access to the books and records, offices and properties of U.S. General Partner, the Companies or of the Manager and Operators; provided, however, that such indemnity will not apply to the extent that any such Liabilities, claims or causes of action arise out of the gross negligence or willful misconduct of the Sellers, U.S. General Partner, the Companies or any of their respective Affiliates, directors, officers or employees, or of the Manager or Operators. Buyer further agrees to comply fully with all rules, regulations and instructions issued by the Sellers, U.S. General Partner, the Companies and their respective Affiliates or other Persons in respect of Buyer’s or its Representatives’ actions while upon, entering or leaving any properties of U.S. General Partner, the Companies or of the Manager and Operators.

(b) From and after the Closing, in connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Government Entity, (ii) the preparation of Tax Returns or other documents related to Tax matters and (iii) the determination of any matter relating to the rights or obligations of the Sellers, U.S. General Partner and their respective Affiliates (including the Manager and Operators) under this Agreement or any other Transaction Document (including matters contemplated by Section 2.4), subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, Buyer shall (A) afford the Sellers and their respective Representatives reasonable access, during normal business hours, to the books, data, files, information and records of Buyer and its Affiliates in respect of U.S. General Partner and the Companies (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (B) furnish to the Sellers such additional financial and other information regarding U.S. General Partner and the Companies as the Sellers may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (C) make available to the Sellers the employees of Buyer and its Affiliates (or, if applicable, any replacement manager or operator) whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Sellers, their respective Affiliates or their respective Representatives in connection with the Sellers’ or such Affiliates’ inquiries for any of the purposes referred to in this Section 7.1(b); provided, however, that such access or request shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates. In no event shall the auditors and independent accountants of Buyer or its Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by Buyer, the Sellers shall, and shall cause their respective Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of Buyer and its Affiliates with respect to any information to be provided to the Sellers or their respective Affiliates pursuant to this Section 7.1(b).

Section 7.2 Books and Records.

(a) Retention by the Sellers. The Sellers and their respective Affiliates shall have the right to retain (i) copies of all books and records and all Tax Returns and other information and documents relating to Tax matters of U.S. General Partner and the

Companies, in each case, relating to periods ending on or prior to the Closing Date (A) relating to information (including employment and medical records) regarding the Transferred Employees unless otherwise prohibited by applicable Laws, (B) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (C) as may be necessary for the Sellers, U.S. General Partner and their respective Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, in each case subject to compliance in all material respects with applicable Laws, and (ii) all data room materials and all books and records prepared in connection with the Transactions, including (A) any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or (B) financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of any of the Sellers, U.S. General Partner or the Companies. The Sellers and their respective Affiliates shall preserve and keep all such documents for a period of at least six-years after the Closing Date. After the expiration of such six year period, before the Sellers may dispose of any such documents, the Sellers shall give Buyer at least 90 days’ prior notice to such effect, and Buyer shall be given an opportunity, at its own cost and expense, to remove and retain all or any of such documents as Buyer may select. The Sellers shall provide to Buyer (i) at no cost or expense to Buyer, other than out of pocket costs or expenses, reasonable access to such documents as remain in the Sellers’ possession, if any, and (ii) at Buyer’s expense based on applicable rates set forth in the Transition Services Agreement (except for any access that is incidental or de minimis in nature or extent, which shall be provided at no cost or expense to Buyer), for a period of two years following the Closing Date, reasonable limited access to the employees of the Sellers solely for consulting purposes, in each case, to the extent relating to the Companies or the business or operations of the Express Pipeline System on or before the Closing Date; provided, that, in each case, any such access shall be conducted in such a manner so as not to unreasonably interfere with any of the businesses or operations of the Sellers (and shall exclude any access in connection with any actual or potential dispute or litigation between any of the Sellers, Buyer or the Companies).

(b) Delivery to Buyer. No later than twenty-four hours prior to the Closing, the Sellers shall, and shall cause their respective Affiliates to, provide Buyer with full access to all operating procedures, manuals, guidelines and other procedures used in connection with the Express Pipeline and Platte Pipelines, including the general operating procedure control room manuals, the operating procedure control room manuals applicable to the Express Pipeline and the Platte Pipeline, the portions of the Emergency Response Plans applicable to the Express Pipeline and the Platte Pipeline, the facility operating procedures for each pump station and terminal on the Express Pipeline System and the portions of welding manuals and integrity management plans, including facilities, natural hazards and tank integrity plans, and training program materials, modules, tests, evaluation criteria and related records applicable to the Express Pipeline and the Platte Pipeline (collectively, the “Manuals”). To the extent not already in the possession of the Companies as of the Closing, the Sellers shall, and shall cause any of their respective Affiliates to, deliver to Buyer promptly following Closing a copy of all of the Manuals and, to the extent in the possession of Sellers’ or their Affiliates, all other books and records (including all (i) Tax Returns and other information and documents relating to Tax matters, (ii) copies of all financial information and all other accounting books and records, (iii) land and right of way records, (iv) compliance records, (v) minute books, (vi) stockholder or partner transfer ledgers, (vii) corporate seals, (viii) all operating records and (ix) operating and maintenance expenditures records including budgets and forecast data) whether in hard copy or electronic format, as applicable, and in each case, of or relating to the Companies or relating to the business or operations of the Express Pipeline System. From and after the Closing Date, Buyer shall preserve all such books and records relating to the Companies or the operation of the Express Pipeline System prior to the Closing for a period of six years after the Closing Date and shall make such books and records available to the Sellers upon reasonable request. After the expiration of such six-year period, before Buyer may dispose of any of such books and records, Buyer shall give each of the Sellers at least 90 days’ prior notice to such effect, and each of the Sellers shall be given an opportunity, at its own cost and expense, to remove and retain copies of all or any part of such books and records as such Seller may select. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records relating to any proceeding, action, claim, suit, investigation or inquiry instituted by or before any Government Entity (whether before or after the Closing Date) for a period of ten years following the conclusion of such investigation if any reasonable possibility exists that such investigation or other proceeding may relate to matters occurring prior to the Closing without regard to the time limitations set forth in this Section 7.2.

(c) Return or Destruction of Confidential Information. Promptly after the date of this Agreement, the Sellers shall, or shall cause their Representatives to, request from each Person that made an Acquisition Proposal that such Person return or destroy, as may be provided in the relevant confidentiality agreement with such Person, any and all confidential information relating to the Companies previously furnished to such Person, pursuant to, and in accordance with, the terms of the applicable confidentiality agreement.

Section 7.3 Conduct of Business.

(a) Subject to applicable Law, during the period from the date hereof to the Closing, except (A) as otherwise contemplated by this Agreement or as necessary to effectuate the Transactions, (B) for matters identified on Section 7.3(a) of the Company Disclosure Schedule, (C) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters or (D) as Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Sellers and U.S. General Partner shall cause the Companies, and Kinder Morgan shall cause the Manager and Operators (subject to, and in accordance with, the terms of the Management and Operating Agreements), (I) to conduct the business of the Companies and the Express Pipeline System in the ordinary course of business, (II) to use their commercially reasonable efforts to preserve intact the business of the Companies and the Express Pipeline System and their relationships with their material customers, material suppliers and material creditors and (III) to keep in full force and effect present insurance policies or other comparable insurance policies and (y) the Sellers and U.S. General Partner shall cause each of the Companies not to (and, in regard to Section 7.3(a)(ix) and Section 7.3(a)(x), Kinder Morgan and its Affiliates shall not):

(i) sell, lease, license, transfer or dispose of, or acquire, any material assets other than in the ordinary course of business;

(ii) terminate, materially extend or materially modify (x) any Material Contract other than in the ordinary course of business or (y) any Contract with any of the Sellers or any of their Affiliates;

(iii) enter into a Contract (x) that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than Contracts permitted by any other clause of this Section 7.3) or (y) with any of the Sellers or any of their Affiliates;

(iv) amend any of the Organizational Documents of any of the Companies;

(v) except for the issuance of any Cenex Securities to any of Borealis, Borealis Trust, Kinder Morgan, Teachers’ or Teachers’ Trust or any of their respective Affiliates, issue, sell, pledge, transfer, dispose of or create any Encumbrance (other than Permitted Encumbrances or Encumbrances that will be discharged prior to Closing) on the Securities or any shares of capital stock or other equity interests of the Companies, or securities convertible into or exchangeable for any Securities, shares of capital stock or other equity interests of the Companies, or any rights, warrants, options, calls or commitments to acquire any such shares, equity interests or other securities;

(vi) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of the Securities;

(vii) settle any proceeding (other than one relating to Taxes, which shall be governed by clause (xvii)) against the Companies unless such settlement (A) requires payment of less than $500,000 by the Companies, (B) involves the unconditional release of the Companies with respect to the subject matter of the proceeding and (C) does not impose any material obligations on the business or operations of the Companies after the Closing;

(viii) make any capital expenditure (or series of related capital expenditures) other than (A) as may be required to comply with Law, (B) as may be reasonably required in response to any damage to or destruction of a Company’s properties or other emergency affecting a Company, (C) in accordance with the Companies’ annual budget previously provided to Buyer, (D) in connection with the Cenex Project or (E) capital expenditures not covered by clauses (A), (B), (C) or (D) that are not in excess of $200,000 in the aggregate per month;

(ix) except as required by the terms of any Benefit Plan as in effect on the date hereof, or involving increases, changes or other actions in the ordinary course of business, (A) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any Designated Employee, including any increase or change pursuant to any Benefit Plan or (B) establish, adopt or amend (or promise to take any such action(s)) any Benefit Plan or any benefits potentially available thereunder applicable to any Designated Employee (other than any amendments with respect to the separation of any Benefit Plan participants who are not Designated Employees, and any related assets and Liabilities);

(x) terminate the employment of any Designated Employee other than for cause or transfer the employment of any Designated Employee to another Affiliate of Kinder Morgan or the Companies;

(xi) hire or engage any employee or consultant or establish, adopt or assume any employee benefit plan, program, agreement or arrangement;

(xii) merge or consolidate with any Person, other than another Company, or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xiii) manage cash payables, receivables, accruals or working capital other than in the ordinary course of business or make any capital distributions that are inconsistent, at the time declared, with the Estimated Working Capital as set forth in the Estimated Statement;

(xiv) incur any Indebtedness other than (A) serving as guarantor for any other Company, (B) pursuant to the RBC Credit Agreement and (C) pursuant to the Cenex Project;

(xv) make any material change in any of its financial accounting methods and practices, except as required by Law or changes in GAAP, Canadian GAAP or Canadian ASPE;

(xvi) make (A) any filings with the FERC or NEB or (B) to the extent material to the Express Pipeline System, any filings with any other Government Entity, in each case, other than in the ordinary course of business, without prior consultation with Buyer;

(xvii) (i) make a change in its accounting of Tax principles, methods or policies, (ii) make any new Tax election or change or revoke any existing Tax election, (iii) settle or compromise any Tax liability or refund, (iv) file any amended Tax Return or claim for refund, or (v) enter into any closing agreement affecting any Tax liability or refund, in the case of any of the foregoing, which are or could reasonably be expected to be material to the business, financial condition or the results of operations of the Companies; or

(xviii) authorize or enter into any binding agreement or commitment with respect to any of the foregoing.

(b) None of the Sellers or U.S. General Partner shall have any obligation pursuant to Section 7.3(a) to cause any Company to take or refrain from taking any action if such action is not within the power and authority of such Seller and its Affiliates or U.S. General Partner, as applicable, pursuant to the terms of the Express Agreements and Management and Operating Agreements.

(c) Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Sellers’, U.S. General Partner’s, the Companies’ or their respective Affiliates’ (including the Manager and Operators’) operations prior to the consummation of the Transactions, and nothing contained in this Agreement is intended to give any of the Sellers, U.S. General Partner, the Companies or their respective Affiliates (including the Manager and Operators), directly or indirectly, the right to control or direct Buyer’s or its Affiliates’ operations. Prior to the consummation of the Transactions, each of the Sellers, U.S. General Partner, the Companies and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their Subsidiaries’ respective operations.

Section 7.4 Regulatory Approvals.

(a) Subject to and in accordance with the provisions of this Section 7.4, each of the Sellers, Buyer and U.S. General Partner shall use commercially reasonable efforts to obtain (and shall cooperate fully with the other parties hereto in obtaining) as promptly as practicable the Seller Approvals, the Buyer Required Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement or any of the other Transaction Documents and applicable Laws to consummate and make effective the Transactions, and Buyer shall use commercially reasonable efforts to take all actions as may be requested or required by any such Government Entity, including agreeing to any commercially reasonable undertakings or other agreements imposing commercially reasonable operating restrictions on any of the Companies, Buyer or any Affiliates of Buyer, from and after the Closing, or necessary to satisfy or obtain the Seller Approvals, the Buyer Required Approvals and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement or any of the other Transaction Documents and applicable Laws to consummate and make effective the Transactions as promptly as practicable and in any event no later than the Outside Date. Buyer shall pay all filing fees in connection with Buyer Required Approvals and all filings fees (but, for the avoidance of doubt, not the associated attorneys’ fees) in connection with those Seller Approvals required to facilitate Buyer Required Approvals. The Sellers shall pay all filing fees for all other Seller Approvals.

(b) As promptly as practicable, and in any event no later than fifteen Business Days after the date hereof, each of the Sellers and Buyer shall (i) make any notification required with respect to the Transactions pursuant to the HSR Act, which notification shall specifically request early termination of the waiting period prescribed by the HSR Act, (ii) make any notification required with respect to the Transactions pursuant to the Canada Transportation Act and (iii) make any filings with, or notices to, the Wyoming Public Service Commission and, in each case, promptly file any supplemental information required or requested in connection therewith. As promptly as practicable, and in any event no later than fifteen Business Days after the date hereof, Buyer shall (i) submit an application for review with respect to the Transactions pursuant to Part IV of the Investment Canada Act and (ii) file a request for an Advance Ruling Certificate or, in the alternative, a No Action Letter with the

Commissioner of Competition (Canada) in connection with the Transactions (the “Competition Letter Submission”), and, in each case, promptly file any supplemental information required or requested in connection therewith. At any time following the 10th Business Day after Buyer submits the Competition Letter Submission, Buyer or any Seller may notify the other parties to this Agreement of its intention to file a notification pursuant to section 114(1) of the Competition Act, in which case, within seven Business Days after having received such notice, Buyer and the Sellers must each submit their respective notification with respect to the Transactions pursuant to Part IX of the Competition Act. Further, as promptly as practicable, and in no event later than fifteen Business Days after the date hereof, each of the Sellers and Buyer shall promptly make all other filings and notifications with all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions.

(c) None of the Sellers or Buyer may, without the consent of the others (which consent shall not be unreasonably withheld, delayed or conditioned), (A) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Government Entity with additional time to review any or all of the Transactions or (B) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Government Entity. Each of the Sellers and Buyer shall use commercially reasonable efforts to supply promptly any information and documentary material that may be requested pursuant to Antitrust Laws or any other applicable Laws.

(d) Without limiting the generality of the other undertakings pursuant to this Section 7.4, each of the Sellers and U.S. General Partner (in the case of clauses (i) and (iii) of this Section 7.4(d) set forth below) and Buyer (in all cases of clauses (i), (ii) and (iii) of this Section 7.4(d) set forth below) shall use commercially reasonable efforts to take or cause to be taken the following actions: (i) the prompt provision to a Government Antitrust and Foreign Investment Entity of non-privileged information, documents or testimony requested by such Government Antitrust and Foreign Investment Entity that are necessary, proper or advisable to permit consummation of the Transactions, (ii) the prompt (and in any event not later than reasonably necessary to enable the Closing to occur on or before the Outside Date) taking of commercially reasonable steps to avoid an investigation or the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including (A) the defense through litigation on the merits of any claim asserted in any court, tribunal, agency or other proceeding by any Person, including any Government Antitrust and Foreign Investment Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, (B) the proffer and agreement by Buyer or any of its Affiliates, in each case only to the extent commercially reasonable of such Person’s willingness to sell, lease, license or otherwise dispose of or hold separate pending such disposition, and to effect the sale, lease, license, disposal or holding separate of, the capital stock of any one or more of the Subsidiaries or assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests of Buyer, its Affiliates or the Companies (and the entry into agreements with, the provision of undertakings to, and submission to orders of, the relevant Government Antitrust and Foreign Investment

Entity giving effect thereto, including the posting of a bond or cash escrow to secure the performance thereof) and (C) the proffer and agreement by Buyer or any of its Affiliates of such Person’s willingness to take such other commercially reasonable actions, and promptly to effect such other commercially reasonable actions (including the entry into agreements with, the provision of commercially reasonable undertakings to, and submission to orders of, the relevant Government Antitrust and Foreign Investment Entity giving effect thereto, including the posting of a bond or cash escrow to secure the performance thereof), in each case if such action should be reasonably necessary, proper or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened in writing (x) commencement of any investigation or proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Government Antitrust and Foreign Investment Entity and (iii) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement or any of the other Transaction Documents unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all commercially reasonable steps (including the appeal thereof, the posting of a bond or, in the case of Buyer, the taking of the steps contemplated by clause (ii) of this Section 7.4(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement or any other Transaction Documents. In no event shall any of the Sellers or any of their respective Affiliates be required to agree to any condition, restriction, divestiture or other requirement imposed on such Seller and its Affiliates (other than the Companies).

(e) Subject to applicable Laws relating to the sharing of information and, if applicable, any joint defense agreement entered into pursuant to Section 7.1, each of the Sellers and Buyer shall promptly notify each other of any communication any of them receives from any Government Entity (other than communications for purely logistical purposes) and permit the others to review in advance any proposed applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Government Entity) by such Seller or Buyer, as applicable, to any Government Entity and shall provide each other with copies of all applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Government Entity) between such Seller or Buyer, as applicable, or any of their respective Representatives, on the one hand, and any Government Entity or members of the staff of any Government Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement and the other Transaction Documents, except with respect to Taxes (which are covered by Section 7.8). Except with respect to Taxes (which are covered by Section 7.8) and the Investment Canada Act Approval, each of the Sellers and Buyer shall not agree to participate in any meeting or discussion with any Government Entity relating to the matters that are the subject of this Agreement (including in respect of satisfying or obtaining the Buyer Required Approvals and the Seller Approvals) or any of the other Transaction Documents unless it consults with the others in advance and, to the extent permitted by such Government Entity, gives them the opportunity to attend and participate at such meeting or discussion. To the extent any Seller is not present at a meeting or is not a party to a discussion with any Government Entity relating to the Investment Canada Act, Buyer shall advise the Sellers of the substance of any proposals or any position to be taken by Buyer in any such meeting or discussion and keep such Seller fully informed of such meetings and discussions promptly after such meetings or discussions. Subject to the Confidentiality Agreement and, if applicable, any joint defense agreement entered into pursuant to Section 7.1, each of the Sellers and Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the others may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act or any other Antitrust Law) and shall keep the others informed of the status of discussions relating to obtaining or concluding the Buyer Required Approvals and the Seller Approvals; provided, however, that the foregoing shall not require any of the Sellers, Buyer or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of such Seller, Buyer or any of their respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any privileged information or confidential competitive information of such Seller, Buyer or any of their respective Affiliates or (iii) to disclose the valuation of, or any communications analyses or other work product regarding the valuation of, the Securities, U.S. General Partner, the Companies or the Companies’ assets. If any of the Sellers or Buyer seeks to withhold information from any of the others for any reason permitted by this Section 7.4(e), such Seller or Buyer, as applicable, shall nonetheless provide a redacted version of the information so withheld to the others and, subject to the requirement that such outside counsel not disclose the unredacted version to any other Person, a complete, unredacted version of the same to the outside legal counsel of the others. None of the Sellers or Buyer shall be required to comply with any provision of this Section 7.4(e) to the extent that such compliance would be prohibited by applicable Law.

(f) Buyer agrees that (i) it shall not, directly or indirectly, (A) consolidate with or merge into any other corporation or other entity and not be the continuing or surviving corporation or other entity of such consolidation or merger or (B) transfer all or substantially all of its properties and assets to any Person, unless, in the case of each of clauses (i)(A) and (i)(B), proper provisions will be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Agreement and (ii) it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in or by any other manner or engage in any other transaction or take any other action, if, in the case of this clause (ii), the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action could be expected to (x) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Government Entity necessary to consummate the Transactions, including any Seller Approvals or any Buyer Required Approvals and any approvals and expiration of waiting periods under applicable Antitrust Laws, (y) increase the risk of any Government Entity entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions or (z) otherwise delay or impede the consummation of the Transactions.

Section 7.5 Supplemental Disclosure. Any Disclosure Schedule may, from time to time, prior to the tenth day prior to the Closing Date, be supplemented or amended with respect to any event, condition, fact or circumstance that arises or with respect to which Knowledge is first obtained after the date of this Agreement, that would cause or constitute an inaccuracy in, or breach of, any representation or warranty in this Agreement to which such Disclosure Schedule relates. The Person supplementing or amending its Disclosure Schedules (the “Disclosing Party”) shall deliver a copy of the amendment or supplement, which shall clearly identify and highlight the relevant changes to such Disclosure Schedules (the “Supplemental Disclosure”) to the Sellers, if Buyer is the Disclosing Party, to Buyer and the Sellers, if Express US Holdings LP, Express Holdings (Canada) LP or U.S. General Partner is the Disclosing Party, or to the other Sellers and Buyer, if one or more of the Sellers is the Disclosing Party (in each case, the “Receiving Party”). The Receiving Party shall have ten days after receipt of such Supplemental Disclosure (the “Termination Period”) in which to review the Supplemental Disclosure. If a Supplemental Disclosure discloses facts that would constitute a breach of the Disclosing Party’s representations and warranties hereunder and such breach would reasonably be expected to result in the failure of the condition to Closing specified in Section 8.2(a), if any Seller, Express US Holdings LP, Express Holdings (Canada) LP or U.S. General Partner is the Disclosing Party, or Section 8.3(a), if Buyer is the Disclosing Party, to be satisfied at the Closing, then Buyer, if any Seller, Express US Holdings LP, Express Holdings (Canada) LP or U.S. General Partner is the Disclosing Party, or the Sellers, if Buyer is the Disclosing Party, may terminate this Agreement by delivering a written notice of termination to the others prior to the expiration of the Termination Period (which termination notice shall specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach and describe why the failure of the condition to Closing would reasonably be expected to occur). If a notice of termination is not received with respect to any Supplemental Disclosure within the Termination Period, the Receiving Party will be deemed to have waived its right to terminate with respect to such Supplemental Disclosure and the relevant Disclosure Schedule will be deemed, solely for the purpose of the Receiving Party’s condition to Closing as set forth in Section 8.2(a) or Section 8.3(a), as applicable, and not for any other purpose under this Agreement (including the indemnification provisions in Article X), to be amended and supplemented as described in the Supplemental Disclosure as of the date hereof. For the avoidance of doubt, no Supplemental Disclosure (whether or not a notice of termination is received with respect thereto during the Termination Period) shall be deemed to have amended or supplemented the relevant Disclosure Schedule for purposes of the condition to Closing set forth in Section 8.2(d).

Section 7.6 Insurance; Damage or Casualty Loss.

(a) If between the date hereof and the Closing Date the Sellers, US General Partner and their Affiliates become aware of a loss that has occurred to all or any portion of the Properties prior to the Closing, which such loss is potentially covered by any of the Policies and such loss exceeds the applicable deductible under such Policy, then the Sellers, US General Partner and their Affiliates shall cause the applicable Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Company any insurance proceeds received for such loss.

(b) If between the date hereof and the Closing Date the Sellers, US General Partner and their Affiliates become aware of any claim of liability made against any of the Companies or a circumstance arises that may give rise to a liability claim against the Company prior to Closing, such claim or circumstance is potentially covered by any of the Policies and such claim or circumstance exceeds the applicable deductible under such Policy, then the Sellers, US General Partner and their Affiliates shall cause the applicable Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Company any insurance proceeds received for such loss.

(c) Between the date hereof and the Closing, the Sellers and U.S. General Partner shall not, and shall cause the Companies not to, voluntarily compromise, settle or adjust any amounts payable by reason of any losses or claims referenced in Section 7.24(a) or 7.24(b) in excess of $500,000 without first obtaining the written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

(d) At Closing, the Companies shall be removed from the list of loss payees, additional and/or named insureds under the Policies; provided that, the Sellers and U.S, General Partner agree that, notwithstanding anything to the contrary herein, the insurance coverage, if any, under any Policy that is an occurrence-based insurance policy shall continue to remain available for the benefit of the Companies with respect to claims made in writing by the Companies to the applicable insurer against any such occurrence based Policies during the three year period commencing on the Closing Date to the extent provided for in such Policies with respect to an occurrence that takes place prior to the Closing but which was not known to the Sellers or U.S General Partner prior to the Closing. The Companies shall be responsible for and Buyer shall cause the applicable Company to pay any deductibles under any such Policies applicable to any claims made by the Companies under such Policies. Following the Closing, Buyer shall cause the Companies to reimburse the Sellers, US General Partner and their Affiliates for the amount of any premium penalty or premium increase (whether on such Policies or subsequent policies) associated with a particular claim or group of related claims by the Companies under such Policies and as to which such Seller, US General Partner or applicable Affiliate provides Buyer reasonable support demonstrating the causality of the claim or related claims to the penalty or increase.

(e) If, after the date of this Agreement but prior to the Closing, all or any portion of the properties, plant and equipment of any of the Companies (collectively, the “Properties”) are destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss”), and the aggregate loss to the Properties as a result of such Casualty Loss is less than 15% of the Base Purchase Price, Buyer, the Sellers and U.S. General Partner shall proceed with the Closing notwithstanding any such destruction or taking (without reduction of the Purchase Price) and each Seller shall, at the Closing, if not otherwise previously paid over to the Companies, pay or cause to be paid to the Companies all sums received by it as of the Closing from third parties by reason of the destruction, damage or taking of such Properties and shall assign, transfer and set over unto the Companies all of the right, title and interest of such Seller and U.S. General Partner, if any, in and to any claims against or unpaid proceeds or other payments from third parties arising out of such destruction or taking, including, but not limited to, insurance proceeds. In the event of a Casualty Loss involving an aggregate loss to the Properties equal to or exceeding 15% of the Base Purchase Price, Buyer may terminate this Agreement by giving ten days’ prior written notice to the Sellers and U.S. General Partner. If Buyer does not exercise its right to terminate, then Buyer, the Sellers and U.S. General Partner shall proceed with the Closing notwithstanding any such destruction or taking (without reduction of the Purchase Price) and each Seller and U.S. General Partner shall, at the Closing, if not otherwise previously paid over to the Companies, pay or cause to be paid to the Companies all sums received by it as of the Closing by such Seller and U.S. General Partner, if any, from third parties by reason of the destruction, damage or taking of such Properties and shall assign, transfer and set over unto the Companies all of the right, title and interest of such Seller and U.S. General Partner, if any, in and to any claims against or unpaid proceeds or other payments from third parties arising out of such destruction or taking, including, but not limited to insurance proceeds. Prior to the Closing, the Sellers and U.S. General Partner shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss in excess of $500,000 during the aforementioned period without first obtaining the written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.7 Indebtedness.

(a) Buyer shall (i) obtain, or cause to be obtained in the name of Buyer or its Buying Affiliates, prior to or concurrently with the Closing, replacements for the bonds, letters of credit and guaranties identified on Section 7.7(a) of the Company Disclosure Schedule and such other bonds, letters of credit and guaranties posted (or supported) by the Sellers or any of their respective Affiliates that may arise between the date hereof and the Closing in the ordinary course of business, subject to written notice from the Sellers to Buyer of the creation of any such obligation (collectively, the “Financial Guaranties”) and (ii) cause, effective as of the Closing, the cancellation or return to the Sellers of the Financial Guaranties. The Sellers and U.S. General Partner shall and shall cause the Companies, and Kinder Morgan shall cause the Manager and Operators (subject to, and in accordance with, the terms of the Management and Operating Agreements), to provide reasonable cooperation to Buyer in connection with Buyer’s efforts pursuant to this Section 7.7. From and after the Closing, Buyer shall, and shall cause each of the Companies, jointly and severally, to indemnify and hold harmless the Sellers, their respective Affiliates and U.S. General Partner from and against any and all Losses arising from or relating to any Financial Guaranty that has not been either released or has not expired in accordance with its terms.

(b) If requested by Buyer, the Sellers and U.S. General Partner shall and shall cause the Companies, and Kinder Morgan shall cause the Manager and Operators (subject to, and in accordance with, the terms of the Management and Operating Agreements), to provide reasonable cooperation to Buyer in arranging for, at the Closing, the termination of the RBC Credit Agreement, repayment of the Notes and the satisfaction and discharge of the Trust Indenture and the Supplemental Trust Indenture and any other outstanding Indebtedness of the Companies and the procurement of customary payoff letters and other customary evidence of termination, satisfaction and discharge, as applicable, in connection therewith at Buyer’s expense; provided that the Companies shall receive from Buyer at or prior to the Closing sufficient funds to pay in full the payoff amount, including any applicable fees, expenses and premia, for any such Indebtedness in a manner satisfactory to the lenders or holders thereof and Buyer has provided satisfactory evidence of replacement financing, including letters of credit, guaranties and other bank products, sufficient to operate the Companies in substantially the same manner that the Companies were operated prior to the Closing. To the extent that the RBC Credit Agreement and/or the Notes are repaid by the Companies with funds received from Buyer at or prior to the Closing pursuant to this Section 7.7(b), the Final Working Capital and the Final Notes Balance shall be calculated as if such funds had been received and the repayment made immediately after the Closing Date.

Section 7.8 Tax Matters.

(a) Tax Indemnity by the Sellers; Refunds. Each Selling Group shall severally, but not jointly, to the extent of its Pro Rata Share, be liable for and indemnify the Buyer Indemnified Parties for (i) Taxes imposed on or with respect to any of the Companies or for which any of the Companies may otherwise be liable for any taxable year or period that begins before the Closing and ends on or before the Closing Date (a “Pre-Closing Period”) and, with respect to any taxable year or period beginning on or before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year or period ending at the end of the Closing Date, including any such Taxes for which any Company may be liable as a transferee or successor, (ii) the portion of the Transfer Taxes for which the Sellers are liable under Section 7.8(g) or (iii) Taxes attributable to any taxable year or period beginning on or before the Closing Date imposed on any Company under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, other than, in the case of this clause (iii), any such Taxes attributable to any affiliated group of which Buyer or any of its Affiliates (other than the Companies) is the common parent. To the extent any of the Taxes described in the previous sentence gives rise to any Tax deduction or Tax credit for any Buyer Indemnified Party, the amount which shall be payable pursuant to this Section 7.8(a) shall be determined in accordance with the principles set forth in Section 10.8(c). The Sellers and U.S. General Partner shall be entitled to any refund of Taxes of the Companies received for any Pre-Closing Period and, with respect to any Straddle Period, for the portion of such taxable year or period ending at the end of the Closing Date, and such refund shall be allocated among the Sellers and U.S. General Partner in accordance with the Purchase Price Allocation Schedule. With respect to any Tax, this indemnity, and to the extent the indemnity in Section 10.2 covers the subject matter of this Section 7.8, that indemnity, shall survive until the date that is 90 days after the relevant Tax Authority is no longer entitled to assess or reassess any Person in respect of such Tax.

(b) Tax Indemnity by Buyer. Buyer shall be liable for and indemnify the Sellers for Taxes imposed on or with respect to any of the Companies for any taxable year or period other than a Pre-Closing Period and, with respect to any Straddle Period, the portion of such taxable year or period beginning after the Closing Date, in either case except to the extent the Sellers are liable pursuant to Section 7.8(a) or Article X. No later than thirty (30) days after the Closing Date, Buyer shall pay to the Sellers any amounts of Taxes for which Buyer is liable under this Section 7.8(b) to the extent actually paid by the Sellers or any of the

Companies to any Tax Authority prior to the Closing Date in accordance with applicable Law. To the extent any of the Taxes described in the previous sentence gives rise to any Tax deduction or Tax credit for any Seller or any Affiliate of any Seller, the amount which shall be payable pursuant to this Section 7.8(b) shall be determined in accordance with the principles set forth in Section 10.8(c).

(c) Computation of Tax Liabilities. For purposes of Section 7.8(a) and Section 7.8(b), whenever it is necessary to determine the portion of any Taxes of the Companies for a Straddle Period that is allocable to the portion of such taxable year or period ending at the end of the Closing Date, the determination shall be made, (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis, and (ii) in the case of any other Taxes, based on an interim closing of the books of the Companies as of the end of the Closing Date; provided that any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date after the Closing shall be deemed for the purposes of Section 7.8(a) and Section 7.8(b) to have taken place or arisen after the Closing Date.

(d) Tax Treatment of Tax Indemnity Payments. Any payment by Buyer or the Sellers (or any Selling Group) under Section 7.8(a) or (b) will be an adjustment to the Purchase Price for Tax purposes, to the maximum extent permitted by applicable Law.

(e) Tax Returns.

(i) The Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for Pre-Closing Periods. Each such Tax Return shall be prepared in a manner that is consistent, in all respects, with the prior practice of the Companies (including prior Tax elections and accounting methods or conventions made or utilized by the Companies), except as provided in Section 7.8(j) or as required by Law. With respect to each such Tax Return to be filed after the Closing Date by any Company, the Sellers shall deliver such Tax Return to Buyer for its review at least 30 days prior to the due date for filing and shall, provided that Buyer delivers comments on such Tax Return at least 15 days prior to the due date for filing, take Buyer’s comments into account in good faith. Seller shall make the election in Subsection 256(9) of the Tax Act in respect of the Tax Return of 3071978 Nova Scotia Company for the taxation year-end of 3071978 Nova Scotia Company arising as a result of the Closing.

(ii) Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Companies. Buyer shall deliver any Tax Returns relating to Straddle Periods to each of the Sellers for its review at least 30 days prior to the due date for filing. Buyer shall, prior to filing such Tax Returns, make any changes reasonably requested by the Sellers which solely affect the Sellers’ liability under Section 7.8(a) (and, for the avoidance of doubt, do not, and could not reasonably be expected to, affect the Tax liability or Tax assets of Buyer or the Companies or any of their Affiliates except to the extent the Sellers are liable for such Tax liability under Section 7.8(a)), provided such changes are delivered to Buyer at least 15 days prior to the due date for filing. With respect to such changes which affect the Sellers’ liability under

Section 7.8(a) but which are not described in the parenthetical in the previous sentence, if Buyer objects to making such changes, Buyer shall only be obligated to make such changes if an Expert, selected in accordance with the Expert Selection Process, determines that such changes cause the relevant Tax Return to be a more accurate reflection of applicable Law, with the costs (including the fees of the Expert) related to such determination borne by Buyer if Buyer is obligated pursuant to this sentence to make such changes and otherwise borne by the Selling Groups according to their Pro Rata Shares. Any such Tax Returns relating to Straddle Periods shall be prepared in a manner that is consistent, in all respects, with the prior practice of the Companies (including prior Tax elections and accounting methods or conventions made or utilized by the Companies), except as provided in Section 7.8(j) or as required by Law. Upon the written request of Buyer setting forth the amount owed, the Sellers shall pay to Buyer, no later than ten days prior to the due date for the applicable Tax Return, the Taxes for which the Sellers or the Selling Groups are liable pursuant to this Agreement but which are payable with any Tax Return to be filed by Buyer or any of its Affiliates (including the Companies) pursuant to this Agreement.

(f) Tax Proceedings. From and after the Closing, Buyer shall notify the Sellers in writing within 30 days of receipt by Buyer or any of its Affiliates (including the Companies) of notice of any pending or threatened federal, state, local, provincial, territorial or foreign income or franchise Tax audits or assessments that may affect the Tax Liabilities of the Companies for which the Selling Groups would be required to indemnify Buyer pursuant to Section 7.8(a). The Sellers shall not be required to indemnify Buyer for any Tax Liabilities to the extent that Buyer’s failure to notify the Sellers pursuant to this Section 7.8(f) shall have adversely affected the Sellers’ rights under this Agreement. The Sellers shall notify Buyer in writing within 30 days of receipt by any Selling Group, any Seller, U.S. General Partner or any Affiliate of any Seller or U.S. General Partner of notice of any pending or threatened Tax audit, assessment or other proceeding regarding the Companies. Buyer shall not be required to indemnify any Selling Group, any Seller, U.S. General Partner or any Affiliate of any Seller or U.S. General Partner for any Tax Liabilities to the extent that any Seller’s failure to notify Buyer pursuant to this Section 7.8(f) shall have adversely affected Buyer’s rights under this Agreement. In the event of any Tax audit or administrative or court proceeding relating to a Pre-Closing Period or a Straddle Period or a taxable year or period that begins after the Closing Date that may be the subject of indemnification pursuant to Section 7.8(a), (i) to the extent the issues can be separated in all material respects (including as to settlements) into those for which the Sellers would be liable under Section 7.8(a) (and which do not, and could not reasonably be expected to, affect the Tax liability of Buyer or the Companies or any of their Affiliates except to the extent the Sellers are liable for such Tax liability under Section 7.8(a)) and all other issues, then the Sellers shall control the defense of those issues for which they would be liable, provided that the Sellers shall keep Buyer reasonably informed with regard to such audit or proceeding, and Buyer shall control the defense of all other issues, employing counsel of their choice, at their own expense and (ii) to the extent the issues cannot be so separated, Buyer shall be entitled to control the defense employing counsel of its choice, provided that (x) Buyer shall use its best efforts to separate the issues in all material respects into those for which the Sellers would be liable under Section 7.8(a) and all other issues and (y) the Sellers (along with counsel and other advisors of their choice) shall be entitled to participate at their sole cost and expense in the defense with respect to the issues for which the

Sellers would be liable under Section 7.8(a). From and after the Closing, neither Buyer nor any of its Affiliates (including the Companies) shall agree to settle any Tax claim that may be the subject of indemnification by the Sellers under Section 7.8(a) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. From and after the Closing, neither Buyer nor any of its Affiliates (including the Companies) shall amend any of the Tax Returns filed on behalf of any of the Companies prior to the Closing Date if such amendment would have the effect of requiring the Sellers to indemnify Buyer pursuant to Section 7.8(a) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Transfer Taxes. All excise, sales, use, gross receipts, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes (excluding any Canadian goods and services Taxes and harmonized sales Taxes, and excluding any Taxes measured in whole or in part by net income), together with any interest, additions or penalties with respect thereto, arising out of or in connection with, or resulting directly from, the Transactions (“Transfer Taxes”), shall be borne one half by the Sellers, with such share allocated among the Sellers’ respective Selling Groups in accordance with each Selling Group’s Pro Rata Share, and one half by Buyer, except that any interest, additions and penalties that arise as a result of a Person’s failure to timely and properly pay its portion of the Transfer Taxes shall be borne exclusively by such Person. Buyer and the Sellers shall cooperate in preparing and timely filing with the required Tax Authorities all Tax Returns for or with respect to such Transfer Taxes.

(h) Cooperation with Respect to Taxes. After the Closing Date, Buyer and the Sellers shall, and shall cause their respective Affiliates to, assist the Sellers or Buyer, as applicable, in preparing and filing any Tax Returns or reports that the Sellers or Buyer, as applicable, are responsible for preparing and filing in accordance with this Section 7.8. After the Closing Date, the Sellers and Buyer shall, and shall cause their respective Affiliates to, (A) cooperate fully in preparing for any audits of, or disputes with, Tax Authorities regarding any Tax Returns of or with respect to the Companies, (B) make available to the others and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Companies and (C) provide timely notice to the others in writing of any pending or threatened Tax audits or assessments of the Companies for taxable periods for which the others may have a liability under this Section 7.8, and reasonably furnish the others with copies of all relevant material written correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period.

(i) Purchase Price Allocation. The Sellers and Buyer agree to report, and to cause their respective Affiliates to report, the allocation of the Purchase Price, and the Sellers agree to cause the allocation of the Purchase Price to U.S. General Partner to be reported, for all Tax purposes in a manner consistent with the Purchase Price Allocation Schedule, including to prepare, or cause the preparation of, all Tax Returns in a manner consistent therewith and to respond to any Tax audit or Tax litigation relating thereto in a manner consistent therewith, except as otherwise required by Law. Each of the Sellers and Buyer will promptly inform the others of any receipt by such Seller or Buyer, as applicable, of any challenge in writing by any Tax Authority to any allocation contained in the Purchase Price Allocation Schedule and agree to reasonably consult with and keep each other reasonably informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

(j) Canadian Partnership Allocations.

(i) For purposes of, and to the extent permitted by, the Tax Act, Buyer and its Affiliates (including the Companies) shall cause each Company that is a partnership (a “Partnership”), upon the end of the fiscal period of such Partnership that begins before and ends on or after the Closing Date, to allocate:

(A) all items of income, gain, loss, deduction, credit or other allocable amounts, including allocable tax pools, as are attributable to the portion of such fiscal period that precedes Closing (the “Partnership Stub Period”) to the Persons that were partners of such Partnership at any time in the Partnership Stub Period (each such Person, a “Former Partner”); and

(B) all items of income, gain, loss, deduction, credit or other allocable amounts, including allocable tax pools, as are attributable to the remainder of such fiscal period to Buyer or its Affiliates.

(ii) Amounts allocable to each Former Partner in accordance with Section 7.8(j)(i)(A) shall be determined having regard to such Former Partner’s interest in the Partnership as measured immediately prior to the time such Former Partner ceased to be a partner in the Partnership, and calculated based on an interim closing of books of the Partnership at such time.

(iii) Any available deduction under subsection 112(1) of the Tax Act attributable to dividends received by or through Express US Holdings LP during the Partnership Stub Period shall be claimed only by the Former Partners or their Affiliates.

(iv) The Sellers shall amend the partnership agreement of each of the Partnerships, in the form and manner reasonably satisfactory to Buyer, to permit the allocation of income, gain, loss, deduction, credit or other allocable amounts, including allocable tax pools, attributable to the Partnership Stub Period to the Former Partners as described in this Section 7.8(j).

(k) Amendments, Etc.

(i) Neither Buyer nor its Affiliates (including the Companies) shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of the Companies for any Pre-Closing Period or for any Straddle Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment for any Pre-Closing Period or a Straddle Period of a Company without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, no Seller shall be liable for indemnification for any Taxes that arise as a direct result of a breach by Buyer of the covenants contained in this Section 7.8(k)(i).

(ii) None of the Selling Groups, the Sellers nor U.S. General Partner, nor any of their respective Affiliates, shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of the Companies without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment of a Company without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by a Selling Group, a Seller or U.S. General Partner of the covenants contained in this Section 7.8(k)(ii).

(l) Post-Closing Wind Up of 3071978 Nova Scotia Company. Each Seller (including, for greater certainty, each of the Borealis Trust and the Teachers’ Trust) and any Person not dealing at arm’s length with such Seller within the meaning of the Tax Act (each such group, a “Seller Group”) shall not own, after the Closing, any shares of the capital stock, partnership interest, debt or other security of Buyer or its Affiliates (including, for greater certainty, Spectra Energy Partners) acquired by such Seller Group prior to or following the Closing as part of the series of transactions or events that includes the wind-up or amalgamation of 3071978 Nova Scotia Company into or with Buyer following the Closing, and which would cause the shares in capital of ExPlatte Holdings Inc. held by 3071978 Nova Scotia Company at the time of the Closing to constitute “ineligible property” within the meaning of paragraph 88(1)(c) of the Tax Act in respect of the wind up or amalgamation of 3071978 Nova Scotia Company into or with Buyer or one of its Buying Subsidiaries following the Closing. The shares in the capital stock, partnership interest, debt or other security of Buyer or its Affiliates (including Spectra Energy Partners and its Affiliates) that are the subject matter of this Section 7.8(l) are such securities of the entities that are listed in Section 7.8(l) of the Buyer Disclosure Schedule. Section 7.8(l) of the Buyer Disclosure Schedule shall be deemed to be amended, from time to time, to include an additional Affiliate of Buyer, provided that Buyer serves timely notice to the Sellers of any such new Affiliate of Buyer. Notwithstanding the foregoing:

(i) This covenant shall not apply in respect of any shares of the capital stock, partnership interests, debt or other security of Buyer or its Affiliates (including for greater certainty Spectra Energy Partners and its Affiliates) acquired by the Seller Group at any time after the date that is three years after the Closing Date.

(ii) This covenant shall not apply to the ownership (before or after the Closing) by the Seller Group of any shares in the capital stock, partnership interest, debt or other security of Buyer or its Affiliates (including for greater certainty Spectra Energy Partners and its Affiliates) where such ownership is as a consequence of the holding or acquisition by the Seller Group of an interest in a mutual fund (or like investment vehicle) that is managed by an independent third party that deals at arm’s length (within the meaning of the Tax Act) with the Seller Group.

(iii) This covenant shall not apply to the ownership (before or after the Closing) by the Seller Group of any shares in the capital stock, partnership interest, debt or other security of Buyer or its Affiliates (including for greater certainty Spectra Energy

Partners and its Affiliates) where such ownership is as a consequence of the holding or acquisition of any such securities in a managed account or investment vehicle for the benefit of the Seller Group where the account or vehicle is managed on a discretionary basis by an independent third party that deals at arm’s length (within the meaning of the Tax Act) with the Seller Group and in respect of which the Seller Group has not and will not exert any influence over the investment decisions made by such independent party as it relates to any such securities of Buyer or its Affiliates.

(iv) This covenant shall not apply to the ownership (before or after the Closing) by the Seller Group of any shares in the capital stock, partnership interest, debt or other security of Buyer or its Affiliates (including for greater certainty Spectra Energy Partners and its Affiliates) where such ownership is as a consequence of the holding or acquisition of any such securities in a “passive portfolio” of the Seller Group where such portfolio is intended to replicate an index such as the S&P 500.

(m) Cancellation of Certain Tax Sharing Agreements. Prior to the Closing, all Tax allocation, Tax sharing, Tax indemnity and similar agreements, arrangements and understandings between any Company, on the one hand, and any Selling Group, any Seller, U.S. General Partner, or any Affiliate of any Selling Group, any Seller or U.S. General Partner (other than the Companies), on the other hand, shall be terminated with respect to each Company and no Company will have any Liability under any such agreement, arrangement or understanding after the Closing.

(n) Section 754 Election. The Sellers shall make (or cause to be made), with respect to each of Express Holdings (Canada) LP and Express Pipeline LP, the election provided for under Section 754 of the Code, with each such election to be effective with respect to Express Holdings (Canada) LP’s or Express Pipeline LP’s, as applicable, taxable year in which the Closing Date occurs. The Sellers shall, and shall cause their respective Affiliates to, cooperate with Buyer in preparing and timely filing all Tax Returns with respect to such elections.

(o) FIRPTA Compliance. Each Selling Group and each of its Affiliates, agents and trustees shall comply in all respects with the requirements of Section 897 of the Code, Section 1445 of the Code, and all Treasury Regulations promulgated under such Sections.

(p) Tax Correspondence and Meetings. Except as otherwise provided in this Section 7.8, subject to applicable Laws relating to the sharing of information and unless already required to do so under Section 7.8(h), each of the Sellers and Buyer shall promptly notify each other of any written or material oral communication any of them or any of their respective Affiliates receives from any Tax Authority (other than communications for purely logistical purposes) and permit the others to review in advance any proposed written applications, notices, filings, submissions, correspondence and communications of any nature (including responses to requests for information and inquiries from any Tax Authority) by such Seller or Buyer (or any of their respective Affiliates), as applicable, to or with any Tax Authority and shall provide each other with copies of all written applications, notices, filings, submissions, correspondence and communications of any nature (including responses to requests for information and inquiries from any Tax Authority) between such Seller or Buyer (or any of their respective Affiliates), as applicable, or any of their respective Representatives, on the one hand, and any Tax Authority or members of the staff of any Tax Authority, on the other hand, in each case to the extent relating to (i) the transactions that are the subject of this Agreement and the other Transaction Documents, (ii) Taxes of the Companies for a Pre-Closing Period or a Straddle Period, or (iii) the transactions contemplated by Section 7.8(l) or referenced in the proviso to Section 7.8(c) (provided that the obligations of the Sellers and Buyer pursuant to this clause (iii) shall only apply prior to the filing of the Tax Returns applicable to those transactions). The preceding sentence shall not be construed to require any Seller or Buyer (or any of their respective Affiliates) to furnish to any other party any Tax Return (including proposed written applications, notices, filings, submissions, correspondence or communications of any nature (including responses to requests for information or inquiries from any Tax Authority) relating to such Tax Return) filed by it or on its behalf or to notify any other party of, or furnish to any other party, any written or material oral communication relating to such Tax Return. Except as otherwise provided in this Section 7.8, each of the Sellers and Buyer shall not agree to participate in any meeting or discussion with any Tax Authority regarding (i) Taxes of the Companies for a Pre-Closing Period or a Straddle Period relating to matters that are the subject of this Agreement or any of the other Transaction Documents or (ii) the transactions contemplated by Section 7.8(l) or referenced in the proviso to Section 7.8(c) (provided that obligations of the Sellers and Buyer pursuant to this clause (ii) shall only apply prior to the filing of the Tax Returns applicable to those transactions), unless it consults with the others in advance and, to the extent permitted by such Tax Authority, gives them the opportunity to attend and participate in such meeting or discussion. This Section 7.8(p) shall not apply with respect to any audits, assessments or other proceedings that are governed by Section 7.8(f).

Section 7.9 Confidentiality.

(a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the Transactions are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Buyer acknowledges and agrees that any information made available to Buyer pursuant to Section 7.1 or otherwise by or on behalf of any of the Sellers, U.S. General Partner, the Companies or any of their respective Representatives prior to the Closing shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 7.10 Transfer Requirements.

(a) The Sellers shall take or cause to be taken all actions necessary or appropriate to satisfy or waive the Transfer Requirements applicable to the Transactions and to facilitate the consummation of the Transactions in accordance with the Express Agreements, the legends on the Certificates and the Organizational Documents of the Companies and Buyer shall cooperate with the Sellers and execute or cause to be executed appropriate instruments of assignment, novation, release or termination and other instruments that may be required to effectuate the Transactions and pursuant to the Express Agreements.

(b) At the Closing, the Sellers shall, and shall cause U.S. General Partner and the Sellers’ Selling Affiliates party to the Express US Holdings LP Agreement to, amend the Express US Holdings LP Agreement and take such other actions as may be required pursuant thereto to cause Spectra Energy Express (US) GP, LLC, a newly formed Delaware limited liability company (“SE Express (US) GP”), to succeed the U.S. General Partner as general partner of Express US Holdings LP, including the admittance of SE Express (US) GP as a general partner of Express US Holdings LP in connection with the Closing but before the transfer to Spectra Energy Express Holding, LLC of the Ordinary Units and Preferred Units of Express US Holdings LP and SE Express (US) GP to assume and discharge all of the rights, obligations and privileges of U.S. General Partner as of and from the Closing.

Section 7.11 Cenex Project.

(a) In the event that any of the Sellers is issued additional securities by Express US Holdings LP in consideration for contributions made by or on behalf of such Seller in connection with the financing of the Cenex Project after the date of this Agreement and prior to the Closing, such Seller shall be permitted to amend Schedule A and Section 1.1(a) of such Seller’s Seller Disclosure Schedule to reflect its acquisition of such securities prior to the Closing, and such securities shall be deemed Borealis Securities, Borealis Trust Securities, Kinder Morgan Securities, Teachers’ Securities or Teachers’ Trust Securities, as applicable, as of the Closing for all purposes hereunder.

(b) Without the prior written consent of Buyer, the Sellers shall cause the Companies not to make or accrue capital expenditures in excess of $25,000,000 in the aggregate in connection with the Cenex Project.

(c) During the period from the date hereof to the Closing, the Sellers shall cause the Companies to consult with Buyer as to any decision to pursue or not to pursue the Cenex Project and if the Sellers, in consultation with Buyer, determine to pursue the Cenex Project, the Sellers shall cause the Companies to:

(i) develop the Cenex Project in accordance with the applicable material contracts and permits, and consult with Buyer on a regular basis regarding same (including cooperating with reasonable requests by Buyer);

(ii) promptly notify Buyer of, and reasonably consult with Buyer on, any material event or circumstance that arises affecting any of the Cenex Project; and

(iii) promptly deliver to Buyer copies of any notices or correspondence received from, or provided to, any Government Entity or from any party to any contract which is material to the Cenex Project.

Section 7.12 Grantor Trust. The Sellers shall cause Express US Holdings LP, and Kinder Morgan shall cause 6043445 Canada Inc. and NS 307 Holdings Inc., to take all action necessary or appropriate to (a) terminate the Grantor Trust and (b) redeem the 3071978 Voting

Preferred Shares for $100 per 3071978 Voting Preferred Share plus all accrued but unpaid dividends thereon, in each case effective concurrently with the Closing (with a steps memo showing the termination and redemption happening at the same time as the Closing).

Section 7.13 Transitional Arrangements.

(a) Transition Services Agreement. At the Closing, Buyer shall, and Kinder Morgan and Buyer shall cause each of their respective Affiliates that are or will be a party to the Transition Services Agreement to, execute and deliver the Transition Services Agreement.

(b) Intercompany Agreements. Prior to or concurrently with the Closing, Kinder Morgan shall, and shall cause its respective Affiliates to, terminate all Intercompany Agreements existing prior to the Closing, except for Continuing Intercompany Agreements and Intercompany Agreements that by their terms will cease to include Kinder Morgan or its Affiliates as parties upon consummation of the Transactions, which shall remain in effect after the Closing Date. The Sellers shall cause U.S. General Partner and the Companies, and Kinder Morgan shall cause the Manager and Operators, to terminate the Management and Operating Agreements effective upon the Closing.

(c) Insurance. From and after the Closing Date, the Companies shall cease to be insured by any of the Sellers’ or any of their respective Affiliates’ (including the Manager and Operators) blanket insurance policies or by any of their self-insured programs currently in place.

(d) Transferred Employees.

(i) Not later than five days following the date of this Agreement, Kinder Morgan shall separately identify to Buyer in writing each Designated Employee by name in such manner as to enable Buyer to identify the individuals reflected on Section 1.1(b) of the Company Disclosure Schedule by name. Kinder Morgan shall provide written notice to Buyer of, to the extent permitted by Section 7.3, (A) the termination of employment of any Designated Employee prior to the Closing, (B) the hiring or change in duties prior to the Closing of any other employee of Kinder Morgan or its Affiliates that causes such employee to become a Designated Employee, in each case within five days after the date of such termination, hiring or change (and any individual described in clause (A) of this sentence shall cease to be a Designated Employee and any individual described in clause (B) of this sentence shall also be considered a Designated Employee for purposes of this Agreement) or (C) any change in the information set forth on Section 1.1(b) of the Company Disclosure Schedule. The written notice described in the preceding sentence shall be accomplished by Kinder Morgan providing an update to Section 1.1(b) of the Company Disclosure Schedule as necessary to reflect any such employment changes. Buyer and its Affiliates may conduct interviews solely for purposes of pre-employment matters with the Designated Employees whose principal place of employment is in the United States, in the presence, at Kinder Morgan’s discretion, of Kinder Morgan’s HR personnel. No later than 45 days following the date of this Agreement, Buyer shall provide to the Sellers a list of the Designated Employees to whom Buyer or an Affiliate of Buyer (such entity that makes employment offers being the “Buyer Employer”) intends to offer employment, which list shall include all Designated Employees whose principal place of employment is in Canada, each of which shall be offered employment; provided that Buyer may supplement such list after such date in response to updates to Section 1.1(b) of the Company Disclosure Schedule received from Kinder Morgan. Any offer of employment by Buyer Employer to any Designated Employee shall be not sooner than five days after Buyer provides the list of employees to whom Buyer Employer intends to offer employment and be contingent upon the occurrence of the Closing, shall be, as to Designated Employees whose principal place of employment is in the United States only, subject to satisfaction of Buyer Employer’s minimum pre-hiring drug, background and qualification screening requirements and shall be on terms and conditions determined by Buyer Employer in its sole discretion that are consistent with the provisions of this Section 7.13(d). Kinder Morgan and its Affiliates shall provide Buyer and its Affiliates, as applicable, with reasonable access to the Designated Employees and shall not take any action to discourage any Designated Employee from accepting an offer of employment from Buyer Employer. At least 15 days prior to the anticipated Closing Date, Buyer shall deliver to the Sellers a list of the Designated Employees who have accepted employment with Buyer Employer, and each Designated Employee who has rejected Buyer Employer’s offer of employment. As used in this Agreement, the term “Transferred Employee” means each Designated Employee who accepts an offer of employment from Buyer Employer as provided in the preceding provisions of this Section 7.13(d)(i) and who actually becomes employed by Buyer Employer in accordance with such offer. The “Transfer Date” for each Transferred Employee shall be the Closing Date, except with respect to those individuals to whom employment offers are made and (A) who are not Actively Employed as of the Closing Date, in which case the Transfer Date shall be the date upon which such individual is able to and does commence active duty with Buyer Employer, or (B) with respect to whom Buyer and Kinder Morgan have agreed will have a later Transfer Date. “Actively Employed” shall mean that the individual is an employee of Kinder Morgan or its Affiliates on the day immediately prior to the Closing Date and on the Closing Date such individual is performing his or her regular occupation for his or her employer (either at such employer’s usual places of business or at some location to which such employer’s business requires the employee to travel). It is understood and agreed that any Transferred Employee who is not Actively Employed as of the Closing Date shall not be eligible to participate in any employee benefit plan of Buyer Employer at any time prior to the date said Transferred Employee is in active duty with the Buyer Employer. During the period of each Transferred Employee’s employment with Buyer Employer through the date that is 12 months after the Closing Date, Buyer Employer shall provide such Transferred Employee with base pay that is not less than such Transferred Employee’s base pay indicated on the final version of Section 1.1(b) of the Company Disclosure Schedule. Buyer shall take no employment action, including any plant closing, mass layoff, group termination, change of conditions of employment or employment loss within the meaning of the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sec. 2101 et. seq. (“WARN Act”) or Division IX (Group Termination of Employment), including Sections 211-229 of the Canada Labour Code (“Canada Labour Code Provisions”), for a period of at least 90 days after the Closing Date, which causes Losses to Kinder Morgan or its Affiliates under the WARN Act or the Canada Labour Code Provisions.

(ii) (A) During the portion of the 12-month period beginning on the Closing Date that a Transferred Employee is employed by Buyer Employer, Buyer Employer shall cause benefits to be provided to such Transferred Employee. Except as otherwise provided in this Section 7.13(d), such benefits, as well as the compensation (other than base pay and the annual bonus for the calendar year that includes the Closing Date), applicable to (i) each such Transferred Employee whose principal place of employment is in the United States shall be substantially comparable, in the aggregate, to that offered by Buyer Employer to its similarly situated employees during such period, and (ii) each such Transferred Employee whose principal place of employment is in Canada shall be substantially comparable, in the aggregate, to the benefits and compensation provided to such Transferred Employee immediately prior to the Closing Date. No later than each Transferred Employee’s Transfer Date, Kinder Morgan will provide to Buyer the Transferred Employee’s recognized credited service (identifying the purpose of such recognized credited service with respect to each applicable plan) and current vacation balances under the applicable Benefit Plans as of the day immediately prior to such Transfer Date. Buyer shall ensure that each benefit plan of Buyer Employer in which the Transferred Employees participate after Closing, without duplication of benefits, recognizes each Transferred Employee’s years of recognized credited service with Kinder Morgan and its Affiliates (as described in the preceding sentence) prior to the Transferred Employee’s Transfer Date for eligibility and vesting purposes (but not benefit accrual purposes) under the corresponding employee benefit plan of Buyer Employer for the corresponding purpose for which such credited service was recognized under the Benefit Plans; provided, however, that if a Transferred Employee participates in any of the plans described in the following clauses (I) through (V), then (I) Buyer Employer shall recognize such corresponding years of recognized credited service for benefit accrual purposes, to the extent applicable, under Buyer Employer’s corresponding vacation/paid time off plan or policy, service award program, sickness plan, short-term disability plan and long-term disability plan; (II) no prior service credit shall be recognized for purposes of equity-based and other incentive compensation plans; (III) for purposes of Buyer Employer’s cash balance pension plan, corresponding prior recognized service credit shall also be recognized for purposes of determining a Transferred Employee’s pay credits; (IV) (A) in the case of a Transferred Employee whose principal place of employment is in the United States, for purposes of Buyer Employer’s post-retirement medical plan, corresponding prior recognized service credit shall be recognized for purposes of determining eligibility for access to the benefits under such plan but not for purposes of determining the level of employer subsidy received by the Transferred Employee under such plan and (B) in the case of a Transferred Employee whose principal place of employment is in Canada, for purposes of Buyer Employer’s post-retirement medical plan, corresponding prior recognized service credit shall be recognized for purposes of determining eligibility for benefits under such plan; (V) in the case of a Transferred Employee whose principal place of employment is in Canada, for purposes of Buyer Employer’s post-retirement life insurance plan, corresponding prior recognized service credit shall be recognized for purposes of determining eligibility for benefits under such plan and (VI) Buyer Employer shall recognize service credit as reflected in accordance with the Pension Transfer Agreement (as defined below). Notwithstanding any other provision of this Agreement to the contrary, to the extent that any Transferred Employee immediately before the Closing Date participates in a Benefit Plan that is a registered pension plan for purposes of the Tax Act, Buyer shall ensure that the Transferred Employee is eligible to participate effective as of the Closing Date in an employee benefit plan that is also a registered pension plan for purposes of the Tax Act.

(B) With respect to each Transferred Employee who elects to participate in Buyer Employer’s welfare benefit plans made available to such Transferred Employee, and such Transferred Employee’s dependents, Buyer Employer shall waive any pre-existing condition exclusions to coverage, any evidence of insurability provisions (other than, with respect to Transferred Employees whose principal place of employment is in the United States, evidence of insurability provisions relating to supplemental life insurance coverage in excess of $500,000) and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under the comparable Benefit Plans. For each Transferred Employee who enrolls in Buyer Employer’s health plan made available to such Transferred Employee, Buyer Employer shall also apply towards any deductible requirements and out-of-pocket maximum limits under its health plans applicable to the year of Closing, any amounts paid by such Transferred Employee toward such requirements and limits for such year under the Benefit Plans that are health plans; provided, however, that such amounts shall be so applied only to the extent that, and based upon, the information described in the following sentence that is provided to Buyer within the time period referenced in such sentence. Kinder Morgan will provide the necessary information to Buyer within 30 days after the end of the calendar month following the calendar month in which the Closing occurs.

(iii) On or before the Transfer Date of each Transferred Employee, Kinder Morgan shall, or shall cause its Affiliates to, take any necessary action to fully vest as of such date the Transferred Employee’s account balances and other benefits under all Benefit Plans that are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA, determined without regard to Section 4(b) of ERISA) and all Benefit Plans that provide equity based awards. In the case of Transferred Employees whose principal place of employment is in the United States, Buyer shall, to the extent permitted by Law, cause the 401(k) plan of Buyer and/or its Affiliates to accept rollovers by such a Transferred Employee of distributions from a Benefit Plan that are eligible rollover distributions within the meaning of Section 401(a)(31) of the Code (including plan loans not then in default).

(iv) With respect to any Benefit Plan that is a registered pension plan in which Transferred Employees whose principal place of employment is in Canada participate (the “Transferring Plan”), Buyer shall, and Kinder Morgan shall cause Kinder Morgan Canada Inc. to, enter into a pension transfer agreement (the “Pension Transfer Agreement”) substantially in the form attached hereto as Exhibit F.

(v) Buyer shall assume the liability for each Transferred Employees’ accrued and unpaid vacation entitlement as of such Transferred Employee’s Transfer Date. From and after a Transferred Employee’s Transfer Date, such Transferred Employee shall accrue vacation time under Buyer Employer’s vacation policy; provided, however, that for the year in which a Transferred Employee’s Transfer Date occurs, such accrual under Buyer Employer’s vacation policy shall not be duplicative of any vacation entitlement already accrued for such year by such Transferred Employee under the applicable vacation policy of Kinder Morgan or its Affiliates.

(vi) Nothing in this Section 7.13(d) shall be deemed to (A) give rise to any rights, claims, benefits or causes of action to a Designated Employee or a Transferred Employee or (B) prevent, restrict, or limit Buyer or any of its Affiliates, following the Closing Date, from modifying or terminating any of its benefit plans, programs or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of this Section 7.13(d) for the benefit of the Sellers. The provisions of this Section 7.13(d) are solely for the benefit of the parties to this Agreement and nothing in this Section 7.13(d), express or implied, shall confer upon any Designated Employee or Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.13(d), express or implied, shall be deemed an amendment of any Benefit Plan or benefit plan of Buyer or its Affiliates providing benefits to any Designated Employee or Transferred Employee.

(vii) Kinder Morgan shall remain liable for, or cause one of its Affiliates to remain liable for, all claims for health, accident, sickness, life and disability benefits that are deemed incurred prior to a Transferred Employee’s Transfer Date by such Transferred Employee or his or her eligible dependents, and Buyer Employer shall be liable for all such claims by such Transferred Employee or his or her eligible dependents that are not deemed incurred prior to such Transfer Date and that are covered by benefit plans maintained by Buyer Employer for the Transferred Employees. For purposes of this paragraph, (A) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Transferred Employee or eligible dependent claiming such benefit and (B) in the case of any claim for benefits other than those designated in the preceding clause (A) (such as a claim for life insurance or disability benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim. Claims for workers’ compensation benefits for a Transferred Employee arising out of occurrences prior to such Transferred Employee’s Transfer Date shall be the responsibility of Kinder Morgan or its Affiliates. Claims for workers’ compensation benefits for a Transferred Employee arising out of occurrences on or after such Transferred Employee’s Transfer Date shall be the responsibility of Buyer Employer.

(viii) Notwithstanding anything herein to the contrary, for a one year period following the Closing, Buyer Employer shall provide to each Transferred Employee whose employment with Buyer Employer terminates during such period under circumstances that would have entitled such Transferred Employee to severance pay and benefits from Kinder Morgan or its Affiliates under a Benefit Plan that is a severance plan as in effect on the date of this Agreement in an amount (for a Transferred Employee whose principal place of employment is in the United States) as described in Section 7.13(d)(viii)(A) of the Kinder Morgan Disclosure Schedule and in an amount (for a Transferred Employee whose principal place of employment is in Canada) as described in Section 7.13(d)(viii)(B) of the Kinder Morgan Disclosure Schedule. For purposes of calculating the amount of any severance compensation in respect of such severance benefit, Buyer Employer shall ensure that each Transferred Employee’s years of recognized credited service with Kinder Morgan or its Affiliates prior to the Closing Date (as provided by the Sellers to Buyer pursuant to Section 7.13(d)(ii)(A)) is taken into account as set forth in Section 7.13(d)(ii)(A). For purposes of determining eligibility for severance pay in accordance with this Section 7.13(d)(viii), constructive dismissal in the case of a Transferred Employee whose principal place of employment is in the United States shall expressly include, but is not limited to, a request by Buyer or its Affiliates to the Transferred Employee to transfer work location by more than 50 miles or 80 kilometers and constructive dismissal in the case of a Transferred Employee whose principal place of employment is in Canada shall be determined in accordance with applicable common law principles, in which case the Transferred Employee may terminate employment with Buyer Employer and Buyer shall be obligated to pay (or cause to be paid) severance pay to the Transferred Employee in accordance with the provisions of this Section 7.13(d)(viii). With respect to each Designated Employee who is not a Transferred Employee, Kinder Morgan and its Affiliates may terminate the employment of such a Designated Employee who is (A) not required for the performance of the services to be performed pursuant to the Transition Services Agreement effective upon Closing, or (B) required for the performance of the services to be performed pursuant to the Transition Services Agreement effective at the end of the term of the Transition Services Agreement, and Buyer shall reimburse Kinder Morgan upon receipt of reasonably acceptable supporting documentation for any severance pay (to the extent not in excess of the amounts described in Sections 7.13(d)(viii)(A) and (B) of the Kinder Morgan Disclosure Schedule for Designated Employees whose principal places of employment are in the United States and Canada, respectively) paid to any such Designated Employee whose employment is so terminated; provided, however, that Buyer shall not reimburse Kinder Morgan for any severance pay paid to a Designated Employee who fails to satisfy Buyer’s pre-hiring drug, background and qualification screening requirements.

(ix) For 2013 or any later calendar year that includes the Closing Date, each Transferred Employee shall be eligible to receive an annual bonus that is no less than the amount of annual bonus that such Transferred Employee received from Kinder Morgan or its Affiliates for the immediately preceding calendar year (the “Prior Year Bonus”), which amount shall be paid as follows: (A) on or before such Transferred Employee’s Transfer Date, Kinder Morgan shall pay, or cause one of its Affiliates to pay, such Transferred Employee an amount equal to the Prior Year Bonus multiplied by a fraction, the numerator of which is the number of days such Transferred Employee was actually employed by Kinder Morgan or its Affiliates during the calendar year that includes the Closing Date, and the denominator of which is the maximum number of days such

Transferred Employee could have been employed by Kinder Morgan or its Affiliates during such calendar year if such Transferred Employee’s employment with Kinder Morgan or its Affiliates had continued until December 31 of such calendar year; provided, however, that the aggregate amount to be paid by Kinder Morgan or its Affiliates pursuant to this clause (A) shall be reduced by the amount, if any, accrued as a Financial Statements Current Liability with respect to such annual bonuses in the determination of the Final Working Capital and (B) on or before the 15th day of the third calendar month following the last day of the calendar year that includes the Closing Date, Buyer Employer shall pay such Transferred Employee the difference between the Prior Year Bonus and the amount described in clause (A) of this sentence (provided, however, that, to be eligible to receive the amount described in this clause (B), such Transferred Employee must be employed by Buyer Employer on December 31 of the calendar year that includes the Closing Date). If a Transferred Employee did not receive a Prior Year Bonus or received only a prorated Prior Year Bonus based on the period of such Transferred Employee’s employment, if any, with Kinder Morgan or its Affiliates during the calendar year preceding the calendar year that includes the Closing Date, then, for purposes of the preceding sentence, such Transferred Employee’s Prior Year Bonus shall be deemed to be equal to his or her target or guaranteed annual bonus provided by Kinder Morgan or its Affiliates for the calendar year that includes the Closing Date. If Kinder Morgan funds a bonus for 2012 for its employees under the Annual Incentive Plan of Kinder Morgan, Inc. for 2012, and if the Closing Date occurs prior to the date on which Kinder Morgan pays the annual performance bonus under the Annual Incentive Plan of Kinder Morgan, Inc. for 2012, prior to the Closing, Kinder Morgan shall pay to each Transferred Employee a performance bonus for 2012 equal to the amount of performance bonus such Transferred Employee would have received under the Annual Incentive Plan of Kinder Morgan, Inc. for 2012.

(x) Buyer and Kinder Morgan shall cooperate with each other in causing the appropriate Person to send notices, if any are required in connection with, or as a result of, the Transactions, in connection with the WARN Act, the Canada Labour Code Provisions, or any similar Law, to employees prior to the Closing Date in order to limit any liability and/or commence any notice period arising under the WARN Act, the Canada Labour Code Provisions, or any similar Law.

(xi) Kinder Morgan shall, or shall cause one of its Affiliates to, provide COBRA continuation coverage (within the meaning of section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation section 54.4980B-9) with respect to the Transactions for the duration of the period to which such individuals are entitled to such coverage. Kinder Morgan shall take any and all necessary actions to ensure that Buyer and its Affiliates are not required to provide such continuation coverage to any such individual at any time.

(e) Non-Solicit.

(i) For a period of 24 months from the Closing Date, none of the Sellers or their respective Affiliates (acting at the respective Seller’s direction or on their behalf)

shall, directly or indirectly, (A) induce, encourage or solicit any Transferred Employee to leave the employ of Buyer, Buyer’s Affiliates or the Companies or (B) hire or assist any other Person in hiring any Transferred Employee, other than a Transferred Employee (1) who has not been an employee of Buyer for at least 120 days and who has not been solicited, directly or indirectly, by the hiring Seller or their respective Affiliates or (2) who was terminated by Buyer; provided that this Section 7.13(e)(i) shall not apply to (I) any general mass solicitations of employment not specifically directed toward employees of Buyer, Buyer’s Affiliates or the Companies, which general solicitations are expressly permitted or (II) the hiring by any of the Sellers or its Affiliates of any Transferred Employee who seeks employment with a Seller or its Affiliates without direct solicitation by such Seller or any of its Affiliates.

(ii) For a period of 24 months from the date hereof, Buyer and Buyer’s Affiliates will not, directly or indirectly, (A) induce, encourage or solicit any employee of Borealis, Teachers’ or Kinder Morgan or their respective Affiliates with whom Buyer or its Representatives had contact in connection with the Transactions (other than contacts that are de minimis in nature or extent) or about whom Buyer or its Representatives received information in connection with the Transactions to leave the employ of Borealis, Teachers’ or Kinder Morgan or their respective Affiliates, as the case may be, or (B) hire or assist any other Person in hiring any such employee, other than a Person (1) who has not been an employee of Borealis, Teachers’ or Kinder Morgan or their respective Affiliates (as the case may be) for at least 120 days and who has not been solicited, directly or indirectly, by Buyer or its Affiliates or (2) who was terminated by Borealis, Teachers’ or Kinder Morgan or their respective Affiliates (as the case may be); provided that this Section 7.13(e)(ii) shall not apply to (I) any general mass solicitations of employment not specifically directed toward employees of any of the Sellers, which general solicitations are expressly permitted or (II) the hiring by Buyer or its Affiliates of any employee of any of the Sellers who seeks employment with Buyer or its Affiliates without direct or indirect solicitation by Buyer or any of its Affiliates.

(iii) Each of the Sellers and Buyer acknowledges and agrees that its obligations set forth in this Section 7.13(e) are reasonable in scope and duration, an essential element of this Agreement and that, but for the agreement among each of the Sellers and Buyer in this Section 7.13(e), the Sellers and Buyer would not have entered into this Agreement.

Section 7.14 Directors and Officers.

(a) Buyer acknowledges and agrees that none of Buyer or any Company, or any of their respective Affiliates, shall make any claim against, or seek any indemnification from, any present or former partner, director or officer of any Company with respect to the execution of their duties up to the termination of their appointment or under, in connection with, arising out of, resulting from or in any way related to this Agreement, any other Transaction Document, the Transactions or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any other Transaction Document and the Transactions, or otherwise. In addition to and in connection with the foregoing, Buyer agrees that it will indemnify and hold harmless each present and former partner, director and officer of any Company (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Companies would have been permitted under applicable Law or their respective Organizational Documents in effect on the date hereof to indemnify such director or officer.

(b) Buyer shall not, and shall cause its Affiliates not to, without consent of the Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), amend, restate or repeal any Organizational Documents of any Company within six years after the Closing unless such Organizational Document (after giving effect to such amendment, restatement or repeal and applicable Law) would provide for such Company to indemnify and hold harmless each present and former partner, director and officer of such Company (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters in connection with acting in such capacity, to at least the same extent that such indemnification would be provided for under applicable Law or its Organizational Documents in effect on the Closing Date.

(c) Prior to the Closing, the Sellers shall cause the Companies, as of the Closing, to obtain and fully pay for “tail” insurance policies with a claims reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as the current insurance carriers with respect to the Companies’ existing directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement and the other Transaction Documents and the Transactions). In no event shall the amount of any expenditures by the Companies pursuant to the foregoing sentence exceed $250,000 (the “D&O Insurance Expense”). If any of the Companies for any reason fails to obtain such “tail” insurance policies as of the Closing, Buyer shall cause such Companies to purchase comparable D&O Insurance for a period of at least six years from and after the Closing Date with benefits and levels of coverage at least as favorable as provided in the Companies’ existing policies as of the date of this Agreement; provided, however, that in no event shall Buyer or any of the Companies be required to expend for such policies an amount in excess of $250,000 minus the D&O Insurance Expense.

(d) If Buyer, any of its Buying Affiliates or any Company (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer, its Buying Affiliates or such Company, as the case may be, shall assume all of the obligations set forth in this Section 7.14.

(e) Each of the Sellers and Buyer hereby acknowledges and agrees that from and after the Closing each of the present and former partners, directors and officers of any Company shall be an express third-party beneficiary of this Section 7.14. The rights of such partners, directors and officers under this Section 7.14 shall be in addition to any rights such partners, directors and officers may have under the Organizational Documents of the Companies, or under any applicable Benefit Plans, Contracts or Laws.

Section 7.15 Non-Solicitation of Acquisition Proposals.

(a) From the date of this Agreement to the earlier to occur of the Closing or the termination of this Agreement under Article IX, the Sellers and U.S. General Partner (i) shall not, and shall cause the Companies and their Selling Affiliates not to, directly or indirectly, through any Representative retained by the Sellers, U.S. General Partner, the Companies or any of their respective Affiliates (A) solicit, initiate, seek or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the submission of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal or (B) engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal and (ii) shall notify Buyer if they receive a written Acquisition Proposal. The Sellers and U.S. General Partner agree not to, and to cause the Companies and their Selling Affiliates not to, release any third party from, or waive any provision of, any confidentiality agreement relating to the sale of any Companies.

(b) Upon execution of this Agreement, the Sellers and U.S. General Partner will, and will cause the Companies and their Selling Affiliates to, terminate any solicitations, encouragement, activities, discussions and negotiations with any Person other than Buyer conducted heretofore by the Sellers, U.S. General Partner, the Companies or their respective Selling Affiliates with respect to any Acquisition Proposal until the earlier of Closing or termination of this Agreement pursuant to Article IX.

Section 7.16 Financial Statements.

(a) After the date of this Agreement and prior to the Closing, the Sellers shall deliver to Buyer, as soon as reasonably feasible, copies of any monthly reports and quarterly or annual financial statements of the Companies, in each case, prepared in the ordinary course after the date of this Agreement and prior to the Closing, in a format historically utilized by the Companies.

(b) No later than 68 days after the Closing Date, the Sellers shall deliver the following financial statements to Buyer, each on a GAAP basis, at and for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 (including respective balance sheets, statements of income and cash flows and applicable footnotes), in such form as may be required by Rule 3-05(a) of Regulation S-X promulgated under the Securities Act to be filed with the Securities and Exchange Commission by Buyer as a result of the Transactions, together with the unqualified audit opinion of the independent public accountants of the Companies (collectively, the “Required Financials”): (i) audited consolidated financial statements of Express Holdings (Canada) LP, (ii) audited consolidated financial statements of Express US Holdings LP, (iii) audited consolidated financial statements of Canada General Partner and (iv) audited combined financial statements of the Express Pipeline System.

(c) From the date hereof until delivery of the Required Financials to Buyer in accordance with Section 7.16(b), Sellers shall keep Buyer informed, and consult with Buyer on a regular basis, with respect to the preparation of the Required Financials, including by promptly providing Buyer with copies of any drafts of the Required Financials and promptly informing Buyer of any correspondence and communications with the independent public accountants of the Companies relating to the Required Financials.

(d) The Sellers shall use their commercially reasonable efforts to cause the independent public accountants of the Companies to provide to Buyer no later than the date on which the Required Financials must be filed with the Securities and Exchange Commission any consent necessary to the filing of the Required Financials with the Securities and Exchange Commission and any such customary representation letters as are necessary in connection therewith, provided, however, that Buyer shall cooperate with and assist Sellers and their Affiliates and the auditors engaged by the Companies, including promptly providing any information reasonably requested by any of them.

(e) Buyer shall reimburse the Sellers and the Companies for all out of pocket costs and expenses incurred by Sellers and the Companies pursuant to Section 7.16(b) not to exceed $500,000, in the aggregate.

(f) Buyer and the Sellers agree that the liquidated damages owing from each Selling Group for Sellers’ breach of Section 7.16(b) shall be an amount equal to such Selling Group’s Pro Rata Share of $5,000,000 (the “Liquidated Damages Payment”). Determination of the Sellers’ breach shall not be affected by whether such breach resulted from reasons partially or totally outside of the Sellers’ control, except to the extent such breach was caused primarily by Buyer. Payment to Buyer of the liquidated damages contemplated by this Section 7.16(f) shall be Buyer’s sole and exclusive remedy for the Sellers’ breach of Section 7.16(b). The liquidated damages so paid will be treated as a reduction in the Purchase Price for all purposes (including for Tax purposes, to the maximum extent permitted by Law) and the Sellers and U.S. General Partner will irrevocably forfeit the right to any such amount payable.

(g) The parties to this Agreement acknowledge and agree that (i) the Liquidated Damages Payment constitutes liquidated damages because the potential injury to Buyer resulting from the Sellers’ breach of Section 7.16(b) is uncertain and difficult to quantify, (ii) the amount of the Liquidated Damages Payment is reasonable and considers (A) the actual or anticipated harm that could be caused by the Sellers’ breach of Section 7.16(b), (B) the difficulty of proving the loss arising from any such potential breach and (C) the difficulty of finding another, adequate remedy at law and (iii) the Liquidated Damages Payment is structured to function as damages resulting from the Sellers’ breach and not as a penalty.

Section 7.17 Confidential Use of Information. For two years after the Closing, except as required by any applicable Law, regulatory process, Government Entity, or applicable stock exchange rule, each of the Sellers, U.S. General Partner and their respective Affiliates shall treat as confidential and safeguard the information relating to the Companies or the business of the Express Pipeline System acquired prior to the Closing Date that is not in the public domain or generally known in the industry (collectively, the “Buyer Protected Information”); provided, however, that each of the Sellers, U.S. General Partner and their respective Affiliates may disclose the Buyer Protected Information to their respective Representatives and in connection with any dispute or claim relating to the Sellers’ or U.S. General Partner’s prior ownership of the Companies or to the Transactions and the Transaction Documents.

Section 7.18 Intercompany Payables and Intercompany Receivables. Prior to the Closing, the Sellers shall (and shall cause their Affiliates, if applicable, to) cancel and extinguish any and all Non-Ordinary Course Intercompany Payables and Non-Ordinary Course Intercompany Receivables.

Section 7.19 Third-Party Consents; Assignments. From the date of this Agreement and for up to one year after the Closing Date, the Sellers shall use commercially reasonable efforts to obtain (and Buyer shall cooperate with the Sellers’ efforts to obtain) all consents, approvals, waivers, authorizations, notices or filings required to be obtained by any Company from, or to be given by any Company to, or made by any Company with, any Person that is not a Government Entity pursuant to the Contracts set forth on Section 7.19 of the Company Disclosure Schedule and any other Contracts, if any, to which a Company is a party and as to which a consent, approval, waiver, authorization, notice or filing is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions.

Section 7.20 Third-Party Indemnification. If at any time after the Closing, (a) Buyer or the Companies is subject to a claim that is reasonably expected to give rise to Losses for the Buyer or the Companies in excess of $2,500,000 and (b) any of the Sellers, U.S. General Partner or any of their Affiliates has a right to indemnification under the Agreement set forth on Section 7.20 of the Company Disclosure Schedule (the “Indemnity Agreement”) relating to Sellers’ acquisition of their interests in the Express Pipeline System in respect of such claim, then, (i) in the event that the Sellers desire to or elect to exercise, or have already exercised their rights pursuant to the Indemnity Agreement, on their own behalf, and such exercise results in a recovery in favor the Sellers, if Buyer requests, the Sellers shall, following receipt of payment in respect of such recovery, transfer to Buyer and the Companies the amount, if any, by which such recovery exceeds all Losses incurred or to be incurred by the Sellers in respect of or related to the Sellers’ pursuit of such claim and/or pursuit of indemnification in respect thereof on an after-Tax basis or (ii) in the event that the Sellers do not or will not elect to exercise such rights, if Buyer requests, the Sellers or U.S. General Partner shall (or shall cause their respective Affiliates), at Buyer’s sole cost (without limiting Buyer’s rights to indemnification under this Agreement), exercise such rights and shall, following receipt of payment in respect of such recovery, if any, transfer to Buyer or its designated Affiliate the amount, if any, of such recovery to the extent such recovery exceeds all Losses incurred or to be incurred by the Sellers in respect of or related to such claim and/or pursuit of indemnification in respect thereof on an after-Tax basis, except, in the case of clauses (i) and (ii), to the extent the indemnification rights of the Sellers, U.S. General Partner or any of their respective Affiliates pursuant to the Indemnity Agreement and the exercise thereof in respect of any claim or claims would be limited or reduced by the satisfaction of Buyer’s request pursuant to the foregoing clauses (i) and (ii) and, provided that, Buyer and its Affiliates (including the Companies) agree to indemnify, hold harmless and defend, the Sellers, U.S. General Partner and their respective Affiliates from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising in connection with pursuing or satisfying Buyer’s request pursuant to the foregoing clauses (i) and (ii), including in connection with any demand, claim, counterclaim, cross claim or other action, suit, proceeding or investigation, without defense, offset or counterclaim of any kind.

Section 7.21 Borealis. Borealis shall continue to have Net Assets in an amount at least equal to the portion of the Base Purchase Price allocable to the Borealis Selling Group pursuant to the Purchase Price Allocation Schedule for the period commencing upon the Closing Date and ending on the date that is twenty months after the Closing Date.

Section 7.22 Further Assurances. Each of the Sellers, U.S. General Partner, Express US Holdings LP, Express Holdings (Canada) LP and Buyer shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Section 7.23 NSULC Employees. At Kinder Morgan’s expense, no later than immediately prior to the Closing, the Sellers shall cause Express US Holdings LP, and Kinder Morgan shall cause the Manager and Operators, to transfer the employees set forth on Section 5.14(a) of the Company Disclosure Schedule from 3071978 Nova Scotia Company to an Affiliate of Kinder Morgan (other than the Companies) (if applicable, with a steps memo showing the transfer happening immediately prior to the Closing).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of Buyer and the Sellers. The obligations of the Sellers, U.S. General Partner and Buyer to effect the Closing are subject to the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

(a) Regulatory Approvals. The waiting periods (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or shall have been terminated, and all other Seller Required Approvals and Buyer Required Approvals shall have been satisfied or obtained.

(b) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity, and no Law, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect.

Section 8.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Sellers set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Securities) and 3.4(a) (Non-Contravention), the representations and warranties of U.S. General Partner set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Corporate Authorization), 4.3 (Ownership of the Securities) and 4.4(a) (Non-Contravention) and the representations and warranties of the Companies set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Corporate Authorization), 5.3 (Capitalization), 5.4(a) (Non-Contravention) and 5.8(b) (Absence of Changes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the other representations and warranties of the Sellers set forth in Article III, U.S. General Partner in Article IV and on behalf of the Companies set forth in Article V shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that, notwithstanding anything to the contrary contained in this Section 8.2(a), any materiality or “Material Adverse Effect” qualifiers in this Agreement that describe the contents of a section or subsection of the Seller Disclosure Schedule, the U.S. General Partner Disclosure Schedule or the Company Disclosure Schedule shall not be disregarded.

(b) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing by the Sellers, U.S. General Partner and the Companies shall have been duly performed by the Sellers, U.S. General Partner and the Companies in all material respects.

(c) Certificate. Buyer shall have received (i) a certificate, signed by a duly authorized officer of each of the Sellers and dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied with respect to such Seller, (ii) a certificate, signed by a duly authorized officer of U.S. General Partner, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied with respect to U.S. General Partner and (iii) a certificate, signed by a duly authorized officer of U.S. General Partner, on behalf of Express US Holdings LP, and Canada General Partner, on behalf of Express Holdings (Canada) LP, and dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied with respect to the Companies.

(d) No Material Adverse Effect. Since the date of this Agreement, except for any event, state of facts or circumstances disclosed to Buyer in the Disclosure Schedules (but, excluding for purposes of this Section 8.2(d), any Supplemental Disclosure), no event, state of facts or circumstances shall have occurred that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Section 8.3 Conditions to the Obligations of the Sellers. The obligation of the Sellers to effect the Closing and to cause U.S. General Partner and Canada General Partner to effect the Closing is subject to the satisfaction (or waiver by each of the Sellers), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article VI shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay or impair the ability of Buyer to consummate the Transactions and perform its obligations under this Agreement.

(b) Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing by Buyer shall have been duly performed by Buyer in all material respects.

(c) Certificate. The Sellers and U.S. General Partner shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the Sellers and Buyer.

Section 9.2 Termination by the Sellers or by Buyer. This Agreement may be terminated at any time prior to the Closing by the Sellers or by Buyer:

(a) by giving written notice of such termination to Buyer, in the case of a termination by the Sellers, or to the Sellers, in the case of a termination by Buyer, if the Closing shall not have occurred on or prior to April 10, 2013 (such date, as it may be extended pursuant to the provisions hereof, the “Outside Date”); provided, however, that if the sole reason that the Closing has not occurred is that an approval required pursuant to Section 8.1(a) has not been obtained on or prior to such date, such date may be extended by the Sellers or Buyer to a date not beyond July 10, 2013 (which date shall then be the “Outside Date”): provided, further, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to the Sellers or to Buyer where the failure of any Seller or of Buyer, as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;

(b) by giving written notice of such termination to Buyer, in the case of a termination by the Sellers, or to the Sellers, in the case of a termination by Buyer, if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the

Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.2(b) shall not be available to the Sellers or to Buyer where the failure of any Seller or Buyer, as applicable, to fulfill any of its obligations under this Agreement has caused or resulted in such order, decree, ruling or action; or

(c) by giving written notice of such termination to Buyer, in the case of a termination by the Sellers, or to the Sellers, in the case of termination by Buyer, pursuant to Section 7.5.

Section 9.3 Termination by the Sellers. This Agreement may be terminated at any time prior to the Closing by the Sellers if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Sellers to Buyer and (ii) one Business Day prior to the Outside Date; provided that no Seller is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) not to be satisfied.

Section 9.4 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by any of the Sellers, U.S. General Partner or the Companies in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Buyer to the Sellers and (ii) one Business Day prior to the Outside Date; provided that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.3(a) or Section 8.3(b) not to be satisfied; or

(b) Buyer delivers notice of termination pursuant to Section 7.6.

Section 9.5 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall thereafter become void and have no effect, and none of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP shall have any liability to any of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP or their respective Affiliates, or their respective partners, directors, officers or employees, pursuant to this Agreement except for the obligations of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP contained in Section 7.9, this Section 9.5 and in Article XI (and any related definitional provisions set forth in Article I). Notwithstanding the foregoing, nothing in this Section 9.5 shall relieve any of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP from liability for any willful breach of this Agreement that arose prior to such termination.

ARTICLE X

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 10.1 Survival. (a) The representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Authorization), 3.3 (Ownership of the Securities), 3.4(a) (Non-Contravention), 4.1 (Organization and Good Standing), 4.2 (Corporate Authorization), 4.3 (Ownership of the Securities), 4.4(a) (Non-Contravention), 5.1 (Organization and Good Standing), 5.2 (Corporate Authorization), 5.3 (Capitalization), 5.4(a) (Non-Contravention) and 5.19 (No Brokers or Finders) of this Agreement (collectively, the “Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in Sections 3.7 (Tax Matters), 5.14 (Employee Benefit Matters) and 5.16 (Tax Matters) shall survive the Closing until the date that is 90 days after the expiration of the applicable statute of limitations with respect thereto (taking into account any extensions or waivers thereof), (c) the representations and warranties in Sections 5.12 (Properties) and 5.13 (Environmental Matters) shall survive for a period of three years from the Closing Date and (d) all other representations and warranties in this Agreement shall survive the Closing for a period of 20 months from the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 10.2 or Section 10.3 thereafter). All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing. The period during which any such representation and warranty survives is the “Survival Period” for such representation and warranty. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to Losses in respect of which notice, in reasonable detail, is given pursuant to this Agreement prior to the end of the Survival Period for such representation or warranty until such Losses are finally resolved and paid. For the avoidance of doubt, the Sellers’ obligations with respect to the Retained Liabilities shall survive indefinitely.

Section 10.2 Indemnification by the Sellers.

(a) Subject to the limitations set forth in Section 10.4, each Selling Group hereby agrees that from and after the Closing it shall severally, but not jointly, indemnify, defend and hold harmless, without duplication, Buyer, its Affiliates (including the Companies) and their respective directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Buyer Indemnified Parties, to the extent arising out of:

(i) any breach by any Seller that is a member of such Seller’s Selling Group of any representation or warranty made by such Seller in Article III of this Agreement for the period such representation or warranty survives;

(ii) any breach of any representation or warranty made in Article IV or Article V of this Agreement for the period such representation or warranty survives;

(iii) any breach by any Seller that is a member of such Seller’s Selling Group of any covenant or agreement made by such Seller in this Agreement; and

(iv) the Retained Liabilities.

(b) For purposes of this Section 10.2, whether any representations and warranties have been breached, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the words “material” or “Material Adverse Effect”).

Section 10.3 Indemnification by Buyer.

(a) Subject to the limitations set forth in Section 10.4, Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless each of the Sellers, U.S. General Partner and their respective Affiliates, directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (with respect to each of the Sellers, the “Seller Indemnified Parties” and collectively with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties of any of the Sellers, to the extent arising out of:

(i) any breach of any representation or warranty made by Buyer in Article VI for the period such representation or warranty survives;

(ii) any breach of any covenant or agreement of Buyer in this Agreement; and

(iii) the business or operations of the Companies or the ownership of the Securities, following the Closing, except for any Losses with respect to which the Sellers are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 7.8 or Section 10.2.

(b) For purposes of this Section 10.3, whether Buyer has breached any of its representations and warranties herein, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).

Section 10.4 Limitations.

(a) Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 3.7 or Section 5.16 or (B) any of the Fundamental Representations, no Selling Group shall be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Sections 10.2(a)(i) and 10.2(a)(ii) unless and until the aggregate of all Losses therefrom for which such Selling Group would otherwise be liable exceeds an amount equal to such Selling Group’s Pro Rata Share of $20 million (the “Deductible”), after which such Selling Group shall only be liable for such Selling Group’s Pro Rata Share of Losses in excess of its Pro Rata Share of the Deductible.

(b) Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 3.7 or Section 5.16 or (B) any of the Fundamental Representations, no Selling Group shall be liable to the Buyer Indemnified Parties with respect to the matters contained in Sections 10.2(a)(i) and 10.2(a)(ii) for any individual Loss (or series of related Losses arising from a common set of facts), except to the extent such individual Loss (or series of related Losses arising from a common set of facts) exceeds $300,000 (the “Mini-Basket”), and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Deductible in Section 10.4(a).

(c) In no event shall any Selling Group’s aggregate liability to the Buyer Indemnified Parties for Losses with respect to the matters contained in Sections 10.2(a)(i) and 10.2(a)(ii) exceed such Selling Group’s Pro Rata Share of $156 million (the “Cap”), except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 3.7 or Section 5.16, or (B) any of the Fundamental Representations, in which case each Selling Group’s aggregate liability to Buyer Indemnified Parties pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) for such Losses shall not exceed the portion of the Purchase Price allocable to such Selling Group pursuant to the Purchase Price Allocation Schedule.

(d) In no event shall Buyer’s aggregate liability to the Seller Indemnified Parties of any of the Sellers for Losses with respect to matters contained in Section 10.3(a)(i) exceed the Cap.

(e) No Selling Group shall be liable to the Buyer Indemnified Parties pursuant to Section 10.2(a)(i) with respect to Losses arising out of a breach by any Seller that is not a member of such Seller’s Selling Group of any representation or warranty made by such other Seller in Article III of this Agreement. With respect to any Losses for which a Buyer Indemnified Party may be entitled to indemnification pursuant to Section 10.2(a)(ii) or Section 10.2(a)(iv) and any indemnification for Taxes that Buyer may be entitled to pursuant to Section 7.8(a), subject to other provisions of this Section 10.4, each Selling Group shall be liable to the Buyer Indemnified Parties only for such Selling Group’s Pro Rata Share of any such Losses. With respect to any Losses for which a Buyer Indemnified Party may be entitled to indemnification pursuant to Section 10.2(a)(iii), subject to other provisions of this Section 10.4, each Selling Group shall be liable to the Buyer Indemnified Parties for all Losses arising out of breach by a Seller that is a member of such Selling Group, unless such Losses arise out of an identical breach of such covenant or agreement by Sellers that are members of different Selling Groups, in which case each such Selling Group shall be liable to the Buyer Indemnified Parties for an equal portion of such Losses.

(f) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party be liable under this Article X for any exemplary, punitive, special, consequential, incidental or indirect damages, including lost profits or diminution of value or any loss of goodwill or possible business after the Closing, whether actual or prospective, except to the extent any such damages are included in any Third-Party Claim against a Buyer Indemnified Party for which such Buyer Indemnified Party is entitled to indemnification under this Agreement and except to the extent that any Buyer Indemnified Party may be entitled to such damages pursuant to Section 10.2(a)(iv).

(h) Notwithstanding anything to the contrary contained herein, no Seller shall be liable for any Losses to the extent such Losses (i) arise out of any voluntary act, omission, transaction or arrangement carried out by, or on behalf of Buyer after the date hereof, or (ii) would not have arisen but for any winding-up, a change in the operation of the Companies consented to by Buyer or its Affiliates after the date hereof, reorganization or change in the management, operation or ownership of the Companies after the date hereof.

(i) Each Indemnified Party shall use commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. Without limiting the generality of the foregoing, after an Indemnified Party acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Loss or a Third-Party Claim for which the Indemnifying Party may have Liability to such Indemnified Party, such Indemnified Party shall notify the Indemnifying Party promptly and implement such reasonable actions as the Indemnifying Party shall request in writing for the purposes of mitigating the possible Losses arising therefrom.

Section 10.5 Third-Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (other than those relating to Taxes, which are the subject of Section 7.8) (a “Third-Party Claim”) such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third-Party Claim, notify the party or parties from whom indemnification is sought (collectively, the “Indemnifying Party”) in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim. For purposes of this Article X, any existing or future claims related to the Retained Liabilities shall be subject to the same procedures as Third-Party Claims.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ a single separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party shall participate in such defense and employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. For the avoidance of doubt, nothing in this Section 10.5 shall be construed as a waiver by an Indemnified Party or an Indemnifying Party of any privilege, including any privilege associated with separate counsel as described herein.

Section 10.6 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article X, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the

Indemnified Party (provided, that, in the event of a good faith dispute with respect to a Loss, the Indemnifying Party shall promptly pay the portion of such Loss, if any, that is not subject to dispute). In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 30 days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties to such dispute have agreed to submit thereto.

Section 10.7 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 10.2 or Section 10.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes (or, with respect to payments to U.S. General Partner, any Seller or such Seller’s Selling Affiliates, as adjustments to the portion of the Purchase Price allocated to U.S. General Partner, such Seller or such Seller’s Selling Affiliates pursuant to the Purchase Price Allocation Schedule), to the maximum extent permitted by Law.

Section 10.8 Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article X, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Purchase Price Adjustment. In calculating the amount of any Loss for which Buyer is entitled to indemnification hereunder, the amount of any reserve or other negative provision related to such Loss shall be deducted to the extent reflected in the Final Statement and taken into account for any adjustment to the Purchase Price in accordance with Section 2.3 and Section 2.4.

(c) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss. The amount of adjustment for any such Tax benefit shall equal (i) in the case of a Tax deduction, (A) the amount of the Tax deduction multiplied by (B) the applicable combined federal, state and provincial corporate income tax rates in effect for the year in which the applicable indemnity payment is made or (ii) in the case of a Tax credit, 100%. In the case of any Tax deduction that will be recognized, or any Tax credit that will be utilized, in taxable years after the year in which the indemnity payment is made, the Tax benefit shall be discounted using a discount rate equal to 5%.

(d) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X, the Indemnified Party shall promptly remit to the Indemnifying Party the amount, if any, by which (i) the sum of (A) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Loss plus (B) the amount received from the third party in respect thereof, exceeds (ii) the full amount of the Indemnifying Party’s portion of such Loss.

Section 10.9 Remedies; Exclusive Remedy. Except in the case of fraud and as otherwise provided in Section 11.9, the rights and remedies under this Article X are exclusive and in lieu of any and all other rights and remedies that the Seller Indemnified Parties may have against Buyer or the Buyer Indemnified Parties may have against any of the Sellers, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP under this Agreement or otherwise with respect to the Companies, the Securities or any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement. Each of the Sellers and Buyer, respectively, expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have, in the case of the Sellers, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP, against Buyer and, in the case of Buyer, against each of the Sellers, their respective Affiliates, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP, respectively, now or in the future under any Law with respect to the Transactions. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Sellers, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP, on the one hand, and Buyer, on the other hand, with respect to the Transactions.

Section 10.10 Tax Indemnification. To the extent that the Sellers or Buyer may be liable for indemnification for any Taxes under both Section 7.8 and this Article X, the Sellers or Buyer, as applicable, shall only be liable under Section 7.8.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to each of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP, respectively, at the following addresses or facsimile numbers (or at such other address or facsimile number for each of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP as shall be specified for such purpose in a notice given in accordance with this Section 11.1):

To Buyer:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Facsimile: 713-627-5536

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile: 202-393-5760

Attn: Marc S. Gerber

To Borealis:

BPC Penco Corporation

200 Bay Street, Suite 2100

PO Box 56

Toronto, Ontario M5J 2J2

Facsimile: 416-361-6075

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile: 212-558-3588

Attn: Joseph B. Frumkin

To Borealis Trust:

Blackhawk Holdings Trust

Administrative Trustee

c/o Gordon, Fournaris & Mammarella, P.A.

1925 Lovering Avenue

Wilmington, DE 19806

Facsimile: 302-652-1142

Attn: Michael M. Gordon, Esq.

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile: 212-558-3588

Attn: Joseph B. Frumkin

To Kinder Morgan, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP:

Kinder Morgan Energy Partners L.P.

One Allen Center

500 Dallas Street, Suite 1000

Houston, Texas 77002

Facsimile: 713-369-9410

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

855 - 2nd Street S.W.

Suite 3500, Bankers Hall East Tower

Calgary AB T2P 4J8

Canada

Facsimile: 403-260-9700

Attn: Mungo Hardwicke-Brown

To Teachers’:

Ontario Teachers’ Pension Plan Board

5650 Yonge Street

Toronto, Ontario M2M 4H5

Facsimile: 416-730-3771

Attn: Law Department

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile: 212-558-3588

Attn: Joseph B. Frumkin

To Teachers’ Trust:

2349466 (U.S.) Grantor Trust

c/o Christiana Trust

Greenville Wealth Management Center

3801 Kennett Pike, C200

Greenville, Delaware 19807

Attn: Amy Brown, Vice President

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: Daniel C. Kolb

Section 11.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Person signatory hereto, or in the case of a waiver, by the Person against whom the waiver is to be effective. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article X hereof.

Section 11.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of Buyer, each of the Sellers, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP and their respective successors, legal representatives and permitted assigns. None of Buyer, the Sellers, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of Buyer or Sellers or any entity that directly or indirectly controls any of Buyer or any of the Sellers shall constitute an assignment hereunder), without the prior written consent of the others, except as provided in Section 11.5, and any attempted or purported assignment in violation of this Section 11.3 shall be null and void; provided that, after the Closing, (a) Buyer may, in its sole discretion, without the consent of the Sellers, U.S. General Partner, Express US Holdings, LP or Express Holdings (Canada) LP, assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate of Buyer and (b) any Seller may, with the consent of Buyer, assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate of such Seller or a member of its Selling Group; provided that, in either case, (i) such assignment shall not relieve the assigning party of its obligations hereunder, (ii) such assignment shall not have any adverse tax consequence to the non-assigning party or parties and (iii) the assigning Person shall within ten Business Days of such assignment notify all parties to this Agreement about such assignment, including providing copies of the documentation pursuant to which such assignment was effectuated. From and after the Closing, (A) each present and former partner, director and officer of any Company and (B) each Person that is an Indemnified Party but not a party to this Agreement, shall be an express third-party beneficiary of Section 7.14. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.4 Entire Agreement. This Agreement (including all Schedules and Exhibits) and the other Transaction Documents contain the entire agreement among the Sellers, Buyer, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

Section 11.5 Fulfillment of Obligations. Any obligation of any Person signatory hereto to any other Person signatory hereto under this Agreement or any of the other Transaction Documents that is performed, satisfied or fulfilled completely by an Affiliate of such Person signatory hereto shall be deemed to have been performed, satisfied or fulfilled by such Person signatory hereto, and further, any obligation required to be performed, satisfied or fulfilled by a Selling Group shall be deemed to have been performed, satisfied or fulfilled when performed, satisfied or fulfilled by any member of such Selling Group. Each party to each of the Transaction Documents shall cause its Subsidiaries and Affiliates to perform all actions, agreements and obligations set forth herein or therein requiring the performance of any such Subsidiary or Affiliate (including any entity that becomes a Subsidiary or Affiliate of such party on or after the date hereof).

Section 11.6 Public Disclosure. Notwithstanding anything to the contrary contained herein (but subject to the second sentence of this Section 11.6), from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by the Sellers and Buyer. Notwithstanding anything to the contrary, the foregoing sentence shall not apply to announcements or communications required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of Buyer or Kinder Morgan are listed; provided, however, that such announcement or communication shall be made after consultation among the Sellers and Buyer and after taking into account the reasonable requirements of each of the Sellers and Buyer as to timing, content and manner of making such announcement or communication.

Section 11.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Person signatory hereto incurring such costs and expenses.

Section 11.8 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws rules thereof (other than New York General Obligations Law Sections 5-1401 and 5-1402).

(b) Except as otherwise set forth in this Agreement, all actions, suits or proceedings arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions shall be heard and determined exclusively in United States District Court for the Southern District of New York or any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, each of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions brought by any of them, (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or the Transactions may not be enforced in or by any of the above-named courts and (iii) irrevocably consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(c) EACH OF THE SELLERS, BUYER, U.S. GENERAL PARTNER, EXPRESS US HOLDINGS LP AND EXPRESS HOLDINGS (CANADA) LP HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH OF THE SELLERS, BUYER, U.S. GENERAL PARTNER, EXPRESS US HOLDINGS LP AND EXPRESS HOLDINGS (CANADA) LP HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.8(C).

Section 11.9 Specific Performance. Each of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, Buyer, in the case of a breach by any of the Sellers, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP, and each of the Sellers, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP, in the case of a breach by Buyer, shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Seller, Buyer, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP to affirmatively carry out its obligations under this Agreement, and each of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP and Express Holdings (Canada) LP hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Sellers, U.S. General Partner, Express US Holdings LP, Express Holdings (Canada) LP and Buyer are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each of the Sellers, Buyer, U.S. General Partner, Express US Holdings LP or Express Holdings (Canada) LP hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Sellers, U.S. General Partner, Express US Holdings LP, Express Holdings (Canada) LP or Buyer, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to the Closing.

Section 11.10 Disclosure Schedules. Except with respect to any Supplemental Disclosure, which is governed by Section 7.5, the disclosure of any matter in any section or subsection of the Borealis Disclosure Schedule, the Borealis Trust Disclosure Schedule, the Kinder Morgan Disclosure Schedule, the Teachers’ Disclosure Schedule, the Teachers’ Trust Disclosure Schedule, the Company Disclosure Schedule, the U.S. General Partner Disclosure Schedule or the Buyer Disclosure Schedule (collectively, the “Disclosure Schedules”), as applicable, shall be deemed to be a disclosure under the respective Person’s Disclosure Schedule for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. The mere inclusion of any item in any section or subsection of any of the Disclosure Schedules, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by any of the Sellers, Buyer, U.S. General Partner, or any of the Companies, as applicable, or to otherwise imply, that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or that such item represents a determination that the Transactions require the consent of any third party. The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters disclosed in any section or subsection of any of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. To the extent cross-references are set forth in any section or subsection of any of the Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate. The reference to any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference, for all purposes set forth in this Section 11.10 and the remainder of this Agreement, all terms and conditions of, and schedules and annexes to, such Contract or other document to the extent made available, prior to the date of this Agreement, to Buyer and its Representatives or each of the Sellers and their respective Representatives, as applicable. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.14 Sellers. All rights, powers, privileges and obligations of the Sellers pursuant to this Agreement shall be several and not joint. Notwithstanding the foregoing, (i) Borealis agrees to be jointly liable for any breach of this Agreement by any member of the Borealis Selling Group and (ii) Teachers’ agrees to be jointly liable for any breach of this Agreement by any member of the Teachers’ Selling Group.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

On behalf of the Companies:

EXPRESS US HOLDINGS LP

By:	6048935 Canada Inc., its general partner

	By:	/s/ K. Daug
Name:
Title:

EXPRESS HOLDINGS (CANADA) LIMITED PARTNERSHIP

By:	1108437 Alberta Ltd., its general partner

	By:	/s/ K. Daug
Name:
Title:

[Signature Page Continues]

By U.S. General Partner:

6048935 CANADA INC.

By:	/s/ K. Daug
Name:
Title:

[Signature Page Continues]

By Seller:

BPC PENCO CORPORATION

By:	/s/ Michael Rolland
Name: Michael Rolland
Title: Authorized Signatory

By:	/s/ Rick Byers
Name: Rick Byers
Title: Executive Vice President

[Signature Page Continues]

By Seller:

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:	/s/ Maria Morsillo
Name: Maria Morsillo
Title: Authorized Signatory

[Signature Page Continues]

By Seller:

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc., its general partner

	By:	Kinder Morgan Management, LLC, its delegate

		By:	K. Daug
Name:
Title:

[Signature Page Continues]

By Seller:

BLACKHAWK HOLDINGS TRUST

By: Blackhawk Holdings Trustee LLC, its trustee

By: Hamilton Infrastructure Holdings Inc., its sole member

By:	/s/ Michael Rolland
Name: Michael Rolland
Title: Authorized Signatory

By:	/s/ Rick Byers
Name: Rick Byers
Title: Authorized Signatory

[Signature Page Continues]

By Seller:

2349466 (U.S.) GRANTOR TRUST

By: 2349466 (U.S.), LLC, its trustee

By:	/s/ Christopher Parker
Name: Christopher Parker
Title: Vice President

[Signature Page Continues]

By Buyer:

SPECTRA ENERGY CORP

By:	/s/ Guy G. Buckley
Name: Guy G. Buckley
Title: Treasurer and Group Vice President, Mergers & Acquisitions